      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2002
                                                      REGISTRATION NO. 333-88316
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                              AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                            EMPYREAN BIOSCIENCE, INC.
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                  5122                                86-0973095
(STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)

                   -------------------------------------------
                        23800 COMMERCE PARK ROAD, SUITE A
                              CLEVELAND, OHIO 44122
                                 (216) 360-7900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                   -------------------------------------------
                               RICHARD C. ADAMANY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        23800 COMMERCE PARK ROAD, SUITE A
                              CLEVELAND, OHIO 44122
                                 (216) 360-7900

          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                   ------------------------------------------
                                   COPIES TO:
                            JOSEPH G. TEGREENE, ESQ.
                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                                200 PUBLIC SQUARE
                              CLEVELAND, OHIO 44114
                                 (216) 363-4643
                   ------------------------------------------
                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                   ------------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------


                           --------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
====================================================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
MAY 22, 2002

                            EMPYREAN BIOSCIENCE, INC.
                        17,530,098 SHARES OF COMMON STOCK



--------------------------------------------------------------------------------


         This prospectus relates to the resale by the selling stockholders of up to 17,530,098 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed to be underwriters of the shares of common stock which they are offering. Please see the "Selling Stockholders" section in this prospectus for a complete description of the selling stockholders.

         We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants or options that may be exercised by the selling stockholders.

         Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "EMDG." On May 7, 2002, the closing price of our common stock was $0.014 per share.




--------------------------------------------------------------------------------


             THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE THE
                       "RISK FACTORS" BEGINNING ON PAGE 6.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                       PAGE
SECTION                                                                NUMBER
-------                                                                ------

Prospectus Summary...............................................        3
Risk Factors ....................................................        6
Use of Proceeds .................................................       12
Price Range of Common Stock .....................................       13
Dividend Policy .................................................       13
Selected Financial Information ..................................       14
Management's Discussion and Analysis of Financial
Condition and Results of Operations .............................       15
Business.........................................................       24
Directors, Officers and Control Persons .........................       42
Executive Compensation ..........................................       44
Security Ownership of Certain Beneficial Owners and
Management ......................................................       47
Selling Stockholders.............................................       49
Plan of Distribution.............................................       51
Description of Our Capital Stock ................................       53
Certain Relationships and Related Transactions ..................       55
Shares Eligible for Future Sale..................................       59
How to Obtain More Information About Empyrean
Bioscience, Inc..................................................       60
Legal Matters....................................................       60
Experts..........................................................       60
Index to Financial Statements ...................................      F-1




                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC in accordance with registration rights granted to investors. Under this process, the stockholders named in the "Selling Stockholders" section of this prospectus, or in any supplement to this prospectus, may sell the common stock described in this prospectus from time to time. This prospectus provides you with a general description of the common stock. Each time that the selling stockholders want to offer common stock and have provided us with a notice in accordance with the terms of their registration rights, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this and any prospectus supplement together with any additional information described under the heading "How to Obtain More Information about Empyrean Bioscience, Inc."

                               PROSPECTUS SUMMARY

                            EMPYREAN BIOSCIENCE, INC.


Our business ....................   We market, sell and distribute innovative
                                    personal care products that are intended to prevent the spread of infectious disease.
                                    The products in our complete germ protection program, which include a hand sanitizer and first-aid antiseptic and antibacterial towelettes, are sold over-the-counter in the retail markets and also to commercial, industrial, institutional and military customers. We also have licensing rights in the United States and intend, when necessary regulatory approvals are obtained, to market, sell and distribute additional infectious disease preventative products based on a formula licensed to us by International Bioscience Corporation. Such additional products include the GEDA(R)Plus microbicidal contraceptive gel, baby wipes and a disinfectant surface spray.

Our products and technologies ...   We currently market two product lines under
                                    our complete germ protection program - a hand sanitizer and first-aid antiseptic lotion and antibacterial towelettes, both of which are based on a formulation developed and licensed to us by IBC. Both product lines are marketed under the
                                    Preventx(R)brand name. We anticipate several additional preventative products based upon
                                    IBC formulations including baby wipes, a disinfectant surface spray and the GEDA(R)
                                    Plus microbicidal contraceptive gel, each of which must comply with applicable regulatory requirements or obtain regulatory approval
                                    (which may include clinical trials) prior to marketing.

Market opportunities ............   Infectious disease is the leading health
                                    problem in the world, leading to more deaths and serious health conditions than any other high profile disease, including heart disease and cancer. In 1997, there were over 2 million infections and 90,000 deaths in the United States alone resulting from nosocomial contamination, defined as infections contracted at a hospital or doctor's office that are unrelated to the purpose of a patient's visit. There were another 80 million cases of food poisoning in the United States, 10,000 of which resulted in death. According to industry studies, the average cost of treating nosocomial infections in the United States was $2,300 per incident, or $4.5 billion in annual direct costs. Developing inexpensive, effective and safe solutions to these diseases will, we believe, satisfy a large unmet market need that is being driven by the frequency and seriousness of public reports of infectious disease contamination in common public venues, such as hotels, public restrooms, and food service establishments. According to a December 1998 report of the American Social Health
                                    Association, there are approximately 15
                                    million new cases of STDs in the U.S.
                                    annually. The direct medical cost of
                                    treating these STDs and their complications is reported to be $8.4 billion annually.

Our business strategy ...........   Our goal is to achieve a position in the
                                    retail, commercial and institutional markets for over-the-counter infectious disease preventative and contraceptive products, and to leverage our position to enter other markets. We hope to pursue this goal by increasing the demand for effective and safe infectious disease preventative products and by increasing the number of our products used to prevent infectious disease. Our business strategy consists of the following key elements:

                                       -  Leverage resources through strategic
                                          relationships and acquisitions.

                                       -  Develop brand awareness and market
                                          acceptance for Preventx(R).

                                       -  Apply core IBC formulations to
                                          additional product applications.

Marketing .......................   We currently market our products in the
                                    United States to both the retail
                                    over-the-counter market using internal sales personnel and third party manufacturers' sales representatives, and to commercial, industrial, institutional and military customers through distributors and sales agents. We sell our products to such retailers as Rite Aid Corp., the Eckerd drugstore chain, Do-It-Best Corp., Fred
                                    Meyer Stores, Longs Drug Stores Corporation,
                                    D&K Healthcare, and Snyder's Drug Stores,
                                    Inc.

Our history .....................   Prior to April 1997, we distributed and
                                    marketed an HIV diagnostic product. In April
                                    1997, we shifted our focus from marketing and distributing the HIV diagnostic test kit to marketing and distributing preventative products. This shift in focus coincided with our acquisition of rights from International
                                    Bioscience Corporation ("IBC") to use its microbicide formulation in our current and proposed preventative products.

Our principal offices ...........   Our executive offices are at 23800 Commerce
                                    Park Road, Suite A, Cleveland, Ohio 44122 and our telephone number is (216) 360-7900.

THE OFFERING


Common stock outstanding before this
offering ...........................     We have 70,661,089 shares of
                                         common stock outstanding prior
                                         to this offering.

Common stock offered by the selling
stockholders .......................     17,530,098 shares of common stock

Common stock outstanding after this
offering ...........................     Up to 83,541,376 shares assuming
                                         the issuance of common stock
                                         being registered for the
                                         conversion of convertible notes
                                         and debentures and the exercise
                                         of warrants and options held by
                                         the selling stockholders.

Use of proceeds ....................     We will not receive any proceeds
                                         from the sale of securities by the
                                         selling stockholders. However, we
                                         will receive proceeds upon the
                                         exercise of any warrants or options
                                         that may be exercised by the selling
                                         stockholders. We anticipate
                                         receiving approximately $22,400 if
                                         all the warrants and options are
                                         exercised, which proceeds will be
                                         used for general corporate purposes.

Risk factors .......................     Investing in these securities
                                         involves a high degree of risk. As
                                         an investor, you should be able to
                                         bear a complete loss of your
                                         investment. See "Risk Factors" for
                                         a more detailed discussion. We have
                                         a negative net worth and have
                                         incurred net losses in 2000 and
                                         2001 and expect to incur net losses
                                         at least through 2002. We expect
                                         operations to generate negative
                                         cash flow at least through 2002 and
                                         we do not have existing capital
                                         resources or credit lines available
                                         that are sufficient to fund our
                                         operations and capital requirements
                                         as presently planned over the next
                                         twelve months. These factors raise
                                         doubts about our ability to
                                         continue as a going concern and our
                                         audit report contains an
                                         explanatory paragraph with respect
                                         to this matter.


Forward-looking statements .........    This prospectus contains forward-looking
                                        statements that address, among other
                                        things, our expansion and acquisition
                                        strategy, business development, use of
                                        proceeds, projected capital
                                        expenditures, liquidity, and development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions.
                                        We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

                                  RISK FACTORS

         Investing in our securities will provide you with an equity ownership interest in Empyrean Bioscience, Inc. As one of our shareholders, your investment will be subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities. Additional risks that are not currently known to us or that we deem immaterial may also harm us and the value of your investment. An investment in our securities involves a high degree of risk.

RISKS RELATING TO OUR BUSINESS:

We May Not be Able to Obtain Sufficient Capital to Fund our Operations and, as a Result, We May Discontinue or Cut Back Operations or Limit our Business Strategies.

         We do not have sufficient financial resources or credit lines available to fund our operations and capital requirements as presently planned over the next twelve months. We are actively pursuing additional funds through the issuance of either debt or equity instruments. However, such funds may not be available on favorable terms or at all. Given the generally difficult economic climate and the Company's history of losses, we believe that raising the additional equity or debt financing needed to fund ongoing operations will be difficult. We have reduced staffing and taken other actions necessary to minimize our cash requirements. In December 2001, we announced that we retained an investment banking firm, Gruntal & Co. LLC, whose assets have been subsequently acquired by Ryan, Beck, & Co., LLC, to help us pursue a merger, strategic partnership, an acquisition, or a sale of a portion or all of the Company. Absent these alternatives or an infusion of working capital, it is unlikely that we will be able to continue our business.

         In addition, debt financing, if available, may have several negative effects on our future operations, including:

          - a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

          - increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions;

          - we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies; and

          - future debt financing may be convertible into common stock or include the issuance of warrants, or both, which would increase stockholder dilution.

         Additional equity financing, if available, would result in increased dilution of common stockholders.

We Expect to Incur Losses for the Foreseeable Future and Continued Losses Could Result in our Inability to Fund Business Operations and Cause Us to Lose Customers and Discontinue Operations.

         We have incurred a net loss in each year of our existence and expect to incur a net loss at least through 2002. We incurred losses of $4,785,000 in 1999, $8,459,000 in 2000, $3,839,000 in 2001, and $620,000 in the first quarter of 2002. We may never make a profit. These losses are due in part to expenses associated with sales and marketing, overhead, market development and, in 2000, the settlement of our litigation with IBC. As a result, our accumulated deficit has increased from $18,371,000 at December 31, 1998 to $36,074,000 at March 31, 2002. If we continue to incur losses, we may not be able to fund continuing business operations, which could lead to the limitation or closure of some or all of our operations.

         Our ability to create brand awareness, effectively communicate our unique features and benefits to consumers, and generate sales has been hampered to date by our severely limited financial resources. Funding constraints forced us to curtail our advertising and promotional campaign. As a consequence, consumer awareness and demand have not grown as anticipated and some of the large retailers at which we launched our products ceased placing orders for restocking shipments. In addition, our license agreement with The Coleman Company Inc., under which we sold products under the Coleman(R) brand name, was terminated in January 2002 in conjunction with ongoing litigation. We have halted sales of Coleman(R) branded product, resulting in the loss of additional retail customers.

Our Ability to Fund Operations is Constrained by the Absence of Any Additional Authorized but Unissued or Unreserved Shares of Our Common Stock and Restrictions on the Issuance of Stock Contained in Agreements with a Significant Holder of Our Convertible Notes.

         Our stockholders have authorized 90,000,000 shares of common stock to be issued. Because the reduction in the price of our stock has resulted in a significant increase in shares issuable upon the conversion of convertible notes and debentures, our total common stock issued and outstanding and reserved to be issued under stock options and warrants and convertible debt is 204,886,807 shares as of May 7, 2002. In April 2002, the major holder of our convertible notes waived its requirement that we reserve from our authorized but unissued shares of common stock that number of shares which would be necessary to enable the holder to convert each of its notes at the then applicable conversion price and the warrants at their then applicable exercise price, with certain exceptions. This waiver is valid for no more than 90 days from the date of grant of the waiver. At May 7, 2002, 126,184,501 shares of common stock issuable upon the conversion of six convertible notes and the exercise of five common stock warrants are exempted from reservation as a result of this waiver. Approval by the stockholders to increase the number of authorized shares of common stock is required before new investor capital can be raised and this approval will be sought in 2002. If stockholder approval is obtained and additional shares are issued, the holdings of existing shareholders will be diluted.

Any Delays in Securing Governmental Approvals of our Products May Prevent us from Selling our Current or Future Products or May Result in Delays in Launching or Selling Future Products, and Can Significantly Increase Our Costs.

         The testing, manufacture, labeling, distribution, advertising, marketing, and sale of our products are subject to extensive government regulation. To sell some or all of our drug products within the United States, we must comply with Food and Drug Administration (FDA) guidelines or obtain premarket approval from the FDA. The FDA approval process is very costly, time consuming, and uncertain. It is possible that the FDA will not approve our products or approve them in a timely manner. Because of potential synergies with its other efforts and its commitment to expend up to $10,000,000, if necessary, to secure approval from the FDA for the GEDA(R) Plus microbicidal contraceptive gel, IBC has been handling regulatory compliance on our behalf in the United States since 2000. To date, IBC has been unable to obtain the regulatory approvals necessary to begin FDA recognized testing for the GEDA(R) Plus microbicidal contraceptive gel or any other new products. Such testing must be successfully completed before FDA approval to market a new product will be granted. Further, there can be no assurance that IBC, a privately owned company, will have the financial resources to complete the required testing and regulatory review process for our products currently under development.

         Approval by the FDA is subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of products from the market. Also, the FDA may restrict or prohibit us from making pertinent product claims and this may limit the successful marketing of our products or may reduce the price for our products. Finally, if we and/or IBC fail to comply with requirements for testing, manufacturing, labeling, distributing, advertising, marketing, and selling drugs, we may be subject to administrative or court-imposed sanctions. These sanctions could include product recalls or seizures, injunctions against production, distribution, sales and marketing, delays in obtaining marketing approvals or the refusal of the government to grant approvals, suspensions and withdrawals of previous approvals, and possible criminal prosecution. Our distributors, suppliers and CCP, our third party manufacturer, are subject to the same sanctions.

Potential Competitive Products, Which May or May Not Be As Effective As the GEDA(R) Plus Microbicidal Contraceptive Gel, Have Commenced Clinical Trials. These Potential Competitive Products May Realize a Competitive Advantage As a Result of Their Advanced Progress.

         Developers of other vaginal microbicides that are designed to prevent the transmission of HIV and in some cases other sexually transmitted diseases, have announced the commencement of clinical trials. If the clinical trials for any of these products are successfully completed and are recognized by the FDA, the potential competitive product may obtain regulatory approval to be marketed prior to the time that such approval is obtained for the GEDA(R) Plus microbicidal contraceptive gel, if such approval is ever obtained for the GEDA(R) Plus microbicidal contraceptive gel. Products that are introduced early to the marketplace can realize a significant competitive advantage over their competitors.

FDA Decisions Regarding the Active ingredient in our Hand Sanitizer and First-Aid Antiseptic May Adversely Affect the Way We Market This Product, Resulting in Loss of Sales.

         The FDA regulates the manufacture and sale of hand sanitizers. In April 1999, the FDA took an adverse position regarding the marketing of a lotion, made and sold by the Andrew Jergens Co., that contained an active ingredient similar to the one in our hand sanitizer and first-aid antiseptic. If the FDA decides similarly regarding our hand sanitizer and first-aid antiseptic, we would be required to modify the labeling and marketing of our product using only the claims allowed for first-aid antiseptic products. As a result, sales of our hand sanitizer and first-aid antiseptic, our primary product, could suffer and we could go out of business.

         FDA hand sanitizer regulations require that hand sanitizers be marketed for hand use only. We believe that our marketing claims comply with this FDA requirement. Our product is labeled as a hand sanitizer and first-aid antiseptic and its hand sanitizer directions state that it is for hand use only. The Jergens product claimed to be a lotion, implying it could be used on all skin parts. Our hand sanitizer and first-aid antiseptic also claims that it helps prevent bacterial contamination or skin infection on minor cuts, scrapes and burns. We are unaware that the Jergens product made the same or similar claims. We understand that the Jergens product has been discontinued. Our label claims that our hand sanitizer and first-aid antiseptic is long lasting. That claim is not provided for under either the hand sanitizer monograph or the first-aid antiseptic monograph. However, based on studies conducted by IBC, we believe we could independently substantiate this claim to the FDA if required. We do not make prophylactic claims with respect to our hand sanitizer and first-aid antiseptic.

         If the FDA prohibited the use of benzalkonium chloride in our hand sanitizer and first-aid antiseptic, we would be forced to market this product using only the claims allowed for first-aid antiseptic products. Further, any claims we make about a first-aid antiseptic product which are not within the FDA's first-aid antiseptic rules would have to be substantiated to the FDA or omitted.

A Third Party Claim May Adversely Affect our Rights to Make or Sell our Products and We Could be Unable to Generate Revenues.

         Our hand sanitizer and first-aid antiseptic product is based on a formula licensed to us by IBC. A third party claims a prior worldwide licensing and marketing right without an expiration date to use the IBC formula. If the claim is successful, it could materially adversely affect our rights to license and market our hand sanitizer and first-aid antiseptic and future potential products that may be developed based on the IBC formula. IBC is seeking a declaratory judgment that the third party has no rights in the product line, but the litigation may not succeed. If IBC does not succeed, we may be unable to market, sell or distribute our hand sanitizer and first-aid antiseptic or any other products under development. If that were to occur, IBC has agreed to assign us certain rights. However, we may be unable to generate revenues, which would likely require the termination of our business.

Existing or Potential Markets May Not Accept our Products and We May Experience an Inability to Generate Revenue or Profits.

         Our success depends significantly on obtaining and increasing penetration of existing and new markets and the acceptance of our products in these markets. Our products may not achieve or maintain market acceptance. We also may not be successful in increasing our market share with respect to any of our current products. Market acceptance will depend, in large part, upon our ability to educate consumers, health care providers and other institutional end users as to the distinctive characteristics and benefits of our products. If we fail to achieve significant market acceptance of our preventative products, we would lose revenues and not generate sufficient revenues to make a profit in the future.

Adverse Product Publicity and Product Recalls of Other Products May Have a Negative Effect On the Sales or Acceptance of our Products and Could Result in a Loss of Revenues or Affect our Ability to Ever Become Profitable.

         Antibacterial products containing triclosan as the active ingredient have been the focus of adverse publicity. Some products have been recalled due to triclosan's side effects and its ineffectiveness in killing germs. Although our products do not use triclosan and, we believe, are superior to other antibacterial sanitizing products, adverse publicity stemming from problems with, or recalls of, other products may adversely affect the sales of our products and our ability to ever become profitable. Such confusion about our product identity may cause our customers to confuse our products with those subject to adverse publicity.

We May Incur Significant Liabilities and Expenses If our Products Cause Personal Injury or Property Damage.

         Although we believe that our products are safe, there is a possibility that personal injury, including death or property damage could occur from the use or misuse of our products. If so, injured parties could initiate significant product liability claims and litigation against us. Any claims relating to our products, even if without merit, may exceed our existing assets, and we may be required to pay these losses and expenses from funds for operations, causing significant losses.

We Have Limited Sales, Marketing and Distribution Capabilities and Rely Extensively On Third Parties to Market and Distribute our Products. The Failure or Unwillingness of These Parties to Market our Products Could Limit our Ability to Generate Revenues or Profits.

         We rely extensively on third party manufacturers' sales representatives and on marketing and distribution companies to market and distribute our products. Accordingly, sales of our products depend largely on the strength and financial condition of others, the expertise and relationships of our manufacturers' sales representatives, marketers and distributors with customers, and the interest of these parties in selling and marketing our products. Our manufacturers' sales representatives and marketing and distribution parties also sell, market and distribute the products of other companies. If we do not generate substantial sales through our manufacturers' sales representatives and distributors, we may not generate sufficient revenues and profits. If our relationships with our third party manufacturers' sales representatives and our marketing and distribution partners were to terminate, we would need to develop relationships with other third parties or substantially increase our own sales and marketing forces. To develop sales and marketing forces internally would require significant cash and other resources and could cause delays or interruptions in our product supply to customers. This could result in the loss of significant sales or customers and limit our ability to become profitable.

We Have No Internal Manufacturing Capability and Depend Heavily Upon Third Party Suppliers, and the Inability or Unwillingness of These Third Parties to Supply our Products Could Result in Interruptions of our Product Supply Capability and a Loss of Customers and Revenues.

         Canadian Custom Packaging ("CCP"), the sole third party manufacturer for the IBC formulation that is used in our current product, purchases raw materials used in the manufacture of our product from various suppliers. Since we do not have a written agreement, CCP could terminate our arrangement at any time. CCP and our suppliers may not be able to supply our product in a timely or cost-effective manner or in accordance with specifications. Although we maintain an inventory of these finished products, a lengthy delay or interruption in the supply of these materials or finished products would significantly impair our ability to compete, would cause a loss of revenue and could cause a loss of significant customers.

We are Subject to Intense Competition and Pricing Pressures From Substantially Larger Competitors, Which Can Limit our Ability to Ever Make a Profit.

         The consumer products industry in which we compete is intensely competitive. Among our more significant competitors are large and well-established companies, including the Dial Corporation, GoJo Industries, Colgate-Palmolive Company, Reckitt & Coleman, Inc., and others. All of these companies have significantly greater financial resources than us and are willing to commit significant resources to protecting or capturing market share. As a result, it will be difficult for us to successfully capture market share from these competitors, promote and advertise our products effectively against the products of these competitors, and develop product innovations in response to market demands and opportunities. We may be unable to successfully compete with these companies even if our products have recognized superior qualities.

         In addition, our consumer products and those products we plan to offer are subject to significant price competition. To respond to these competitive and consumer pressures, we may need to cut prices from time to time. We may be unable to absorb price reductions that could cause a loss of sales volume or limit our profits from product sales.

We Depend On Key Employees for our Success and the Loss of our Key Employees Could Limit our Success.

         Our future success will depend in large part on our ability to attract and retain highly qualified managerial and technical personnel. The competition for qualified personnel in our industry is intense and, accordingly, we may be unable to hire or retain necessary personnel. We are presently highly dependent upon the efforts of Mr. Richard C. Adamany, our President and Chief Executive Officer, and Mr. Bennett S. Rubin, our Executive Vice President and Chief Operating Officer.

The loss of the services of Mr. Adamany or Mr. Rubin could limit our success in the future. Messrs. Adamany and Rubin are subject to employment agreements.

The Protection of our Rights to our Products May Not Be Complete and This Could Impair our Ability to Successfully Compete Against Others.

         Our ability to effectively compete may be materially dependent upon the proprietary nature of the products that we license from third parties. Currently, there are no patents or patent applications pending with respect to our products. We depend primarily on confidentiality provisions in our written agreements with third parties and on trade secret laws, which vary from jurisdiction to jurisdiction and are subject to interpretation. As a result, we have no ability to prevent third parties from duplicating our products if they can do so without either violating an agreement with us or improperly using our trade secrets. We may never be able to obtain any key patents or other protection and our licensors may never be able to obtain similar protection for our products. Our existing rights may not be sufficient to protect our products, may not be valid, and may not provide significant commercial benefits in any event. Although we do not believe that our products infringe on the patent rights or proprietary rights of others, they may infringe on other products.

We Have a Limited Product Line and our Inability to Successfully Market Any One or a Few of our Products Could Cause a Significant Decline in our Revenues or Future Profitability.

         Nearly all of our revenues from product sales in 2000, 2001 and the first quarter of 2002 were derived from our hand sanitizer and first-aid antiseptic and towelette products. Our antibacterial surface disinfectant cleaner, which was recently discontinued, accounted for the remainder of product sales. The GEDA(R) Plus microbicidal contraceptive gel will not be available for sale, marketing and distribution in the United States until an IND (Investigative New Drug) number is obtained from the FDA by IBC and Phase III studies acceptable to the FDA are completed. These studies must successfully demonstrate that the gel is safe and effective both as a contraceptive and as a preventative of sexually transmitted diseases. Neither successful completion of the study nor FDA approval can be assured. In the foreseeable future, we expect most of our revenue will derive from sales of the hand sanitizer and first-aid antiseptic lotion and towelette products. Since we lack product diversification, our ability to generate revenues or profits depends on our successful introduction of new products and marketing of existing products.

Our Success Depends in Part on the Research and Development Efforts of Our Joint Venture with IBC. The Joint Venture's Inability to Develop New Products or Improvements of Existing Products May Harm our Future Profitability and Ability to Generate Revenues.

         Due to the early developmental stage of our business, we expended only limited amounts on research and development of infectious disease preventative products in 2000, 2001 and the first quarter of 2002. Additionally, effective with the settlement of the lawsuit with IBC in August 2000, responsibility for research and development of products based on the IBC formulation rests exclusively with our 50/50 joint venture with IBC. Since our only products on the market to date are our hand sanitizer and first-aid antiseptic lotion and towelette products, our success depends heavily on the ability of the joint venture to develop additional products using the IBC formulation. Unless the joint venture is able to obtain and devote sufficient resources to research and development efforts, we may only have limited product offerings based on the IBC formulation in the future. As a result, this may limit our ability to achieve market acceptance, to leverage that acceptance through the introduction of follow-on products, or to better diversify our risks through multiple product offerings. As a result, we may fail to achieve significant growth in revenues or profitability in the future.

Our Inability to Manage Growth May Strain our Resources and Systems.

         If we are able to obtain adequate financing, we would anticipate additional growth in the scope and geographic areas of our operations as current and new products are developed and commercialized. This growth, if achieved, will result in an increase in responsibilities for management personnel. Our ability to manage growth effectively will require us to continue to implement and improve our operating, financial and management information systems and to train and motivate our employees. Our failure to manage any expansion effectively could strain our resources and systems and result in further operating losses, or the loss of customers and revenues.

International Sales of our Products Through our Joint Venture With IBC May Expose Us to Currency Fluctuations and Other Special Risks, Which Could Reduce or Eliminate Profits or Cause Operating Losses.

         We are attempting to expand the sale of our current products and to introduce new products under development in several foreign countries through our joint venture with IBC. Our international sales efforts are subject to several customary risks of doing business abroad, including regulatory requirements, political and economic instability, trade barriers, foreign taxes and tariff restrictions, restrictions on the ability to transfer funds, and export licensing requirements. In addition, although our limited foreign transactions to date have been U.S. dollar denominated, foreign customers may later require us to receive payment in foreign currency. Fluctuations in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the price of our products in foreign markets, which could reduce or eliminate our ability to generate profits from the sale of these products or cause significant operating losses.

RISKS RELATING TO OUR STOCK:

The Absence of an Active Trading Market for our Common Stock May Cause our Stock Price to Decline Significantly and Limit the Liquidity of our Common Stock.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to sell our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

There are a Large Number of Shares Underlying Our Warrants, Options and Convertible Debt That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

         As of May 7, 2002, we have issued and outstanding 70,661,089 shares of common stock, notes and debentures that are convertible into 127,555,386 shares of common stock at current market prices, and warrants and options that are exercisable into 6,670,332 shares of common stock. In addition, the number of shares of common stock issuable on conversion of the outstanding notes and debentures may increase if the market price of our common stock declines. 71,585,075 shares, including 5,741,667 of the shares issuable upon exercise of our warrants and options and 672 of the shares issuable upon conversion of our notes and debentures, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion of outstanding notes and debentures, and upon exercise of outstanding warrants and options will also cause immediate and substantial dilution to our existing stockholders and may make it difficult for us to obtain additional capital.

Our Stock Price May be Volatile Due to Factors Beyond our Control Which Could Subject the Value of our Shares to Rapid Decline.

         The securities markets have from time to time experienced significant price and volume fluctuations that can be unrelated to the operating performance or financial condition of any particular company. This is especially true for emerging companies like ours and for other companies in our industry. For instance, stock prices can be significantly impacted by announcements of technology innovations or new products by other companies, release of reports by securities analysts or regulatory developments. Economic or other external factors, as well as quarterly fluctuations in our or in our competitors' operating results, also can have a significant impact on our stock price. For example, in the twelve months preceding the date of this Prospectus, the closing price of our common stock quoted on the Over-The-Counter Bulletin Board ranged from a low of $0.01 per share to a high of $0.33 per share. We have experienced similar fluctuations in other periods.

The SEC Has Initiated an Investigation of IBC, Related to Which we have Responded to Subpoenas for Information and Provided Testimony.

         In July 2001, Empyrean and two of its directors received and responded to subpoenas from the SEC seeking documents and other information related to an investigation of IBC, our licensor (SEC File No. FL-02750). The two directors gave testimony to the SEC in December 2001. In April 2002, Empyrean received and responded to a second subpoena from the SEC seeking documents and other information related to the investigation, and a third director was subpoenaed to provide testimony. Empyrean has not been named and no claim has been made against it in the SEC's investigation of IBC. We have cooperated fully with the SEC and will continue to do so. The outcome of this investigation, and its potential impact, if any, on our business is unknown.


                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds upon the exercise of stock options and stock warrants that may be exercised by the selling stockholders. These proceeds, estimated at $22,400, would be used by us for general corporate purposes.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock is publicly traded on the Over-The-Counter Bulletin Board under the ticker symbol "EMDG." There are approximately 6,000 holders of our common stock. We have never paid dividends on our common stock and have no current plans to do so. The following table presents the high and low closing bid prices of the common stock for the periods indicated. The quotations were obtained from the website located at www.thomsonfn.com and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.


                                                    HIGH               LOW
                                                    ----               ---
               2002
               ----
               First Quarter                      $ 0.07             $ 0.02

               2001
               ----
               Fourth Quarter                     $ 0.28             $ 0.07
               Third Quarter                      $ 0.31             $ 0.10
               Second Quarter                     $ 0.39             $ 0.21
               First Quarter                      $ 0.81             $ 0.26

               2000
               ----
               Fourth Quarter                     $ 0.79             $ 0.24
               Third Quarter                      $ 1.41             $ 0.50
               Second Quarter                     $ 1.94             $ 0.50
               First Quarter                      $ 3.56             $ 0.50




                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                         SELECTED FINANCIAL INFORMATION

         The information set forth below for the years ended December 31, 2001 and 2000, which is derived from our audited financial statements, and the three months ended March 31, 2002 and 2001, which is derived from our unaudited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.

STATEMENTS OF OPERATIONS:


                                YEARS ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                                ------------------------                   ----------------------------
                                2000               2001                     2001                 2002
                                ----               ----                     ----                 ----
Product sales                 $580,000            $657,000                 $295,000               $3,000
Net revenues                  $580,000            $757,000                 $295,000               $3,000
Gross profit                  $182,000            $342,000                 $140,000             $(94,000)
Net loss                   $(8,459,000)        $(3,839,000)             $(1,097,000)            $(620,000)
Loss per share                  $(0.22)             $(0.08)                  $(0.02)               $(0.01)


BALANCE SHEET DATA:


                                               AS AT DECEMBER 31,                     AS AT MARCH 31,
                                              ------------------                      ---------------
                                          2000                  2001                        2002
                                          ----                  ----                        ----
Total current assets                     $520,000              $380,000                     $122,000
Total current liabilities              $2,377,000            $2,650,000                   $2,844,000
Total stockholders' deficit           $(1,828,000)          $(3,246,000)                 $(3,667,000)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operate; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace.

INTRODUCTION

         We market, sell and distribute innovative personal care products that are intended to prevent the spread of infectious disease. The products in our complete germ protection program, which include a hand sanitizer and first-aid antiseptic lotion and antibacterial towelettes, are sold over-the-counter in the retail markets and also to commercial, industrial, institutional and military customers. The hand sanitizer and first-aid antiseptic lotion as well as the antibacterial towelettes are based on a formulation developed and licensed to us by IBC in 1998 and are marketed under the Preventx(R) brand. In accordance with our agreements with IBC, worldwide new product development responsibility is vested in the joint venture with IBC. Our marketing personnel and IBC's scientific personnel comprise a New Product Development Board that coordinates all new product development activities. IBC has developed formulations similar to the one used in our hand sanitizer and first-aid antiseptic that can be utilized to market a variety of other products if appropriate regulatory approvals are obtained. These products include the GEDA(R) Plus microbicidal contraceptive gel designed to prevent pregnancy and sexually transmitted diseases ("STDs"), a disinfectant surface spray to be marketed to retail markets and also to the food service, hotel and other industries, and a baby wipe product.

         We believe that the preventative formula licensed from IBC will be shown to be both safer and more effective as a microbicide than existing competitive products in the market and offers us a platform to leverage our expertise into other areas of the infectious disease market. Because of potential synergies with its other efforts and its commitment to expend up to $10,000,000, if necessary, to secure approval from the United States Food and Drug Administration ("FDA") for the GEDA(R) Plus microbicidal contraceptive gel, IBC has been handling regulatory compliance on our behalf in the United States since 2000. IBC has commenced the process to obtain an Investigative New Drug ("IND") number from the FDA for the GEDA(R) Plus microbicidal contraceptive gel. An IND number will enable IBC to commence testing that will be recognized by the FDA. The gel must undergo clinical trials and obtain regulatory approval prior to marketing. The gel will be tested to determine its effectiveness in preventing HIV as well as other STDs, all of which have different rates of transmission as well as different gestation periods for infection within the human body. As a result, IBC anticipates the clinical trials for some STDs will require a minimum of six months while clinical trials for other STDs such as HIV will require at least 18 months from the receipt of the IND number. In December 2000, we announced the initiation of clinical trials for the GEDA(R) Plus microbicidal contraceptive gel by IBC in Brazil.

         We are presently investigating the status of IBC's progress with the FDA and the Brazilian clinical trials and evaluating changes that may be needed with respect to the allocation of regulatory responsibilities. In December 2001, we announced that PARAXEL International Corporation, which had at one time been retained by IBC to conduct the Brazilian clinical trials, informed us that it was no longer involved in the project. We subsequently announced that we were informed by IBC that progress had been made with the pre-IND application with the FDA but that additional funding is required for the clinical trials in Brazil. Except to the extent that the results of the Brazilian clinical trials might be recognized by the FDA to advance the U.S. regulatory approval, the status of the Brazilian clinical trials does not directly affect us because Brazil is outside of our licensed sales territory. If, however, IBC is unable to secure an IND number from the FDA, it may be necessary for IBC to seek a partner or acquirer to provide the necessary funding or expertise or for us to assume greater responsibility for obtaining the regulatory approvals.

         The limited revenues and substantial start-up costs associated with introducing our new line of preventative products have significantly affected our current financial condition and operations. We have had limited revenues and have sustained substantial losses from operations in recent years and have an accumulated deficit. In December 2001, we announced that we retained an investment banking firm, Gruntal & Co. LLC, whose assets were subsequently acquired by Ryan, Beck & Co., LLC, to help us pursue a merger, strategic partnership, an acquisition, or a sale of a portion or all of the Company. Absent these alternatives or an infusion of working capital, it is unlikely that we will be able to continue our business.

         We incurred net losses in 2000, 2001, and the first quarter of 2002 and expect to incur net losses at least through 2002. We expect operations to generate negative cash flow at least through 2002 and we do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. Our ability to raise capital to fund our business is further constrained by an absence of authorized but unissued or unreserved shares of our common stock and restrictions on issuance of stock contained in our agreements with a significant holder of our convertible notes. These factors raise doubts about our ability to continue as a going concern and our audit report in our annual report on Form 10-KSB for the year ended December 31, 2001, filed with the SEC on April 16, 2002, contained an explanatory paragraph with respect to this matter.

         We expect to generate substantially all of our revenues in the future from sales of our current line of Preventx(R) preventative products as well as additional preventative products that we can market utilizing IBC formulations similar to the one used in our hand sanitizer and first-aid antiseptic and other third-party formulations. However, our limited financial resources have prevented us from aggressively advertising our products to achieve consumer recognition and consequently some of the retail customers we have acquired have discontinued or informed us of their intention to discontinue stocking our current line of preventative products. We have lost additional customers as a result of our cessation of sales of Coleman(R) branded products related to our litigation with that licensor. In addition, given the status of their regulatory approvals, we do not anticipate having any additional preventative products that we can market in 2002 using IBC formulations similar to the one used in our hand sanitizer and first-aid antiseptic.

         In addition to cost of goods sold, which we expect to vary somewhat proportionately with sales over time, significant cost and expense items include salaries and benefits, interest expense, royalties, office and administration, advertising, consulting fees, and legal and accounting, all of which, in total, significantly exceeded our total revenues for 2000, 2001, and the first quarter of 2002. Accordingly, we do not believe comparing costs as a percentage of revenues from year to year is meaningful.

CRITICAL ACCOUNTING POLICIES

         For a complete review of our significant accounting policies that may impact the Company's results refer to Note 1 of the Notes to Financial Statements contained in our annual report on Form 10-KSB for the year ended December 31, 2001, filed with the SEC on April 16, 2002. Of these policies, the most critical to management is the recognition of revenue. We recognize product sales upon shipment and when collectability of the amount is probable. Consignment sales revenue is recognized when payment is received from the customer. Revenue from distribution rights is recognized when we have performed all of our obligations under the agreement and the fee has been received or collectability is probable. Our return policy requires either a negotiated return allowance that is applied as a percentage of all sales in lieu of actual returns, or written authorization from us. Where allowance agreements are in place, the allowance is recognized upon shipment. Where written authorization is required, returns are recorded on an actual basis due to their infrequency and immateriality.

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2001

         Our total revenues in the three months ended March 31, 2002 totaled $3,000 compared with $295,000 in the three months ended March 31, 2001. Revenues in the three months ended March 31, 2002 included $64,000 of product sales, partially offset by a $61,000 reserve for estimated discounts and product returns related to a negotiated agreement with Walgreen Co. in conjunction with its decision to discontinue selling our products after the first quarter of 2002. Revenues in the three months ended March 31, 2001 included initial stocking orders for Walgreen Co., Kmart Corp., Target Corp., and the sporting goods department of Rite Aid Corp. Our limited financial resources have forced us to curtail our advertising and promotional campaign, and as a consequence, consumer awareness and demand have not grown as anticipated. Target Corp. ceased stocking our products in 2001and Walgreen Co. ceased stocking our products in 2002. In addition, as a result of our cessation of Coleman(R) branded product sales stemming from our litigation with The Coleman Company Inc., Kmart Corp. and the sporting goods department of Rite Aid Corp., both of which were purchasers of our Coleman(R) branded products, were not active customers in the first quarter of 2002 and are not expected to be active customers in the remainder of the year. The first-aid department of Rite Aid Corp., which sells our Preventx(R) branded products, was an active customer in the first quarter of 2002.

         Our gross margin from product sales, excluding the adjustment for Walgreen Co. mentioned above, declined to 32.7% in the quarter ended March 31, 2002 from 47.6% in the quarter ended March 31, 2001. The decline was the result of several factors, including higher slotting fees relative to total sales, lower margins on towelettes, a higher level of sales deductions due to our mix of customers, and replacement of much of our 8-oz. lotion sales with the bonus pack product, which includes towelettes with the lotion for the same price and thus yields a lower margin. Additionally, our cost of sales includes inventory adjustments and reserves for surplus inventory of $63,000 in the quarter ended March 31, 2002 compared to $0 in the quarter ended March 31, 2001 and a credit related to estimated returns from Walgreen Co. of $9,000 in the quarter ended March 31, 2002 compared to $0 in the quarter ended March 31, 2001.

         Selling, general, and administrative expenses decreased to $461,000 in the three months ended March 31, 2002 from $1,171,000 in the three months ended March 31, 2001 primarily due to the following:

     - Costs for professional and consulting services decreased to $96,000 in the quarter ended March 31, 2002 from $456,000 in the quarter ended March 31, 2001 due to lower expense related to stock and stock options granted to consultants and a reduction in legal fees. In addition, the quarter ended March 31, 2001 included an expense of $42,000 related to the exercise of options by two directors with loans from the Company at an interest rate lower than a market rate. There was no similar expense in the quarter ended March 31, 2002.

     - Sales promotion and advertising expenses declined to $47,000 in the quarter ended March 31, 2002 from $168,000 in the quarter ended March 31, 2001. The prior year quarter included significant expenditures for radio advertisement, promotional displays for new customers, and sales commissions that were not repeated in the current year quarter.

     - Salaries and benefits decreased to $267,000 in the quarter ended March 31, 2002 from $364,000 in the quarter ended March 31, 2001 as a result of a reduction in staffing.

     - Royalty expense was $0 in the quarter ended March 31, 2002 compared to $54,000 in the quarter ended March 31, 2001. No royalties were payable for the first quarter of March 31, 2002 because net sales of licensed products were negative as a result of the Walgreen Co. product discontinuation and because the minimum royalties under our license agreement with The Coleman Company, Inc. were eliminated with the termination of the agreement in January 2002. Minimum royalties related to the license with The Coleman Company, Inc. were $28,000 in the quarter ended March 31, 2001.

         Interest expense increased to $92,000 in the three months ended March 31, 2002 from $66,000 in the three months ended March 31, 2001 because of an increase in the level of our debt, but this was somewhat offset by a lower interest rate on our bank lines of credit driven by a reduction in the prime interest rate. Interest expense resulting from the amortization of financing costs was $55,000 in the quarter ended March 31, 2002 compared to $47,000 in the quarter ended March 31, 2001. Interest on convertible debt and bank lines of credit was $37,000 in the quarter ended March 31, 2002 compared to $19,000 in the quarter ended March 31, 2001.

         We incurred a net loss in the three months ended March 31, 2002 of $620,000 compared to a net loss of $1,097,000 in the three months ended March 31, 2001. The losses in the first quarters of 2002 and 2001 were due primarily to limited revenues that were substantially exceeded by our costs of operations. Our net loss per share was $0.01 for the three months ended March 31, 2002 and $0.02 for the three months ended March 31, 2001. The loss per share declined as a result of the factors affecting net loss as discussed above, and because of an increase in the weighted average number of shares outstanding to 59,736,000 in the three months ended March 31, 2002 from 46,990,000 in the three months ended March 31, 2001.

COMPARISON OF YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

         Our total revenues in 2001 were $757,000 compared to $580,000 in 2000. Revenues in 2001 included distribution rights revenue of $100,000, which was recognized upon the termination of our distribution agreement with Durstrand International Ltd., compared to $0 of distribution rights revenue in 2000. Product sales increased 13% to $657,000 in 2001 compared to $580,000 in 2000. Product sales in 2001 consisted of shipments to several new customers including Walgreen Co., Kmart Corp., Target Corp., the sporting goods and first aid departments of Rite Aid Corp., the Eckerd drugstore chain, Fred Meyer Stores, Duane Reade, Inc., Long's Drug Stores, Dick's Sporting Goods, and Price Chopper. Total revenues in 2000 were primarily comprised of initial and reorder shipments to the health and beauty aids and sporting goods departments of Wal-Mart Stores, Inc. Due to a significant decline in its overall hand sanitizer sales in 2000, Wal-Mart Stores significantly reduced the space dedicated to this product category in its health and beauty aids departments in the first quarter of 2001. Wal-Mart was not a significant customer during 2001. Our limited financial resources have forced us to curtail much of our advertising and promotional campaign, and as a consequence, consumer awareness and demand have not grown as anticipated. Target Corp. has ceased stocking our products and Walgreen Co. has notified us of its intent to cease stocking our products in the second quarter of 2002. In addition, as a result of our cessation of Coleman(R) branded product sales stemming from our litigation with The Coleman Company Inc., we do not expect Kmart Corp., the sporting goods department of Rite Aid Corp., Dick's Sporting Goods, or Price Chopper, all of which were purchasers of our Coleman(R) branded products, to be active customers in 2002.

         Our gross margin from product sales increased to 47% in 2001 compared to 46% in 2000. Margins have improved on our hand sanitizer and first-aid antiseptic lotion product line as a result of lower product costs and higher average selling prices. However, partially offsetting this margin improvement was the inclusion in 2001 of our towelette and antibacterial surface disinfectant cleaner product lines. Product costs as a percentage of sales revenue were higher for towelettes than for our hand sanitizer and first-aid antiseptic lotion product primarily because the volume of towelettes sold was lower, allowing fewer opportunities for product cost improvements. In addition, gross margin from product sales in 2001 included a sale of inventory previously reserved as surplus.

         Cost of sales for 2001 includes inventory write-offs and reserves totaling $69,000, including a reserve for our Coleman(R) branded products. Cost of sales for 2000 includes an inventory reserve of $87,000 for surplus inventory.

         Operating expenses declined to $2,805,000 in 2001 from $8,563,000 in 2000 primarily due to the following:

     - A gain of $371,000 from the settlement of litigation with Integrated Commercialization Solutions at a cost lower than the amount accrued was recognized in 2001 compared to litigation settlement expense of $5,457,000 that was recognized in 2000 related to the litigation and settlement with IBC in August 2000.

     - Sales promotion and advertising expense decreased to $701,000 in 2001 compared to $905,000 in 2000 as a result of the reversal of an accrual for promotional spending obligations under the Sunbeam licensing agreement which were extinguished with the termination of the agreement in the quarter ended June 30, 2001 and a decline in investor relations costs resulting from a change in our investor relations agency in mid-2000. Sales promotion and advertising expense in 2001 included significant expense for radio and print advertisements, whereas sales promotion and advertising expense in 2000 included significant expense related to new product introductions, redesigned point-of-purchase displays, and the development of a web site for on-line consumer sales.

     - Consulting and professional expenses decreased to $616,000 in 2001 from $695,000 in 2000. Legal expenses declined to $205,000 in 2001 from $410,000 in 2000. Partially offsetting this reduction were non-cash charges related to the engagement of investor relations and financial consultants. The newly engaged consultants were compensated with common stock and options to purchase common stock.

     - Royalty expense increased to $170,000 in 2001 from $80,000 in 2000 primarily because of the increase in minimum royalties under the licensing agreements with The Coleman Company, Inc. and Sunbeam Corporation.

     - Salaries and benefits increased to $1,186,000 in 2001 from $987,000 in 2000 as a result of salary increases for employees effective January 2001, and an increase in the number of employees. The relocation of our business to Ohio in January 2000 resulted in a temporary reduction in our work force in 2000.

         Interest expense in 2001 was $1,395,000 compared to $90,000 in 2000. Interest expense in 2001 included $790,000 non-cash expense from the intrinsic value of conversion options embedded in convertible debt issued in the period, $469,000 amortization of financing costs including the fair value of common stock granted to loan guarantors and loan facility providers, deferred financing costs, and original issue discount, and $136,000 interest on our bank lines of credit and convertible debt. Interest expense in 2000 included the fair value of options granted to promissory note holders and interest on promissory notes and our bank line of credit.

         We incurred a net loss in 2001 of $3,839,000 compared to a net loss of $8,459,000 in 2000. The losses in 2001 and 2000 were primarily due to limited revenues that were substantially exceeded by our costs of operations, and in 2000, the expense related to the lawsuit and settlement with IBC. Our loss per share for 2001 was $0.08 compared to a net loss per share of $0.22 in 2000. The loss per share declined primarily as a result of the factors affecting net loss as discussed above, and an increase in the weighted average number of shares outstanding to 50,600,786 in 2001 from 37,701,563 in 2000.

COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

         Our total revenues in 2000 were $580,000 compared with $662,000 in 1999. Revenues in 2000 consisted totally of product sales whereas 1999 revenues consisted of $112,000 of product sales and $550,000 of revenues related to the granting of Southeast Asia distribution rights. Product sales in 2000 increased 418% over 1999. The product sales increase was driven by an increase in sales to Wal-Mart Stores, Inc., which comprised 56% and 13%, respectively, of total product sales in the years 2000 and 1999, and the addition of several new retail customers including the Eckerd drugstore chain, Weis Markets, Phar-Mor Inc., Do-It Best, Giant Eagle, Amway, Marc Glassman Inc., Discount Drug Mart, Heinen's, and All Sports.

         Our gross margin from product sales decreased to 46% in 2000 compared to 66% in 1999. Sales in 2000 were primarily to retail customers, which generally yield higher volumes but lower selling prices than the institutional channel into which we primarily sold in 1999. Additionally, product costs are higher in the retail channel due to the cost of labeling and packaging to effectively reach the end consumer.

         Cost of sales for 2000 includes an inventory reserve of $87,000 for surplus inventory and cost of sales for 1999 includes a write-down of inventory of $71,000 that pertains to certain products in inventory that were deemed to be unsaleable.

         Operating expenses increased to $8,563,000 in 2000 from $5,174,000 in 1999 primarily due to the following:

     - Litigation settlement expenses of $5,457,000 related to the lawsuit and subsequent settlement agreement with IBC were incurred in 2000 compared to $0 in 1999.

     - Royalty expense decreased to $80,000 in 2000 from $505,000 in 1999 as a result of the elimination of minimum royalty payments to IBC in 2000. A minimum royalty to IBC of $490,000 was accrued in 1999. Partially offsetting this benefit is an increase in the IBC royalty rate from 2% of net sales to 5% of net sales beginning August 9, 2000, sub-license royalty expenses associated with increased sales of our hand sanitizer and first-aid antiseptic in 2000, and royalties related to licensing agreements with The Coleman Company, Inc. and Sunbeam Corporation that were in place for a full year in 2000 compared to only the last quarter of 1999.

     - Restructuring expense was $(59,000) in 2000 compared to $345,000 in 1999. A restructuring reserve of $345,000 was established in 1999 for estimated costs related to the relocation of the corporate headquarters to a more cost effective location, a facility closure, involuntary termination benefits, and the write-down of abandoned fixed assets to estimated fair value less cost to sell. All reorganization costs were paid in 2000 and $59,000 of the reserve was credited to income.

     - Charges related to third party distribution of our products decreased to $96,000 in 2000 from $453,000 in 1999. We reduced distribution costs by changing to an Ohio-based third party distributor in March 2000, which also provides infrastructure services including distribution, order entry, warehousing, customer service and billing services.

     - Consulting and professional expenses declined to $695,000 in 2000 compared to $1,737,000 in 1999 as a result of a reduction in the usage of consultants and fewer stock option grants to consultants. In addition, in 1999 we incurred consulting services of $330,000 in connection with our Southeast Asia distribution agreement.

     - Sales promotion and advertising expense increased to $905,000 in 2000 compared to $562,000 in 1999 as a result of increased spending related to new product introductions, redesigned point-of-purchase displays, radio and print advertisements, and the development of a web site for on-line consumer sales.

         Interest expense decreased to $90,000 in 2000 from $174,000 in 1999 due to a lower average level of debt outstanding in 2000 and reduced expense in 2000 related to the fair value of option, warrant, and share grants to promissory note holders and guarantors.

         We incurred a net loss in 2000 of $8,459,000 compared to a net loss of $4,785,000 in 1999. The losses in 2000 and 1999 were primarily due to limited revenues that were substantially exceeded by our costs of operations, and in 2000, the expense related to the lawsuit and settlement with IBC. Our loss per share for 2000 was $0.22 compared to a net loss per share of $0.17 in 1999. The loss per share increased primarily as a result of the factors affecting net loss as discussed above, partially offset by an increase in the weighted average number of shares outstanding to 37,701,563 in 2000 from 28,107,987 in 1999.

LIQUIDITY AND FINANCIAL POSITION

         We do not have sufficient financial resources or credit lines available to fund our operations and capital requirements as presently planned over the next twelve months. We are actively pursuing additional funds through the issuance of either debt or equity instruments. However, such funds may not be available on favorable terms or at all. Given the generally difficult economic climate and the Company's history of losses, we believe that raising the additional equity or debt financing needed to fund ongoing operations will be difficult. We have reduced staffing and taken other actions necessary to minimize our cash requirements. To repay borrowings under the lines of credit, bring our payments to vendors to a current status and maintain our current reduced level of expenses, it is likely that we will need to raise approximately $2,500,000 to $4,000,000 of additional capital during fiscal year 2002. In December 2001, we announced that we retained an investment banking firm, Gruntal & Co. LLC, whose assets have been subsequently acquired by Ryan, Beck & Co., LLC, to help us pursue a merger, strategic partnership, an acquisition, or a sale of a portion or all of the Company. Absent these alternatives or an infusion of working capital, it is unlikely that we will be able to continue our business.

         To date, we have been unable to generate significant cash flows from our business operations. As a result, we have funded our operations primarily through investor financing, including sales of common stock, the issuance of debt convertible into common stock, and the exercise of warrants and options. During the fiscal years 1999, 2000, and 2001, and the first quarter of 2002, we raised a total of $5,524,000 through these means. We also issued stock to satisfy $5,804,000 of obligations, including stock valued at $3,300,000 that was issued to settle litigation with IBC. In addition, we have secured bank financing that is secured by the personal guarantees of certain directors, and from time to time we have borrowed funds from officers, directors, and other private investors in the Company. We will be required to continue our reliance on investor financing to fund our operations until such time as a strategic partner or buyer is found for the Company or its assets. Our ability to raise new investor capital is constrained by the absence of authorized and unissued or unreserved shares of common stock and by restrictions on the issuance of common stock in agreements with Laurus Master Fund, Ltd., a significant holder of our convertible notes. Approval by the stockholders to increase the number of authorized shares of common stock is required before new investor capital can be raised from the sale of our common stock and such approval will be sought in 2002. At March 31, 2002, cash and cash equivalents totaled $8,000, a decrease of $98,000 from December 31, 2001. Current liabilities at March 31, 2002, consisting primarily of accounts payable, accrued liabilities and short-term debt, exceeded current assets by $2,722,000.

         During the first quarter of 2002, net cash used in operating activities was $176,000, primarily due to a net loss of $620,000 less non-cash expenses of $188,000 related to the granting of warrants and options, the amortization of financing costs, inventory write-downs and reserves, and the estimated impact of our agreement with Walgreen Co. related to its decision to discontinue stocking our products, and an increase in accounts payable and accrued liabilities of $206,000.

         Net cash flow from financing activities in the first quarter of 2002 was $78,000, resulting from the issuance of notes convertible into common stock for net proceeds of $65,000, the exercise of common stock warrants for cash in the amount of $31,000, offset by payments of convertible notes totaling $6,000 and net payments under bank lines of credit of $12,000.

         Our contractual cash obligations and commercial commitments as of March 31, 2002 are as follows:


------------------------------------------------------------------------------------------------------------------
                                                                    PAYMENTS DUE BY PERIOD (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------
CONTRACTUAL CASH OBLIGATIONS AND
COMMERCIAL COMMITMENTS                         TOTAL         LESS THAN 1 YEAR       1-3 YEARS      AFTER 3 YEARS
------------------------------------------------------------------------------------------------------------------
Short-term debt                                  $1,238              $1,238              $  --             $  --
------------------------------------------------------------------------------------------------------------------
Long-term debt                                    1,093                  --              1,093                --
------------------------------------------------------------------------------------------------------------------
Capital leases                                       --                  --                 --                --
------------------------------------------------------------------------------------------------------------------
Operating leases                                     39                  29                  7                 3
------------------------------------------------------------------------------------------------------------------
Unconditional purchase obligations                   --                  --                 --                --
------------------------------------------------------------------------------------------------------------------
Other long-term obligations                          --                  --                 --                --
------------------------------------------------------------------------------------------------------------------
Commercial commitments                               --                  --                 --                --
                                                     --                  --                 --                --
------------------------------------------------------------------------------------------------------------------
Total cash obligations and commercial            $2,370              $1,267             $1,100              $  3
commitments                                      ======              ======             ======              ====
------------------------------------------ ---------------- --------------------- ---------------- -----------------

         Our future royalty requirements will affect liquidity. We are required to pay royalties to various licensors in 2002, including IBC, of up to 10% of net sales. The settlement with IBC will have a favorable effect on near-term liquidity as a result of the elimination of the minimum royalty payment. The previous license agreement required a minimum royalty payment of $735,000 to be paid no later than January 30, 2001 and $915,000 to be paid no later than January 30, 2002. These payments were eliminated by the new licensing agreement. Our licensing agreement with The Coleman Company, Inc., which was terminated in January 2002, required royalty payments in addition to the above of 7% of net sales in 2001 and 2002 and contained minimum royalty obligations of $110,000 and $220,000 in 2001 and 2002, respectively. As a result of litigation between Empyrean and The Coleman Company, Inc., $80,000 of the 2001 minimum royalty obligation has not been paid.

         As of March 31, 2002, we had no capital expenditure obligations.

         In March 2002, we completed a private placement of 61,000 shares of common stock to a vendor who purchased the shares in exchange for cancellation of $1,000 in trade payable indebtedness owed by the Company.

         In November 2000, we secured a one-year, $1,000,000 revolving line of credit from a bank with an interest rate equal to the bank's prime rate plus 1/2%. The line of credit is secured by the guarantees of several officers and directors and their spouses, which guarantees in turn are secured by the assets of the Company. As consideration for their guarantees, we granted these officers and directors, collectively, 450,000 shares of the Company's common stock valued at $169,000. This line of credit and the guarantees were renewed for in December 2001 and in April 2002, with the latter renewal being for a nine-month term. As consideration for the extensions of the guarantees, in May 2002, the Company award the guarantors stock and cash compensation valued at $800,000, none of which has been paid. The stock and cash compensation will be amortized over the remaining term of the loan agreement.

         In March 2001, an additional 120-day credit facility of $250,000 was obtained from a bank with an interest rate equal to the bank's prime rate plus 1%. This facility is secured by the guarantees of a director and a company wholly-owned by the director and has been renewed several times, with the most recent renewal being for a nine-month term in April 2002. As consideration for the original and first renewal guarantees, we granted 168,750 shares of the Company's common stock, valued at $53,000, to the director's wholly-owned company. As consideration for subsequent extensions of the guarantees, in May 2002, the Company awarded the guarantors stock and cash compensation valued at $200,000, none of which has been paid. The stock and cash compensation will be amortized over the remaining term of the loan agreement. As of May 2, 2002, borrowings of $1,239,000 were outstanding under the two lines of credit.

         In April 2001, we issued convertible debentures in an aggregate principal amount of $40,000 to three unrelated investors. The debentures mature in April 2006 and bear interest at a 4% annual rate. At the Company's option, interest on the debentures is payable in cash or common stock at maturity and the debentures are redeemable at any time for 125% of the outstanding principal amount plus unpaid interest. At the option of the holders, the debentures are convertible into common stock at a conversion price equal to the lower of $0.434 or 80% of the average five lowest closing bid prices of the common stock for the twenty trading days immediately preceding the conversion date. In addition, the placement agent for the transaction received a warrant to purchase 8,000 shares of common stock at an exercise price of $0.468 with a fair value of $3,000. As of May 2, 2002, 625,000 shares of common stock had been issued upon the conversion of $21,000 of the principal and the payment of $1,000 of accrued interest on the debentures. At May 2, 2002, a principal amount of $19,000 was outstanding under the debentures, which was convertible into 1,749,000 shares of common stock.

         In June 2001, we issued a two-year, 8% $1,000,000 convertible note and a warrant to purchase 333,333 shares of common stock at an exercise price of $0.27 to an unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.1773 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. In March 2002, in conjunction with the issuance of an additional convertible note, the conversion price on $29,000 of the principal amount of the Note and the exercise price of the warrant were reduced to $0.005. Two officers and directors and a company wholly-owned by a third director pledged their beneficially owned holdings of the Company's common stock as security for the Company's registration obligations under a subscription agreement with the investor. As consideration for the pledge of their shares, we granted the officers and directors and the director's wholly-owned company an aggregate of 450,000 shares of the Company's common stock with a fair value of $99,000. As of May 2, 2002, 15,017,280 shares of common stock were issued upon the conversion of $711,000 of the principal and the payment of $35,000 of accrued interest on the note and the exercise of warrants to purchase 137,000 shares of common stock. We are presently unable to make cash interest payments and lack an adequate number of authorized common shares to issue stock in payment of interest. As a result, we have not remitted the interest amount due as of March 31, 2002. At May 2, 2002, a principal amount of $289,000 was outstanding under the note, which was convertible into 31,708,000 shares of common stock.

         In August 2001, we issued a two-year, 8% $250,000 convertible note and a warrant to purchase 83,333 shares of common stock at an exercise price of $0.236 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.1573 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. We are presently unable to make cash interest payments and lack an adequate number of authorized common shares to issue stock in payment of interest. As a result, we have not remitted the interest amount due as of March 31, 2002. At May 2, 2002, a principal amount of $250,000 was outstanding under the note, which was convertible into 27,473,000 shares of common stock.

         In October 2001, we issued a two-year, 5% $250,000 convertible note and a warrant to purchase 83,333 shares of common stock at an exercise price of $0.123 to an unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.08 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. We are required to remit all funds received from our customer accounts receivable to the investor to repay the note. In February 2002, we ceased remitting funds received from our customer accounts receivable and are presently not in compliance with that provision of the note. We are presently unable to make cash interest payments and lack an adequate number of authorized common shares to issue stock in payment of interest. As a result, we have not remitted the interest amount due as of March 31, 2002. At May 2, 2002, a principal amount of $174,000 was outstanding under the note, which was convertible into 19,131,000 shares of common stock.

         In November 2001, we issued a two-year, 5% $136,000 convertible note and a warrant to purchase 45,333 shares of common stock at an exercise price of $0.224 to an unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0813 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. We are required to remit all funds received from certain of our customer accounts receivable to the investor to repay the note. We are presently unable to make cash interest payments and lack an adequate number of authorized common shares to issue stock in payment of interest. As a result, we have not remitted the interest amount due as of March 31, 2002. At May 2, 2002, a principal amount of $122,000 was outstanding under the note, which was convertible into 13,441,000 shares of common stock.

         In December 2001, we issued a two-year, 5% $200,000 convertible note and a warrant to purchase 66,666 shares of common stock at an exercise price of $0.101 to an unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0660 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. We are presently unable to make cash interest payments and lack an adequate number of authorized common shares to issue stock in payment of interest. As a result, we have not remitted the interest amount due as of March 31, 2002. At May 2, 2002, a principal amount of $200,000 was outstanding under the note, which was convertible into 21,978,000 shares of common stock.

         In March 2002, we issued a two-year, 5% $75,000 convertible note to an unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0216 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. We are presently unable to make cash interest payments and lack an adequate number of authorized common shares to issue stock in payment of interest. As a result, we have not remitted the interest amount due as of March 31, 2002. At May 2, 2002, a principal amount of $75,000 was outstanding under the note, which was convertible into 8,242,000 shares of common stock.

         We presently do not have a sufficient number of authorized but unissued shares of common stock available to reserve for shares we may be required to issue upon the conversion of our outstanding convertible notes and debentures or to issue in satisfaction of interest requirements on our convertible notes. In February and April 2002, the holder of six of our convertible notes waived its requirement that we reserve from our authorized but unissued shares of common stock that number of shares which would be necessary to enable the holder to convert each of its notes at the then applicable conversion price and the warrants at their then applicable exercise price except for those shares which are registered under our Registration Statement on Form SB-2 which was declared effective July 3, 2001 but remain unissued. This waiver was granted solely for the purpose of permitting us to issue shares of stock to certain Company officers and directors to allow them to make further investments in the Company that will help the Company's cash situation. The waiver expires upon the earlier of (i) 90 days from the date of grant of the waiver, (ii) approval by our stockholders of an increase in the number of authorized shares of common stock, or (iii) a reverse split of our common stock, the effect of which (ii) or (iii) would permit us to reserve the required number of shares of common stock. At May 2, 2002, 125,698,000 shares of common stock issuable upon the conversion of principal and interest of the six convertible notes and five warrants are exempted from reservation as a result of this waiver.

         Although our license with IBC requires us to use reasonable efforts to expend up to $10,000,000 over five years to market licensed products in the territory, we believe that 100% of our expenditures will qualify to satisfy this commitment since we are purely a sales and marketing company whose products are primarily derived from the IBC formulations. We do not believe that incremental outlays beyond the level projected in our business and marketing plans will be needed solely to satisfy the IBC settlement commitment.

         At such time as governmental approvals are obtained that permit us to market additional preventative products utilizing similar formulations to the one used in our hand sanitizer and first-aid antiseptic, we expect to incur additional expenditures associated with the market development of these products. These cash outlays could include, but are not limited to, market testing, package design, advertising, point of sale displays, inventory purchases and a sales and marketing campaign. Our investment in working capital will also increase as we broaden our product line and obtain new customers. However, given the status of their regulatory approvals, we do not anticipate having any additional preventative products utilizing the IBC formulation available for sale in 2002. Also, should the FDA issue final regulations that are consistent with its current proposed regulations with respect to our hand sanitizer and first-aid antiseptic, we may experience an adverse effect on liquidity. Although we believe we would have twelve months to address any changes which may be necessary regarding the labeling of our hand sanitizer and first-aid antiseptic, the effort required to undertake the changes may cause our financial condition and results of operations to deteriorate and our business may ultimately fail.

                                    BUSINESS

HISTORY

         Prior to April 1997, we distributed and marketed an HIV diagnostic product. In April 1997, we shifted our focus from marketing and distributing the HIV diagnostic test kit to marketing and distributing preventative products. This shift in focus coincided with our acquisition of rights from International Bioscience Corporation ("IBC") to use its microbicide formulation in our current and proposed preventative products.

         We have the exclusive right to commercialize products using IBC's microbicide formulation in the United States, IBC has this exclusive right in Brazil, and a joint venture company owned equally by Empyrean and IBC has this exclusive right in the remainder of the world.

         We market, sell and distribute innovative personal care products that are intended to prevent the spread of infectious disease. We currently market a Hand Sanitizer and First-Aid Antiseptic lotion and Antibacterial Towelettes under the Preventx(R) brand.

         We have a negative net worth and have incurred net losses in 2000 and 2001 and the first quarter of 2002 and expect to incur net losses at least through 2002. We expect operations to generate negative cash flow at least through 2002 and we do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. These factors raise doubts about our ability to continue as a going concern and our audit report in our annual report on Form 10-KSB for the year ended December 31, 2001, filed with the SEC on April 16, 2002, contained an explanatory paragraph with respect to this matter.

         In December 2001, we announced that we retained an investment banking firm, Gruntal & Co. LLC, whose assets have been subsequently acquired by Ryan, Beck & Co., LLC, to help us pursue a merger, strategic partnership, an acquisition, or a sale of a portion or all of the Company. Absent these alternatives or an infusion of working capital, it is unlikely that we will be able to continue our business.

OVERVIEW

         We market, sell and distribute innovative personal care products that are intended to prevent the spread of infectious disease. The products in our complete germ protection program, which include a hand sanitizer and first-aid antiseptic lotion and antibacterial towelettes, are sold over-the-counter in the retail markets and also to commercial, industrial, institutional and military customers. The hand sanitizer and first-aid antiseptic lotion as well as the antibacterial towelettes are based on a formulation developed and licensed to us by IBC and are marketed under the Preventx(R) brand, and were formerly marketed under the Coleman(R) with Advanced Preventx(R) brand to the sporting goods, outdoor/recreational market niche under a license agreement with The Coleman Company, Inc. In addition, we formerly marketed the Coleman(R) Antibacterial Surface Disinfectant Cleaner as an expansion of our infectious disease prevention product offering. In accordance with our agreements with IBC, worldwide new product development responsibility is vested in the joint venture with IBC. Our marketing personnel and IBC's scientific personnel comprise a New Product Development Board that coordinates all new product development activities. IBC has developed formulations similar to the one used in our hand sanitizer and first-aid antiseptic that can be utilized to market a variety of other products if appropriate regulatory approvals are obtained. These products include the GEDA(R) Plus microbicidal contraceptive gel designed to prevent pregnancy and sexually transmitted diseases ("STDs"), a disinfectant surface spray to be marketed to retail markets and also to the food service, hotel and other industries, and a baby wipe product.

         We believe that the preventative formula licensed from IBC will be shown to be both safer and more effective as a microbicide than existing competitive products in the market and offers us a platform to leverage our expertise into other areas of the infectious disease market. Because of potential synergies with its other efforts and its commitment to expend up to $10,000,000, if necessary, to secure approval from the United States Food and Drug Administration ("FDA") for the GEDA(R) Plus microbicidal contraceptive gel, IBC has been handling regulatory compliance on our behalf in the United States since 2000. IBC has commenced the process to obtain an Investigative New Drug ("IND") number from the FDA for the GEDA(R) Plus microbicidal contraceptive gel. An IND number will enable IBC to commence testing that will be recognized by the FDA. The gel must undergo clinical trials and obtain regulatory approval prior to marketing. The gel will be tested to determine its effectiveness in preventing HIV as well as other STDs, all of which have different rates of transmission as well as different gestation periods for infection within the human body. As a result, IBC anticipates the clinical trials for some STDs will require a minimum of six months while clinical trials for other STDs such as HIV will require at least 18 months from the receipt of the IND number. In December 2000, we announced the initiation of clinical trials for the GEDA(R) Plus microbicidal contraceptive gel by IBC in Brazil.

         We are presently investigating the status of IBC's progress with the FDA and the Brazilian clinical trials and evaluating changes that may be needed with respect to the allocation of regulatory responsibilities. In December 2001, we announced that PARAXEL International Corporation, which had at one time been retained by IBC to conduct the Brazilian clinical trials, informed us that it was no longer involved in the project. We subsequently announced that we were informed by IBC that progress had been made with the pre-IND application with the FDA but that additional funding is required for the clinical trials in Brazil. Except to the extent that the results of the Brazilian clinical trials might be recognized by the FDA to advance the U.S. regulatory approval, the status of the Brazilian clinical trials does not directly affect us because Brazil is outside of our licensed sales territory. If, however, IBC is unable to secure an IND number from the FDA, it may be necessary for IBC to seek a partner or acquirer to provide the necessary funding or expertise or for us to assume greater responsibility for obtaining the regulatory approvals.

         IBC has advised us that it plans to apply for IND numbers from the FDA for the disinfectant surface spray and the baby wipes subsequent to the receipt of an IND number for the GEDA(R) Plus microbicidal contraceptive gel. Our disinfectant surface spray that is based on the IBC formulation must obtain regulatory approval from the FDA to enable us to market the product for use on food surfaces, which we estimate will take at least 12 months. IBC estimates that the testing and approval process for the baby wipes will take at least six months from the receipt of the IND number.

         We believe that the spread of infectious disease has become a major concern in many industries, including the health care, food service and public accommodation industries. We also believe that bacterial contamination has become, and will continue to be, an issue of heightened public concern fueled by the prevalence or reemergence of several deadly diseases in recent years, including HIV (the causative agent of AIDS), anthrax, hepatitis, and other diseases.

         A major source for transmission of infection is bacterial flora on the skin, primarily the hands. Skin has two types of microbial flora, resident or colonizing flora and transient or contaminating flora. Resident flora is relatively stable and is not readily removed, although antiseptics can inactivate it. Transient flora, on the other hand, can be acquired by contact, does not colonize, and is easier to remove by physical or chemical means. Infections can arise from either group.

         The primary means to avoid the spread of contamination by microorganisms is through regular hand washing and the use of barriers such as latex gloves. Poor compliance with normal hand washing protocols and the porous nature of protective gloves limit their effectiveness. In addition, many effective antiseptics cannot be used on skin or other surfaces because they are too toxic for routine use or lead to undesirable side effects.

         We believe that the IBC formulation used in our existing hand sanitizer and first-aid antiseptic and our antibacterial towelettes and in our other infectious disease preventative products that are being developed has the potential to offer several unique advantages over other products currently available in the market, in that the IBC formulation:

     - may protect skin and surfaces from a broader range of harmful microorganisms and infectious diseases,

     -    may be longer lasting and more effective,

     - is alcohol and triclosan free, and as a result may be relatively non-irritating and may avoid safety concerns such as flammability,

     -    is virtually odor free, and

     - may be virtually non-toxic and safer for use around children and in food preparation and medical applications.

         The basic IBC product formulation utilizes benzalkonium chloride as its active ingredient, which has been recognized to be effective at killing harmful microorganisms and, we believe, is safe and offers greater versatility by assisting the healing of minor cuts and abrasions.

         Our hand sanitizer and first-aid antiseptic lotion and towelettes are marketed to consumers through retail channels of distribution and to commercial, industrial, institutional and military customers such as health care personnel, hotels, airlines, food service companies and restaurants, cruise lines, banks, casinos and other money handling entities, police departments, emergency response, correctional facilities and other city services industries. After obtaining regulatory approval, our baby wipe product can be marketed primarily to consumers through retail channels of distribution. We expect the GEDA(R) Plus microbicidal contraceptive gel can be marketed primarily to consumers through retail channels of distribution, and to contraceptive product manufacturers after the receipt of regulatory approval. Our primary focus in marketing our products is to generate sales and create brand awareness and effectively communicate our unique features and benefits to consumers, and to establish relationships with retailers, distributors, wholesalers and volume buying organizations, such as health maintenance organizations, hospital buying groups, hotel and restaurant chains, and municipal service agencies. Our ability to create brand awareness, effectively communicate our unique features and benefits to consumers, and generate sales has been hampered to date by our severely limited financial resources.

         We market and distribute our hand sanitizer and first-aid antiseptic and antibacterial towelettes, and intend to market and distribute additional products we may introduce, primarily through our own internal sales and sales support efforts and through independent manufacturers' sales representatives, third party distributors and marketing partners. We also have distribution relationships with third party distributors covering the United States. In accordance with the settlement of our litigation with IBC, rights to manufacture, sell and grant distribution rights for the licensed products outside the United States and Brazil are now vested in the joint venture with IBC.

         Phase I and Phase II clinical trials were performed to study the safety of the gel when used in women and its effectiveness against STDs in an in vitro environment. The first two phases of the three phase clinical trials have been completed with seemingly positive results from the standpoint of safety and in vitro effectiveness. In 1997, the GEDA(R) Plus microbicidal contraceptive gel was accepted by the National Institutes of Health ("NIH") to undergo Phase III clinical trials to prove its safety and its effectiveness against STDs and as a contraceptive. NIH had conducted preclinical studies on the GEDA(R) Plus microbicidal contraceptive gel that confirmed the results of studies provided to NIH by IBC. The IBC studies were conducted by independent laboratories. The Phase I and Phase II studies were not conducted by the NIH.

         Future products could include deodorant, shaving cream, toothpaste and mouthwash products.

         We will attempt to capture a significant percentage of the infectious disease preventative markets in which we compete by relying on the ability of the joint venture with IBC to provide us with superior products based on IBC formulations that we can market in large or rapidly growing market segments, by developing brand awareness for our products, and by leveraging our name and product recognition into compatible consumer product applications and into other products intended to treat or cure infectious disease. We may also market, sell and distribute products based on third party or purchased formulations. We believe that by offering unique products that may offer increased protection against infectious disease, while at the same time eliminating many of the discomforts and side effects caused by existing products on the market, we can increase the demand for over-the-counter infectious disease preventative products and position ourselves to benefit from this expansion. To date, however, our efforts have been hampered by the absence of financial resources necessary to implement advertising and marketing programs and by IBC's inability to obtain regulatory approval to market new products.

         Litigation and regulatory matters may affect our business.

         We are a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This action alleges that we tortiously interfered with Optima and Mercury's contractual relationship with IBC. Optima and Mercury claim that they had prior rights to the IBC formulation and products and that we induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against us. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with us. If we are not successful in this action, we could lose the right to market, sell or manufacture our hand sanitizer and first-aid antiseptic lotion and towelette products and other products currently under development. Should any court judgment be entered precluding our rights to the products, IBC has agreed to secure its obligations to us by granting us the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

         We are also a defendant in an action that was filed by Kaye, Scholer LLP, our former legal counsel, on October 24, 2001 in the Supreme Court of the State of New York, County of New York. The action alleges that we breached a contract and seeks damages of approximately $93,500 plus interest and attorneys fees. We believe the suit is without merit and are defending it vigorously.

         We are the plaintiff in an action that was filed against The Coleman Company, Inc. on December 27, 2001 in the United States District Court, Northern District of Ohio, Eastern Division to recover damages in an unspecified amount caused by Coleman's actions in disparaging our business and tortiously interfering with our current and prospective business relationships and contracts. In our complaint, we allege that Coleman has attempted to take business away from us by directly approaching our customers, making false statements about us and the status of our license, and offering to sell directly to those customers, bypassing us. In addition, our complaint alleges that Coleman and its agents have unreasonably delayed in providing approvals to us for packaging and labeling associated with the products for the 2002 sales program. In light of the damages we incurred as a result of Coleman's actions, we withheld final payment of the annual minimum royalty for 2001. In response, Coleman served notice to us in January 2002 that the license agreement was being terminated and we have halted sales of Coleman(R) branded product. Coleman also filed motions to dismiss our complaint or in lieu of dismissal, to transfer the venue of the case to the North District of Kansas. In April 2002, the court refused to dismiss the case but granted the motion to transfer venue. In addition, in March 2002, Coleman filed a complaint against us in District Court, The Eighteenth Judicial District, Sedgwick County, Kansas, Civil Department, seeking payment of the remaining annual minimum royalty for 2001 and claiming damage to its business relations resulting from alleged false and injurious statements made by us to others regarding Coleman.

         In April 1999, the FDA took an adverse position regarding the marketing of a lotion product of the Andrew Jergens Co. that contained an active ingredient similar to the one used in our hand sanitizer and first-aid antiseptic. We believe that our product marketing claims are different than the Jergens product claims. The Jergens product claimed to be a lotion, which implies that it is permissible to use on all skin parts, although the FDA hand sanitizer monograph allows for labeling for hands only. Our product is labeled as a hand sanitizer and first-aid antiseptic and describes in the hand sanitizer directions that it is for hands only, which we believe follows the hand sanitizer monograph. We are not aware that the Jergens product made any first-aid antiseptic claims on the packaging. We make the claim that our product helps prevent bacterial contamination or skin infection on minor cuts, scrapes and burns, which we believe is acceptable language in the first-aid monograph. Also, we believe the FDA's position on the Jergens product is that it did not follow the allowable hand sanitizer label instructions on claims and directions for use. We believe that our directions for use are consistent with the FDA monographs for hand sanitizer and first-aid antiseptic requirements. Our product is described as a hand sanitizer and first-aid antiseptic and makes claims that it is long lasting. While neither the hand sanitizer monograph nor the first-aid antiseptic monograph provide for labeling as both a hand sanitizer and first-aid antiseptic, we believe that our labeling is permissible under both monographs considered together. Our claim that our product is long lasting is not provided for under either the hand sanitizer monograph or the first-aid antiseptic monograph. However, based on studies conducted by IBC, we believe that we could independently substantiate that claim to the FDA if required.

         Although we believe that our claims are different than the Jergens product, if the FDA takes a similar position against our product, and if our active ingredient is not included in the final FDA hand sanitizer regulations, we may be required to market it solely as a skin antiseptic and first-aid product with the hand sanitizer name and some of our claims omitted. If we are not successful in marketing our product in this fashion, we could experience a loss of revenues. Since the hand sanitizer and first-aid antiseptic is our primary product, such adverse action by the FDA could cause us to go out of business. If FDA pre-market approvals were to be required, which we do not believe will be the case, we may have to rely on IBC to assist us in obtaining these approvals. There can be no assurance that IBC will have the resources to provide this assistance.

INDUSTRY BACKGROUND

         Hand Sanitizer Products

         Sales of all hand and body lotions (including those making sanitizing claims) were estimated to be approximately $1 billion in the United States for the 52 weeks ending January 30, 2000, according to Information Resources, Inc. Within this category, hand cleaners and hand sanitizers were approximately $52.4 million for the 52 weeks ended July 15, 2000, according to ACNielson.

         The dominant products in the sanitizer market today are topically applied hand sanitizing lotions or gels containing alcohol. These products are sold primarily in the over-the-counter market, typically in plastic bottles ranging from two to sixteen ounces each, and in larger volume or bulk forms in industrial and institutional settings, such as large pump dispensers and wall mounted dispensers. Many sanitizers are also sold in towelette form where the sanitizing solution has been applied to a sheet of absorbent paper that is typically packaged individually or in a perforated roll packed in a plastic dispenser.

         Currently marketed hand sanitizers or antimicrobial lotions are designed to sanitize the skin against various disease causing microorganisms, including E. coli, Salmonella, Staphylococcus aureas, K. pneumonia, and Pseudomonas aeruginosa. These products typically are not intended as a cleaner, like soap products, but are intended solely to kill germs on contact. Sanitizer products can be used in a number of situations where the spread of disease is a particular concern, such as in the food service, health care and public accommodation industries, and in settings where water or facilities are not available for conventional hand or body washing. The market for personal sanitizing or antimicrobial products has increased rapidly in recent years due in part to increasing public awareness and media reports of dangerous and sometimes deadly bacterial or viral contamination in common or frequently populated areas and fears of bioterrorism.

         Of the hand sanitizer products currently on the market today, most use either alcohol or triclosan as their active ingredient. The typical alcohol concentration in these products is over 60%. Institutional use hand sanitizers may also utilize chloroxylenol or nonoxynol-9 as active ingredients. Products based on these active ingredients may cause a number of undesirable side effects, including dry skin conditions and other skin irritations such as burning, itching and stinging. Many of these products, including all alcohol-based products, are flammable until dry (which can lead to limitations on use and to risks of serious personal injury) and may be painful when applied to existing cuts, burns, or abrasions. Products using alcohol and triclosan may have limited effectiveness, as the range of infectious disease germs with which they react are more limited, and often do not include STDs. In fact, due primarily to their drying effect, products containing alcohol or triclosan can actually increase vulnerability to infection after repeated use.

         Triclosan based products also must be compounded with a form of alcohol or organic solvent because they are not water soluble and the presence of water can prevent the release of bactericidal potency in them. This can lead to the development of environments where bacteria can mutate and the re-growth of antiseptic tolerant bacteria can occur. In recent years, there have been at least three product recalls of triclosan-based products, two of which were the result of Pseudomonas found growing in the product.

         Disinfectant Surface Spray Products

         Current products in the disinfectant surface spray category include well-known brand names such as Clorox, Lysol and Dial. It is a large market with no one product dominating the segment. IBC's disinfectant surface spray, which is based on a formulation similar to our hand sanitizer and first-aid antiseptic, is designed to be used in personal spray-size applications. It can be used on surface areas typically containing large amounts of bacterial or other contamination such as public telephones, toilet areas, and diaper changing areas. It can also be used in institutional applications for surface areas such as medical patient care areas, food service preparation areas such as sinks and counter tops, and similar locations.

         Existing sales of all-purpose cleaners/disinfectants, including spray disinfectants, were approximately $834.3 million in the United States for the 52 weeks ending January 30, 2000, according to Information Resources, Inc. We believe that IBC's disinfectant surface spray product can increase the market for disinfectant surface spray products due to its non-toxic qualities, which make it available for more extensive use in the food service and health care industries, among others.

         Baby Wipe Products

         Sales of baby wipes by drug stores, discount stores and supermarkets in the United States totaled $609.4 million in 1998 according to Euromonitor, Chicago. Well-known brand names dominate this category and include Huggies, Luvs and Pampers. Products are classified as super-premium, premium, private label, average and low end. Only two manufacturers offer an antibacterial feature and neither of them are long-lasting.

         We intend to sell our baby wipes as a super premium product due to the benefits that they will offer to the consumer. Utilizing an IBC formulation similar to that found in the hand sanitizer and first-aid antiseptic, we believe our baby wipes will be alcohol-free, non-irritating, non-toxic, antibacterial and long lasting. Through additional testing to be performed by IBC, we also believe we will be able to present the product as aiding in the prevention of diaper rash. As a result, we believe that our product will have significant advantages over products on the market today.

         Contraceptive Products

         The contraceptive market consists of two general categories - oral contraceptives, which are available only through prescription, and over-the-counter contraceptive products such as gels, condoms and similar products that do not require a prescription. Sales of over-the-counter contraceptive products were approximately $268.4 million in the United States for the 52 weeks ending January 30, 2000, according to Information Resources, Inc. We expect to compete in and expand the over-the-counter segment of the contraceptive market with the GEDA(R) Plus microbicidal contraceptive gel, which has completed the first two of three phases of clinical trials to determine its safety and effectiveness as a contraceptive and as a means of preventing STDs.

         To our knowledge, with the exception of condoms, all over-the-counter and prescription contraceptive products on the market today are effective only as a spermicide and are not designed or claim to act as a barrier against STDs or other infectious diseases.

         It has been widely reported that the United States, like many other countries, is experiencing an epidemic of STDs, including the HIV virus, gonorrhea, syphilis, chlamydia, Trichomonas vaginalis, and herpes. According to statistics compiled by the World Health Organization in 1997 and by the United States Center for Disease Control in 1998, approximately 5.8 million new cases of HIV infection, 170 million new cases of Trichomonas, 89 million new cases of chlamydia, 62 million new cases of gonorrhea, 12 million new cases of syphilis and 40 million new cases of genital herpes are experienced worldwide each year. One in five adults in the United States now has genital herpes. In the December 14, 1998 issue of U.S. News and World Report, it was reported that according to a leading public health study, at least one in every three sexually active people will contract an STD by the age of 24. The estimates of the number of people contracting STDs are thought by many experts to be conservative, since it is believed that many people either choose not to discuss these diseases with their physicians or are unaware of them.

         The most common front-line defense against STDs among over-the-counter alternatives is the condom. Condoms do not kill STDs or other infectious disease, but can act as a barrier against disease transmission and are often purchased by consumers for that purpose. However, condoms are relatively porous, containing pore sizes ranging from 5 to 70 microns in size. In contrast, an HIV particle is typically as small as .005 microns in size and can easily penetrate condom surfaces, as can some other STDs.

         Other over-the-counter gels and salves have recently been introduced that are intended to kill bacteria and viruses that cause STDs, primarily the HIV virus. Currently, most of these products utilize nonoxynol-9 as an active ingredient. Recent studies have indicated that although products containing nonoxynol-9 have been shown to kill HIV and other STDs in vitro, nonoxynol-9 may not have the same effect in vivo and might actually increase the risk of contracting HIV. In fact, a Phase III study of a nonoxynol-9 product completed in June 2000 resulted in a lower incidence of HIV infection for the placebo rather than for the nonoxynol-9 product. At a high enough dosage, nonoxynol-9 also can cause ulcerations, lesions, and other uncomfortable irritations. As a result of current research findings, the New York State Health Department is reconsidering its prior endorsement of nonoxynol-9, and the United States Center for Disease Control and Prevention currently does not endorse the use of nonoxynol-9 without a condom for protection from HIV. Other organizations are calling for a total ban of nonoxynol-9 products based on the premise that nonoxynol-9 actually promotes the transmission of HIV.

MARKET OPPORTUNITIES

         Infectious disease is the leading health problem in the world, leading to more deaths and serious health conditions than any other high profile disease, including heart disease and cancer. In 1997, there were over 2 million infections and 90,000 deaths in the United States alone resulting from nosocomial contamination, defined as infections contracted at a hospital or doctor's office that are unrelated to the purpose of a patient's visit. There were another 80 million cases of food poisoning in the United States, 10,000 of which resulted in death. According to industry studies, the average cost of treating nosocomial infections in the United States was $2,300 per incident, or $4.5 billion in annual direct costs. Developing inexpensive, effective and safe solutions to these diseases will, we believe, satisfy a large unmet market need that is being driven by the frequency and seriousness of public reports of infectious disease contamination in common public venues, such as hotels, public restrooms, and food service establishments. According to a December 1998 report of the American Social Health Association, there are approximately 15 million new cases of STDs in the U.S. annually. The direct medical cost of treating these STDs and their complications is reported to be $8.4 billion annually.

OUR SOLUTION

         Our current and proposed preventative products use the same active ingredient, benzalkonium chloride, and have the potential to provide safety and efficacy qualities lacking in most competitive products, while at the same time addressing limitations of competitive products. The GEDA(R) Plus microbicidal contraceptive gel will also use octoxynol-9, unlike competing products that utilize nonoxynol-9, an active ingredient that has been shown to cause lesions, ulcerations and other irritations.

         Most microorganisms are reduced after application or contact with the product. The IBC product formulation does not utilize alcohol, triclosan or other organic solvents, which are commonly used in competitive products. Our alcohol and triclosan-free products do not appear to cause many of the skin conditions and side effects that competitive products may cause, such as dry skin and burning and itching irritations. Our products offer protection against the spread of nearly all harmful microorganisms on the skin. In December 2001, we announced that initial in vitro testing of our hand sanitizer and first-aid antiseptic product indicates that the product is effective against both the vegetative and spore forms of Bacillus anthracis, the organism that causes anthrax. In addition, our products are non-flammable, allowing for use in many settings otherwise unsuitable for competitive products. All of our products currently under development, and all of our product innovations planned for development in the future, will be based upon IBC's existing basic product formulations, thus creating an opportunity for faster entry into compatible market opportunities. In the future, we may also market, sell and distribute products based on third party or purchased formulations.

BUSINESS STRATEGY

         Our goal is to achieve a position in the retail, commercial and institutional markets for over-the-counter infectious disease preventative and contraceptive products, and to leverage our position to enter other markets. We hope to pursue this goal by increasing the demand for effective and safe infectious disease preventative products and by increasing the number of our products used to prevent infectious disease. Our business strategy consists of the following key elements:

         Leverage Resources Through Strategic Relationships and Acquisitions. We have engaged Gruntal & Co. LLC, whose assets have been subsequently acquired by Ryan, Beck, & Co., LLC, to help pursue a merger, a strategic partnership, an acquisition or a sale of a portion or all of the Company. We intend to build our business in part through the acquisition of complementary technologies, products and businesses and by entering into strategic collaborations, including additional licensing and marketing arrangements, with other biotechnology or consumer products companies and research institutions. We believe that these acquisitions and relationships will better enable us to enter markets more quickly and extensively. We also believe that significant acquisition and strategic partnering opportunities exist in the infectious disease industry. Our ability to secure additional funding with which to acquire a complementary technology, product, or business is not assured. We are not currently in active discussions with possible acquisition, merger or strategic partnering candidates.

         Develop Brand Awareness and Market Acceptance for Preventx(R). We believe that with sufficient funding we can develop brand awareness and market acceptance of our unique antimicrobial products among consumers as well as commercial and institutional customers. We intend to develop brand awareness and acceptance by offering superior products that are more effective in protecting against infectious disease and safer with more pleasing qualities than competitive products. We hope to develop brand awareness and market acceptance of our products through advertising and by expanding our network of United States distributors, adding international distributors through the joint venture with IBC and by entering into strategic relationships with other parties who can significantly increase our marketing, sales and distribution resources. Our ability to obtain the necessary financial resources to successfully implement this element of our business strategy is uncertain.


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


          Apply Core IBC Formulations to Additional Product Applications. All of our infectious disease preventative products are based on a common product formulation, which is licensed to us by IBC and contains octoxynol-9 with benzalkonium chloride as its active ingredient. We intend to continue to leverage the brand awareness and market acceptance of our hand sanitizer and first-aid antiseptic product to create market demand for our moist towelettes, baby wipes, disinfectant surface spray and the GEDA(R) Plus microbicidal contraceptive gel. We may leverage the future success of these products through the introduction of a variety of compatible personal care product formulations, such as deodorant, shaving cream, toothpaste and mouthwash products. To date, IBC has been unable to obtain the regulatory approvals required to bring new products to market.


PRODUCTS AND TECHNOLOGIES

We currently market two product lines under our complete germ protection program
- a hand sanitizer and first-aid antiseptic lotion and antibacterial towelettes, both of which are based on a formulation developed and licensed to us by IBC. Both product lines are marketed under the Preventx(R) brand name and were also marketed under the Coleman(R) with Advanced Preventx(R) brand to the sporting goods, outdoor/recreational market niche under a license agreement with The Coleman Company, Inc. In addition, we marketed the Coleman(R) Antibacterial Surface Disinfectant Cleaner as an expansion of our infectious disease prevention product offering. Sales of all Coleman(R) branded products have been halted following our receipt of a notice of termination of the license agreement by Coleman in conjunction with ongoing litigation in January 2002. We anticipate several additional preventative products based upon IBC formulations including baby wipes, disinfectant surface spray and the GEDA(R) Plus microbicidal contraceptive gel, each of which must comply with applicable regulatory requirements or obtain regulatory approval (which may include clinical trials) prior to marketing. Each of these products is described below.

CURRENT DISEASE PREVENTATIVE PRODUCTS

PREVENTX(R) HAND SANITIZER AND FIRST-AID ANTISEPTIC

         Our hand sanitizer and first-aid antiseptic lotion was launched in the United States in March 1999. Our hand sanitizer and first-aid antiseptic lotion is commonly applied in small quantities and rubbed into the hands. We also recommend use of the product in the medical and food service industries along with latex gloves as a secondary barrier against infection. Our product decreases the risks associated with glove degradation, tears or cuts, and large latex pore sizes. Because we believe the IBC formula is virtually non-toxic, it can be used safely in food preparation areas and around medical patients. Our hand sanitizer and first-aid antiseptic will not damage latex gloves or other products.

         Our hand sanitizer and first-aid antiseptic product, unlike most competitive products, does not include alcohol, triclosan, or other organic solvents as its active ingredient. The benefits of using an alcohol-free and triclosan-free formulation include:

     - The protection provided by our hand sanitizer and first-aid antiseptic is long lasting (up to four hours). In contrast, alcohol and triclosan-based products typically lose effectiveness after drying (approximately fifteen seconds).

     - The IBC formulation does not dry out the skin and does not cause germs to develop increased resistance. Alcohol and triclosan-based products may actually increase the risk of infectious disease after repeated use, as the drying nature of these ingredients can strip skin of its natural barrier and cause microscopic cracks in the skin, which provides a conducive environment for disease causing germs that colonize on the skin. In addition, triclosan-based products have been found to cause bacteria to develop increased resistance as well as the mutation of some germs.

     - Our product is non-flammable and thus reduces the risk of personal injury associated with alcohol products and increases the institutional and consumer settings where a hand sanitizer and first-aid antiseptic product can safely and conveniently be applied and stored. At concentrations of 60% or greater, alcohol-based hand sanitizer products are highly flammable.

     - Our hand sanitizer and first-aid antiseptic not only alleviates dry skin conditions that may be caused by alcohol or triclosan based products, it actually helps nourish and moisturize damaged skin and does not cause many of the skin irritations associated with competitive products, including itching, stinging and burning. We incorporate aloe vera into our hand sanitizer and first-aid antiseptic product to further promote its soothing effects. In addition, our product helps prevent bacterial contamination or skin infection on minor cuts, scrapes and burns, in contrast to alcohol based products that can cause painful discomfort when in contact with minor skin injuries. Our hand sanitizer and first-aid antiseptic also does not cause irritation to mucosal tissues in the nose, unlike alcohol and triclosan-based products.

         Presently, our hand sanitizer and first-aid antiseptic is sold at retail stores, on our website, www.preventx.com, and in the commercial, industrial, institutional and military markets, in 2- and 8-ounce bottles.

PREVENTX(R) ANTIBACTERIAL TOWELETTES

         As an extension of our existing hand sanitizer and first-aid antiseptic product line, we began to offer the hand sanitizer and first-aid antiseptic on a moist towelette in 2000. The towelette offers all the advantages of our hand sanitizer and first-aid antiseptic product for use in situations where items such as dirt or food must be removed from the hands and facilities for normal hand washing are unavailable.

         The towelette is packaged in three configurations: easy-to-use plastic "Canister Pak" dispensers, personal-sized resealable pouch boxes and boxes of individually wrapped towelettes. The packaging is conveniently sized for household and travel use and both the canister pak and resealable pouch are resealable to keep the product moist. The towelette is sold under the Preventx(R) brand and was also sold under the Coleman(R) with Advanced Preventx(R) brand.

FUTURE INFECTIOUS DISEASE PREVENTATIVE PRODUCTS

         In accordance with our agreements with IBC, worldwide new product development responsibility is vested in the joint venture formed with IBC. Our marketing personnel and IBC's scientific personnel comprise a New Product Development Board that coordinates all new product development activities. To make many of the following product claims, an IND application must be filed with the FDA and clinical trials must be conducted to support the claims. In the future, we may also market, sell and distribute products based on other third party or purchased formulations.

DISINFECTANT SURFACE SPRAY

         Our disinfectant surface spray that is based on the IBC formulation will not contain the thickening and aloe vera additives contained in our hand sanitizer and first-aid antiseptic, making it suitable for a pump spray application. The pump spray will be packaged in smaller dispensers for personal use applications around common dangerous germ concentrations such as public telephones, public restrooms, and diaper changing areas, and larger dispensers for institutional applications such as food service surfaces, hotel facilities, and surfaces where medical services are performed.

         Our disinfectant surface spray that is based on the IBC formulation will have all of the same advantages as our hand sanitizer and first-aid antiseptic product, and is particularly suited for uses in the food service, medical and hotel industries where safety and toxicity are major concerns. Current competitive products include a variety of household or industrial surface cleaning products, all of which are toxic and generally cannot be used in contact with food preparation or medical care areas without caution. In addition, the IBC disinfectant surface spray product is not harmful to common surfaces such as sinks, counters, trays, furniture, or other objects.

         We expect to launch our disinfectant surface spray product that is based on the IBC formulation in the United States after approval from the FDA has been obtained, which will enable us to market the product for use on food surfaces. We estimate that this approval process will take at least twelve months from the submission of the IND application. IBC has not advised us as to when it will submit the application.

BABY WIPES

         Utilizing a similar formulation as our hand sanitizer and first-aid antiseptic, IBC has developed a baby wipe for the retail market. In addition to claiming the product is non-toxic and long lasting, it is our intention to obtain regulatory approval to claim that our baby wipes aid in the prevention of diaper rash. We believe these claims, if approval to make them is obtained, would give our baby wipes a significant advantage in the market place over other wipes on the market today.

         IBC plans to apply for an IND number from the FDA for the baby wipes subsequent to the receipt of an IND number for the GEDA(R) Plus microbicidal contraceptive gel, as discussed below. An IND number will enable testing to commence that will be recognized by the FDA. We estimate that the testing and approval process for the baby wipes will take at least six months from the receipt of the IND number.

GEDA(R) PLUS MICROBICIDAL CONTRACEPTIVE GEL

         The GEDA(R) Plus microbicidal contraceptive gel has been developed by IBC and, under the terms of our license agreement, IBC is responsible for preparing and conducting all clinical trials required to obtain approval from the FDA. Phase I and II clinical trials, the purposes of which were to study the safety of the contraceptive gel when used in women and its effectiveness against STDs in an in vitro environment, have been completed with positive results. In December 2000, we announced the commencement of a Phase III clinical trial in Brazil by IBC which would have determined whether the gel effectively kills a host of STDs and other infectious diseases, in addition to its contraceptive properties, and was safe. We announced in December 2001 that PARAXEL International Corporation, which had at one time been retained by IBC to conduct the trials, informed us that it was no longer involved in the project. We subsequently announced that IBC represented to us that additional funding is necessary to continue the Phase III clinical trials in Brazil. The process to prepare an application to obtain an IND number from the FDA, which will enable the commencement of Phase III trials that will be recognized by the FDA, is currently underway and we have been told by IBC that progress continues on this application. IBC has not advised us as to when it will formally submit the application to the FDA. Upon initiation and successful completion of the Phase III clinical trial and results showing safety and effectiveness, IBC will file a new drug application with the FDA for its approval. We continue to monitor IBC's progress in obtaining regulatory approvals. However, there can be no assurance that IBC, a private company, will have the financial resources to obtain an IND number from the FDA and complete the clinical trials.

         The GEDA(R) Plus microbicidal contraceptive gel will not be sold in the United States until an IND number is obtained, Phase III clinical trials are completed, and approval of the FDA is obtained. FDA approval is not assured. The first part of the Phase III study in the United States has yet to begin and will address the effectiveness of the product in preventing the transmission of gonorrhea, chlamydia, and trichomonas vaginalis. Because the STDs included in the first part of the Phase III study have relatively high rates of transmission and relatively short gestation periods for infection within the human body, we anticipate that the clinical trials for the first part of the Phase III study will require a minimum of six months from the receipt of the IND number.

         The second part of the Phase III testing will address the effectiveness of the product in preventing the transmission of HIV. Because HIV has a slower rate of transmission and a longer gestation period for infection within the human body, we anticipate that the clinical trials for the second part of the Phase III study will require at least 18 months from the receipt of the IND number.

         Once approved, we anticipate marketing the gel primarily in the retail, over-the-counter market in single use pre-filled applicators as well as larger tubes. We also intend to market the product in bulk quantities to condom manufacturers to be used as a coating inside the condom wrapper, thus enhancing the effectiveness of condoms as a means of contraception and as a disease preventative and enabling condom manufacturers to make additional product claims.

         Existing contraceptive gel products use active ingredients such as nonoxynol-9 that can cause lesions, ulcerations, and other skin irritations. These irritations can, in turn, facilitate infections. Our gel's active ingredients act synergistically as a microbicide and spermicide. In addition, only small amounts are needed, limiting the possibility of skin irritations. In pre-clinical safety studies, our gel was found to cause no damage to squamous or columnar mucosa cells. The gel is compatible with latex condoms. We are aware of no other approved competitive products that make these claims. As a result, if successful, the gel would be a unique product in the over-the-counter contraceptive market.

         We believe that if the Phase III studies are successfully completed and FDA approval is obtained, we will be able to offer a product in the United States that can capture significant market share and also increase the market for non-prescription contraceptive products.

SALES AND MARKETING

         We currently market our products in the United States to both the retail over-the-counter market using internal sales personnel and third party manufacturers' sales representatives, and to commercial, industrial, institutional and military customers through distributors and sales agents.

         Within the United States our existing product is distributed directly to retailers and institutionally through third party distributors. Upon obtaining regulatory approval, we plan to distribute future products utilizing IBC formulations through the same channels. Durstrand International Limited, our former Southeast Asia distributor, was granted exclusive rights (subject to minimum purchase requirements) in designated territories and was responsible for obtaining and maintaining required foreign regulatory approvals for our products. Because Durstrand did not fulfill minimum purchase requirements in the contract, in January 2001 we served notice that their rights were no longer exclusive and in June 2001 we terminated the agreement. Through the joint venture formed with IBC, we anticipate granting distributorships in other territories that will have similar requirements.

         We typically sell inventories to third party distributors at negotiated prices. The products are then re-sold by the distributors to a variety of customers.

         Our hand sanitizer and first-aid antiseptic product was launched at Wal-Mart Stores, Inc., the Eckerd drug chain, Walgreen Co., Target Corp., Kmart Corp., Rite Aid Corp., Duane Reade, Long's Drug Stores, Fred Meyer Stores, and regional food and drug chains in the United States. In January 2001, we launched our first national consumer advertising campaign, which included national radio, print and web promotions. Two nationally syndicated radio show hosts, Delilah and Lia, provided Preventx(R) product endorsements and testimonials. Preventx(R) was also recognized as a sponsor on both hosts' websites. Free standing inserts were run in newspapers nationwide. Additionally, we operate an Internet web site that provides useful information about our current and future products. Unfortunately, funding constraints forced us to curtail our advertising and promotional campaign. As a consequence, consumer awareness and demand have not grown as anticipated, and some of the large retailers at which we launched the product ceased placing orders for restocking shipments. In addition, in conjunction with ongoing litigation, we were given notice by The Coleman Company, Inc. that our license agreement was terminated in January 2002 and we have halted sales of Coleman(R) branded products. The remaining Coleman(R) branded inventory is minimal and by the end of 2001, the contribution of Coleman(R) branded product to our gross sales was minimal as well.

DEPENDENCE ON SIGNIFICANT CUSTOMERS AND SUPPLIERS

         Walgreen Co., Rite Aid Corp., and Kmart Corp. accounted for approximately 20%, 17%, and 16% of our gross sales in 2001, respectively. Walgreen Co. was an active customer in the first quarter of 2002 but has informed us of its intention to discontinue stocking of our product in the second quarter of 2002. The sporting goods departments of Rite Aid Corp. and Kmart Corp. each purchased the Coleman(R)and Coleman(R)with Advanced Preventx(R)brands in 2001. Additionally, the first aid department of Rite Aid Corp. purchased and continues to purchase Preventx(R)brand products. As a result of our cessation of Coleman(R)branded product sales stemming from our litigation with The Coleman Company Inc., we do not expect the sporting goods departments of Rite Aid Corp. and Kmart Corp. to be active customers in 2002.

         Presently, Canadian Custom Packaging ("CCP") is the sole manufacturer of the IBC formulation used in our hand sanitizer and first-aid antiseptic products. We do not have a written agreement with this supplier. We believe that the raw materials required for our product are readily obtainable from a variety of sources and CCP has experienced no difficulties or unexpected costs to date in purchasing the raw materials. Although we have experienced no difficulties or unexpected costs in purchasing finished products from CCP, we are exposed to the risk that CCP will be unable or unwilling to supply our product in a timely or cost efficient manner or at all. We have addressed this risk by maintaining an inventory level that is adequate to meet our customers' demands during a short supply interruption. However, a lengthy delay or interruption in the supply of raw materials or finished products would significantly impair our ability to compete, would cause a loss of revenue and could cause a loss of significant customers. If CCP became unable or unwilling to supply our product, we believe that a new supplier could be qualified and begin production within sixty days.

STRATEGIC RELATIONSHIPS

INTERNATIONAL BIOSCIENCE CORPORATION LICENSE

         As part of the settlement of litigation with IBC relating to our license agreement in August 2000, we executed a new license agreement with IBC that grants us the exclusive right to purchase, use, have used, sell and have sold the licensed products in the United States. The new license agreement requires us to pay a 5% royalty to IBC on net sales of licensed products in the United States. The initial term of the agreement is ten years with automatic renewal for additional ten-year terms. IBC has the right to terminate the agreement if we do not sell any licensed products in the United States for a period of two years.

         As part of the agreement, IBC agreed to fund clinical trials for the GEDA(R) Plus microbicidal contraceptive gel, with a commitment to expend, if necessary, up to $10 million to fulfill all requirements for FDA approval of the product. The trials will test the efficacy and safety of the GEDA(R) Plus microbicidal contraceptive gel against various sexually transmitted diseases including HIV. We have agreed to expend up to $10 million, if necessary, to market the licensed products in the United States over the first five years of the agreement. Additionally, we have executed a trademark license with IBC that permits and requires us to use IBC's GEDA(R) logo, to the extent available, on all licensed products sold in the United States. The term of the trademark license runs concurrently with the term of the license agreement from IBC to us. IBC has the right to terminate the trademark license if we do not sell any licensed products in the United States for a period of two years.

         Also as part of the settlement, we have agreed that IBC shall have the full and exclusive rights to sell its IBC formulated products in Brazil. In addition, we have executed a trademark license with IBC that permits them to use, to the extent available, our Preventx(R) trademark and associated trade dress in Brazil in exchange for paying us a 5% royalty on net sales of licensed products in Brazil. The initial term of the trademark license is ten years with automatic renewals for additional terms of ten years. We have the right to terminate the trademark license upon termination of the operating agreement for the joint venture, which we formed with IBC as part of the settlement.

         In exchange for the issuance of 5,000,000 shares of our common stock, IBC will forego the payment by our company of any further minimum guaranteed royalties, which totaled $13,657,000 for the seven years remaining in the initial term of the original license agreement and $46,311,000 in the first ten-year renewal term of the original license agreement. In addition, we granted IBC an option to purchase another 2,226,000 shares of our common stock, having an exercise price of $0.83 per share. All of the options have vested based upon IBC's completion of critical strategic initiatives. The 5,000,000 shares of common stock as well as any shares acquired upon exercise of the 2,226,000 options are subject to a voting agreement, wherein an irrevocable proxy to vote these shares is given to Lawrence D. Bain, Chairman of our Board of Directors.

         We also previously acquired sub-licensing rights for the hand sanitizer and first-aid antiseptic in the United States from Prevent-X Inc. The term of the license extends to July 20, 2008, subject to renewal options for additional 10-year terms.

         In July 2001, Empyrean and two of its directors received and responded to subpoenas from the SEC seeking documents and other information related to an investigation of IBC (SEC File No. FL-02750). The two directors gave testimony to the SEC in December 2001. In April 2002, Empyrean received and responded to a second subpoena from the SEC seeking documents and other information related to the investigation, and a third director was subpoenaed to provide testimony. Empyrean has not been named and no claim has been made against it in the SEC's investigation of IBC. We have cooperated fully with the SEC and will continue to do so.

IBC JOINT VENTURE

         As part of our August 2000 settlement of all legal disputes between IBC and us, we also announced that we had formed a joint venture with IBC to make, have made, use, have used, sell and have sold licensed products throughout the world with the exception of the United States and Brazil. The joint venture is a limited liability corporation owned fifty-percent by us and fifty-percent by IBC. A put agreement between IBC and us provides that upon a change of control (as defined in the agreement) of either IBC or us, the other party has the right, but not the obligation, to sell its interest in the joint venture at the fair market value, to the acquirer of the controlling interest, IBC or us, as the case may be.

         An operating agreement has been executed between the parties that provides for the joint venture to be managed by a board of managers consisting of six managers, three managers to be appointed by IBC and three managers to be appointed by us. Our marketing personnel and IBC's scientific personnel will coordinate new product development.

         Coincident with the formation of the joint venture, we executed a trademark license with the joint venture and IBC also executed a trademark license as well as a license agreement with the joint venture. Our trademark license with the joint venture permits the joint venture to use, to the extent available, the Preventx(R) trademark and associated trade dress on all of the licensed products sold by the joint venture, with a term that runs until the expiration or termination of the joint venture operating agreement unless terminated by us if the joint venture does not sell any licensed products for a period of two years.

         Similarly, the trademark license from IBC to the joint venture permits and requires the joint venture to use, to the extent available, the GEDA(R) logo on all of the licensed products sold by the joint venture, with a term that runs until the expiration or termination of the joint venture operating agreement unless terminated by IBC if the joint venture does not sell any licensed products for a period of two years. The license agreement from IBC to the joint venture grants the joint venture an exclusive, royalty-free right and license to make, have made, use, have used, sell and have sold the licensed products worldwide with the exception of the United States and Brazil, with a term that runs until the expiration or termination of the joint venture operating agreement, unless terminated by IBC if the joint venture does not sell any licensed gel product for a period of two years after the gel product has been approved for sale by the USFDA.

PREVENT-X SUB-LICENSE

         In July 1998, we entered into a sub-license agreement with Prevent-X, Inc., a Miami, Florida based marketing company. This agreement provides us with exclusive rights to manufacture, market, and sell our hand sanitizer and first-aid antiseptic product in the United States. These rights were previously licensed to Prevent-X by IBC. This sub-licensing agreement also provided for the acquisition of the Preventx(R) trade name, marks and logos. We acquired these rights in exchange for up-front payments of 225,000 shares of our common stock, $50,000 cash, and continuing royalty payments of 5% of net sales of the hand sanitizer and first-aid antiseptic sold in the United States. The initial term of the agreement is ten years, based on Empyrean meeting the conditions of the agreement.

HANDL-IT INC. ALLIANCE

         In March 2000, we engaged Handl-It Inc. of Cleveland, Ohio to provide us with a portfolio of outsourcing services including finished goods warehousing, distribution, customer service, order processing, and invoicing. The arrangement covers all of our infectious disease preventative products. Handl-It is able to provide these services more efficiently and at a more competitive cost than our previous provider of these services. We have no long-term agreement with Handl-It.

SUNBEAM(TM) AND COLEMAN(R) LICENSES

         In October 1999, we entered into separate license agreements with Sunbeam Corporation and The Coleman Company, Inc. The licenses were non-exclusive. They allowed us to use the Sunbeam(TM) aND Coleman(R) trademarks iN connection with the sale and distribution, throughout the United States and Canada, of certain of our products, including our hand sanitizer and first-aid antiseptic, towelettes, disinfectant surface spray and baby wipes. The licenses expired on December 31, 2002 and could be renewed until December 31, 2005 if we met the renewal terms under the agreements.

         Among other provisions, the Sunbeam contract called for us to pay Sunbeam a royalty based on net sales of the Sunbeam licensed products. Sunbeam had the right to terminate the agreement if we failed to timely pay the higher of the applicable royalty percentage based on net sales or annual minimum royalties in the amounts of $20,000, $60,000 and $120,000 in 2000, 2001 and
2002, respectively, or if we failed to achieve minimum sales for the Sunbeam licensed products.

         Among other provisions, the Coleman contract called for us to pay Coleman(R) a royalty based on neT sales of the Coleman(R) licenseD products. Coleman(R) had thE right to terminate the agreement if we failed to timely pay the higher of the applicable royalty percentage based on net sales or annual minimum royalties in the amounts of $25,000, $50,000 and $100,000 in 2000, 2001 and 2002, respectively, or if we failed to achieve minimum sales for the Coleman(R) licenseD products.

         In April 2001, at our request, our license agreement with Sunbeam was terminated effective December 31, 2000. We had made no product sales using the SunbeamTM trademark since the acquisition of the licensing rights in October 1999.

Concurrent with the termination of the license agreement with Sunbeam, our license agreement with The Coleman Company, Inc., which is wholly-owned by Sunbeam Corporation, was amended to increase the annual minimum royalties related to our use of the Coleman(R) trademark in thE sale and distribution of our products to $110,000 and $220,000 in 2001 and 2002, respectively. No other terms of the agreement were amended. The minimum royalties under the amended license agreement with The Coleman Company, Inc. were equal to the combined minimum royalties under the original agreements with Sunbeam Corporation and The Coleman Company, Inc.

         In December 2001, we filed a complaint against The Coleman Company, Inc. in the United States District Court for the Northern District of Ohio, Eastern Division, to recover damages caused by Coleman's actions in disparaging our business and tortiously interfering with our current and prospective business relationships and contracts. In our complaint, we allege that Coleman has attempted to take business away from us by directly approaching our customers, making false statements about us and the status of our license, and offering to sell directly to those customers, bypassing us. In addition, our complaint alleges that Coleman and its agents have unreasonably delayed in providing approvals to us for packaging and labeling associated with the products for the 2002 sales program. In light of the damages we incurred as a result of Coleman's actions, we withheld the $80,000 final payment of the annual minimum royalties for 2001. In response, Coleman served notice to us in January 2002 that the license agreement was being terminated as a result of failure to timely pay the annual minimum royalties and we have halted sales of Coleman(R) branded products. Coleman also filed motions to dismiss our complaint or in lieu of dismissal, to transfer the venue of the case to the North District of Kansas. In April 2002, the court refused to dismiss the case but granted the motion to transfer venue. In addition, in March 2002, Coleman filed a complaint against us in District Court, The Eighteenth Judicial District, Sedgwick County, Kansas, Civil Department, seeking payment of the remaining annual minimum royalty for 2001 and claiming damage to its business relations resulting from alleged false and injurious statements made by us to others regarding Coleman. Sales of Coleman(R) licensed products accounted for approximately 36% of our total gross sales in 2001 but only approximately 11% of our total gross sales in the second half of 2001. Our remaining Coleman(R) branded inventory is minimal and has been reserved.

MANUFACTURING AND QUALITY CONTROL

         As part of the settlement of all legal disputes between IBC and us, we each agreed that licensed products would only be manufactured by approved manufacturers and that the joint venture entered into between the parties would be responsible for approving such manufacturers. The manufacturing of our hand sanitizer and first-aid antiseptic, licensed to us by IBC, is currently performed by an independent manufacturer, Canadian Custom Packaging, a Canadian entity located in Toronto, Ontario. CCP is the sole manufacturer of the IBC formulation and performs production and filling of the lotion product into tubes and bottles, labeling and packaging. CCP supplies the lotion formulation in bulk to towelette manufacturers who apply the lotion to the towelettes and label and package the finished product. All of the raw materials used in the formulation are purchased by CCP. CCP's manufacturing of, and purchase of raw materials for, the hand sanitizer and first-aid antiseptic are done according to IBC's specifications. We believe that the raw materials required for our products are readily obtainable from a variety of sources. We have experienced no difficulties or unexpected costs to date in purchasing the raw materials. CCP's manufacturing facility is required to meet, and currently meets, good manufacturing practices which include regulations adopted by the FDA and is subject to periodic inspection by the agency. It is also ISO 9001 certified.

RESEARCH AND DEVELOPMENT

         Effective with the settlement of the IBC litigation, responsibility for research and development of products based on the IBC formulation rests exclusively with the joint venture with IBC. We currently focus all of our market research and development resources and efforts on the research and development of additional applications and markets for the Preventx(R) antimicrobial products licensed to us by IBC. In addition, we intend to pursue strategic relationships with biotechnology companies and research institutions for other products to complement our line of Preventx(R) products. We incurred no spending in 2001 and 2000 for research and development activities.

PROPRIETARY RIGHTS

         With the exception of the antibacterial surface disinfectant cleaner introduced in December 2000 and subsequently discontinued, we license all of the product and manufacturing formulas used in our infectious disease preventative products from IBC. Although we believe the formulas and underlying manufacturing techniques are proprietary, they are subject to current litigation by a third party claiming prior worldwide licensing and marketing rights. To date, we hold no patents on our products. These products use common compounds in formulas that we believe are difficult to copy and manufacture. The

IBC formulas are primarily protected by trade secret protections and through contractual confidentiality obligations of our employees, contracting parties, independent contractors, manufacturers and other collaborators. We rely on trade secret protection, confidentiality obligations, know-how, and continuing technological innovations and licensing opportunities to develop and maintain our competitive position.

GOVERNMENT REGULATION

         The products we market and intend to market are subject to regulatory approval in both the United States and in foreign countries. The following discussion outlines the various kinds of reviews to which our products may be subjected before receiving approval for marketing in the United States and abroad.

REQUIREMENTS IN THE UNITED STATES

         The production, distribution and marketing of our products and research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities. In the United States, drugs are subject to extensive federal regulation, ordinarily including the requirement of approval by the FDA before marketing may begin, and, to a lesser extent, state regulation. The Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, and other federal and state statutes and regulations apply, among other things, to the testing, manufacture, safety, efficacy, labeling, distribution, storage, record keeping, approval, advertising, marketing and sale of our products. Product development and approval within the regulatory scheme will vary based on the type of product, required testing and the desired product claims and could take a number of years and involve the expenditure of substantial resources.

         The standard process required by the FDA before a new drug may be marketed in the United States includes:

     -    preclinical laboratory and animal tests;

     - submission to the FDA of an application for an investigational new drug;

     - preliminary testing of the drug in people to evaluate the drug and its manner of use; and

     - adequate and well-controlled testing of the drug in people to establish the safety and effectiveness of the drug for its intended use.

         Domestic and foreign manufacturing establishments, such as CCP, the sole manufacturer of the IBC formulation, are subject to inspections by the FDA and by other federal agencies and by state and local agencies, and must comply with current good manufacturing practice requirements. If the FDA or other agencies note violations during an inspection, distribution of clinical materials for investigational use or production lots for commercial use may be halted and, possibly, other sanctions imposed. Commercial marketing of our existing and proposed products, depending on the ingredients, claims, and the outcome of the FDA's Over-the-Counter Drug Review, may occur only after approval of new drug applications by the FDA. The application review process frequently takes two to four years or longer to complete and the FDA may require additional studies to be performed to gain approval. These additional studies may take several years to complete.

         In 1972, the FDA instituted an ongoing review process to evaluate the safety and effectiveness of over-the-counter drugs. Through this process, the FDA issues regulations called monographs that set forth the specific active ingredients, dosages, indications and labeling statements for over-the-counter drugs that the FDA generally recognizes as safe, effective and branded properly and therefore not subject to pre-market approval. Over-the-counter drugs not covered by proposed or final regulations are subject to pre-market review and approval through the New Drug Application process.

         Under the FDA's current monograph over-the-counter regulations, active product ingredients are classified as one of three categories: (i) Category 1 - ingredients recognized as safe, effective and not misbranded; (ii) Category 2 - ingredients not recognized as safe or effective, or ingredients that are misbranded; and (iii) Category 3 - ingredients that require further testing prior to being designated Category 1 or 2.

         We currently market our hand sanitizer and first-aid antiseptic product under two separate proposed monographs, a hand sanitizer monograph and a first-aid antiseptic monograph. We believe that all of our current product claims are allowable under the proposed hand sanitizer and first-aid monographs. However, benzalkonium chloride, the active ingredient in our hand sanitizer and first-aid antiseptic, is designated as a Category 1 ingredient for first-aid antiseptics and as a Category 3 ingredient for hand sanitizers.

         The monographs for hand sanitizers as well as first-aid antiseptics are proposed and we are unable to predict when the regulations will be finalized. While it is permissible to market products with active ingredients classified as Category 3 under a proposed monograph, unless our active ingredient is included as a Category 1 ingredient in the final hand sanitizer monograph, we may not be able to identify the product as a hand sanitizer and may not be permitted to make all of the claims that we currently make. We believe that we could market our product under the first aid monograph alone if we called our product a skin antiseptic and first aid lotion rather than a hand sanitizer. Should any changes be necessary, we believe that we would have twelve months to change our product labeling once the final regulations were issued.

         We are subject to federal, state and local environmental laws. We believe that we are in material compliance with applicable environmental laws in connection with our current operations.

REQUIREMENTS IN FOREIGN COUNTRIES

         There is a wide variation in the approval or clearance requirements necessary to market products in foreign countries. The requirements range from virtually no requirements to a level comparable to those of the FDA. For example, many lesser-developed countries have minimal regulatory requirements, while many developed countries, such as Japan, have conditions as stringent as those of the FDA. Many lesser-developed countries, including many countries in Africa, allow products evaluated and accepted by the World Health Organization ("WHO") to be sold. A country must request WHO acceptance before the WHO will evaluate the product. FDA acceptance is not a substitute for foreign governmental approval or clearance.

         Our joint venture with IBC has neither applied for nor obtained applicable approvals in any of the countries within its territory.

COMPETITION

         Preventx(R) Hand Sanitizer and First-Aid Antiseptic

         There are a number of competitors in the consumer hand sanitizer market, including Dial Corporation, GoJo Industries, Colgate-Palmolive Company and Reckitt & Coleman, Inc. Most current products use a 60% or higher concentration of either alcohol or triclosan as their active ingredients. Some of the competitive products have active ingredients similar to Preventx(R). Alcohol-based hand sanitizers in the United States are sold largely based on price competition. However, we feel that the benefits of the IBC alcohol-free formula justify a slight premium over the alcohol-based products.

         Antibacterial Surface Disinfectant Cleaner and Disinfectant Surface
Spray

         There are numerous competitors in the surface cleaning market, both in the United States and worldwide, including Reckitt & Coleman Inc. (which markets the Lysol brand), Clorox Corporation and Dial Corporation. We plan to sell the disinfectant surface spray with the IBC formulation as an antibacterial surface spray that is safe to be used near food and that does not give any after taste or odor. We expect that it will be as strong and as effective as other sprays that cannot be used near food because they are lethal to ingest. We intend to sell the product at a premium price. We believe that the IBC surface spray will compete against other surface cleaners based on product differentiation and, to a lesser extent, price. Price competition would place us at a competitive disadvantage.

         Baby Wipes

         Together, Kimberly-Clark Corporation and Proctor and Gamble Co. account for approximately 69% of the baby wipe market. All other manufacturers, including Drypers Corporation and Playtex Products, Inc. share the remaining 31% of the market. Products are classified as super-premium, premium, private label, average and low end. We believe that our baby wipe will be sold as a super premium product due to the benefits that it is expected to offer the consumer. Using a formulation similar to that found in the hand sanitizer and first-aid antiseptic, our baby wipes will be alcohol-free, non-irritating, non-toxic, anti-bacterial and long-lasting. Through additional testing to be performed by IBC, we also believe we will be able to present the product as aiding in the prevention of diaper rash. As a result, we believe that our product will have significant advantages over products on the market today and permit us to command a premium price.

         GEDA(R) Plus Microbicidal Contraceptive Gel

         There are a number of microbicidal products that are in various stages of development, several of which we believe are in or have completed Phase III clinical trials at this time. However, much controversy surrounds other products in Phase III trials whose formulations contain nonoxynol-9, which can cause genital irritation. In fact, a Phase III study of a nonoxynol-9 product completed in June 2000 resulted in a lower incidence of HIV infection for the placebo, rather than for the nonoxynol-9 product. As a result, some organizations are calling for a total ban of nonoxynol-9 products based on the premise that nonoxynol-9 actually promotes the transmission of HIV. Our gel does not contain nonoxynol-9 and, in a clinical trial, did not cause genital irritation. We are aware of other microbicidal products that also do not contain nonoxynol-9 that have commenced clinical trials.

         The GEDA(R) Plus microbicidal contraceptive gel, if approved in the United States, will be sold as a vaginal contraceptive gel and anti-infective barrier. The product will be sold at a premium over contraceptive gels that cannot claim an anti-infective barrier. We believe that our gel will compete against other contraceptive products on the basis of product differentiation and, to a lesser extent, price. To the extent we compete based on price, we will be at a competitive disadvantage.

         Many of our competitors have substantially greater financial and marketing resources than we have.

EMPLOYEES

         As of May 7, 2002, we employed three full-time personnel. These employees are involved in executive, corporate administration, and sales and marketing functions.

PROPERTIES

         Our corporate facility is located in a suburb of Cleveland, Ohio and consists of approximately 2,000 square feet of executive office space. We lease this facility for a monthly base rent of $1,850. The lease expires in January 2003. We believe that our facilities are adequate for our needs for the foreseeable future.

LEGAL PROCEEDINGS

         We are a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This action alleges that we tortiously interfered with Optima and Mercury's contractual relationship with IBC. Optima and Mercury claim that they had prior rights to the IBC formulation and products and that we induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against us. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with us. If we are not successful in this action, we could lose the right to market, sell or manufacture our hand sanitizer and first-aid antiseptic lotion and towelette products and other products currently under development. Should any court judgment be entered precluding our rights to the products, IBC has agreed as part of the overall litigation settlement to secure its obligations to us by granting us the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

         We are also a defendant in an action that was filed by Kaye, Scholer LLP, our former legal counsel, on October 24, 2001 in the Supreme Court of the State of New York, County of New York. The action alleges that we breached a contract and seeks damages of approximately $93,000 plus interest and attorneys fees. We believe the suit is without merit and are defending ourselves vigorously.

         We are the plaintiff in an action that was filed against The Coleman Company, Inc. on December 27, 2001 in the United States District Court, Northern District of Ohio, Eastern Division to recover damages in an unspecified amount caused by Coleman's actions in disparaging our business and tortiously interfering with our current and prospective business relationships and contracts. In our complaint, we allege that Coleman has attempted to take business away from us by directly approaching our customers, making false statements about us and the status of our license, and offering to sell directly to those customers, bypassing us. In addition, the complaint alleges that Coleman and its agents have unreasonably delayed in providing approvals to us for packaging and labeling associated with the products for the 2002 sales program. In light of the damages we incurred as a result of Coleman's actions, we withheld final payment of the annual minimum royalty for 2001. In response, Coleman served notice to us in January 2002 that the license agreement was being terminated and we have halted sales of Coleman(R) branded product. Coleman also filed motions to dismiss our complaint or in lieu of dismissal, to transfer the venue of the case to the North District of Kansas. In April 2002, the court refused to dismiss the case but granted the motion to transfer venue. In addition, in March 2002, Coleman filed a complaint against us in District Court, The Eighteenth Judicial District, Sedgwick County, Kansas, Civil Department, seeking payment of the remaining annual minimum royalty for 2001 and claiming damage to its business relations resulting from alleged false and injurious statements made by us to others regarding Coleman.

               DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS


         The following table sets forth the names of all our current directors and executive officers as of May 7, 2002, with each position and offisce held by themand their periods of services in the capacities listed.


                                                                                         YEAR FIRST
                                                                                         ELECTED OR       YEAR TERN
    NAME                          AGE     POSITIONS WITH THE COMPANY                     APPOINTED          2002

Lawrence D. Bain                   52    Chairman of the Board of Directors                1999             2003
Richard C. Adamany                 49    President and Chief Executive Officer             1999             2004
                                         and Director
Bennett S. Rubin                   44    Executive Vice President, Chief                   1999             2004
                                         Operating Officer, Secretary and
                                         Director
Robert G.J. Burg, II               45    Director                                          1998             2002
Michael Cicak                      66    Director                                          1999             2002
Brenda K. Brown                    41    Vice President and Chief Financial                2000               --
                                         Officer


         Starting with the election of directors by stockholders on March 20, 2001, the Board of Directors was divided into three classes with each director serving a three-year term after the initial term. Stockholders will elect the directors of each Class for three-year terms at the appropriate annual meetings of stockholders.

         Mr. Bain was appointed a director on August 6, 1999 and became Chairman of the Board on January 1, 2000. His current term will expire in 2003. Mr. Bain has served as a Senior Vice President in the investment banking division of Stifel, Nicolaus & Company, Incorporated since 1999. From 1995 to 1999, Mr. Bain was a Managing Director with Everen Securities. Mr. Bain also wholly owns Uptic Investments Corp., which provides financial advisory services. He currently serves as a trustee for Cleveland's Leprechaun Society charity.

         Mr. Adamany was appointed Executive Vice President, Chief Operating Officer and Chief Financial Officer on September 7, 1999 and was promoted to President, Chief Executive Officer and Chief Financial Officer on January 1, 2000 and was elected a director on March 20, 2001. On August 1, 2000, Mr. Adamany relinquished the title of Chief Financial Officer upon the appointment of Brenda K. Brown to that position. His current term will expire in 2004. Prior to joining Empyrean, Mr. Adamany was a 50% owner of Premier Enterprise Partners, LLC, a company formed to acquire, operate and grow companies pursuing long-term capital gains. Mr. Adamany was Executive Vice President and Chief Operating Officer of Advanced Lighting Technologies from 1997 to 1998. From 1992 to 1996, Mr. Adamany was Senior Vice President, Treasurer and Chief Financial Officer of Health O Meter Products Inc., which acquired Mr. Coffee, Inc. where he held the same position.

         Mr. Rubin was appointed Executive Vice President and Chief Marketing Officer and Secretary on September 7, 1999 and was promoted to Executive Vice President, Chief Operating Officer and Secretary on January 1, 2000 and was elected a director on March 20, 2001. His current term will expire in 2004. Prior to joining Empyrean, Mr. Rubin was a 50% owner of Premier Enterprise Partners, LLC, a company formed to acquire, operate and grow companies pursuing long-term capital gains. During 1998, Mr. Rubin was Senior Vice President, Sales of Advanced Lighting Technologies, Inc. From 1995 to 1998, Mr. Rubin held several senior management positions at Invacare Corporation, including Vice President, Marketing and Marketing Services. From 1989 to 1995, Mr. Rubin was Vice President of Sales and Marketing of The Genie Company and its successor, Overhead Door Corporation.

         Mr. Burg was appointed a director of the Company on November 20, 1998. His current term will expire in 2002. Mr. Burg is currently the owner of a National Sales Group representing products sold and distributed in the golf industry. From 2000 through October 2001, Mr. Burg was the President and Chief Executive Officer of SwimEx, a manufacturer of hydrotherapy pools designed for rehabilitation and sports specific training. From 1998 to 1999, Mr. Burg was the President of Profile Sports, a golf networking company. Between 1990 and 1998, Mr. Burg was employed by Royal Grip, Inc./Roxxi Caps, which manufactures and distributes golf grips and sports headwear, and was its President between 1995 and 1998. Between June 1998 and 1999, Mr. Burg was a director of Royal Precision, Inc., which manufactures and distributes golf grips.

         Mr. Cicak was appointed a director of the Company on May 26, 1999. His current term will expire in 2002. Mr. Cicak is currently the President and a director of McMaster Motor Inc., a private company, and was the President of Solar Cells, Inc., a private holding company, from 1996 to 2000. He is currently a member of the Board of Trustees of the University of Findlay in Ohio and serves on several Boards including those of First Solar, LLC, Autom, Solar Cells, Inc., Frazer-Nash Research Ltd., Electro-Storm, and Totalink.

         Ms. Brown was appointed Vice President and Chief Financial Officer on August 1, 2000. Prior to joining Empyrean, Ms. Brown was Vice President and Controller of Republic Technologies International LLC from 1998 to 1999 and held various financial positions with TRW Inc. from 1984 to 1998.

         There is presently a vacancy on our Board of Directors arising from the resignation of Andrew J. Fishleder, M.D. in May 2002.

         The directors have served in their respective capacities since their election or appointment and will serve until the their respective terms expire or until a successor is duly elected, unless the office is vacated in accordance with our Articles of Incorporation. The executive officers are appointed by the Board of Directors to serve until the earlier of their resignation or removal with or without cause by the directors.

         There are no family relationships between any directors or executive officers.

BOARD COMMITTEES

         The Board of Directors has an Audit Committee and a Compensation Committee. The Compensation Committee met five times in 2001 and has met once in 2002. The Audit Committee met four times in 2001 and has met twice in 2002. The Audit Committee is responsible for, among other things, evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee acts on matters related to the compensation of directors, senior management and key employees.

DIRECTOR COMPENSATION

         Non-employee directors receive:

          - a quarterly retainer of $2,500, plus $500 per committee meeting attended to be issued quarterly in the form of cash or common stock at the prevailing market rate, or deferred in accordance with a deferred compensation plan;

          - a grant of stock options to purchase 100,000 shares of our common stock upon election by the stockholders, subject to board approval; and

          - reimbursement for out-of-pocket expenses associated with attending Board and committee meetings.

         Employee directors receive no additional compensation for serving on the Board.

         The stock options granted to non-employee directors are granted at an exercise price equal to the fair market value of the common stock on the date of grant, are fully vested at date of grant, and expire ten years from the date of grant.

                             EXECUTIVE COMPENSATION

         The following table is a summary of the compensation paid to our Chief Executive Officer and each executive officer that earned over $100,000 in total salary and bonus for each of our three most recently completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONT TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                               ANNUAL COMPENSATION                            ------
                            --------------------------------------------------------      SECURITIES UNDER
                                                                                              OPTIONS
NAME AND PRINCIPAL                                                     OTHER ANNUAL          GRANTED/SARs         ALL OTHER
    POSITION                  YEAR      SALARY($)    BONUS($)(2)     COMPENSATION ($)         GRANTED(#)        COMPENSATION($)
    --------                  ----      ---------    -----------     ----------------         ----------        ---------------
Richard C. Adamany           2001       $215,000     $132,500              --                 1,100,000                --
President and Chief          2000        180,000       90,000              --                    --                    --
Executive Officer            1999         49,039        --                 --                 1,500,000                --

Bennett S. Rubin             2001       $205,000     $127,500              --                 1,100,000                --
Executive Vice               2000        170,000       85,000              --                    --                    --
President, Chief             1999         49,039        --                 --                 1,500,000                --
Operating Officer
and Secretary

Brenda K. Brown              2001       $113,250      $22,650              --                   131,250                 --
Vice President and           2000         43,212       10,500              --                   125,000                 --
Chief Financial
Officer (1)

(1) Ms. Brown joined Empyrean in August 2000 and therefore no compensation information for 1999 is reported.
(2) In 2001, Messrs. Adamany and Rubin each received a $25,000 bonus payment upon the closing of a financing transaction. In 2001, Ms. Brown received an award of 17,073 shares of the Company's common stock and a cash payment of $3,500 in payment of bonus amounts earned in 2000. Bonuses earned in 2000 by Messrs. Adamany and Rubin have not yet been paid. Other bonuses earned by officers in 2001 have not yet been paid.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                    NUMBER OF         PERCENT OF TOTAL
                                    SECURITIES          OPTIONS/SARS
                                    UNDERLYING           GRANTED TO        EXERCISE OR
                                   OPTIONS/SARS         EMPLOYEES IN       BASE PRICE
     NAME                           GRANTED #            FISCAL YEAR       ($/SHARE)        EXPIRATION DATE
     ----                           ---------            -----------       ---------        ---------------
Richard C. Adamany                  1,100,000              43.0%              $0.41         January 30, 2011
Bennett S. Rubin                    1,100,000              43.0%               0.41         January 30, 2011
Brenda K. Brown                        31,250               1.2%               0.41         January 30, 2011
Brenda K. Brown                       100,000               3.9%               0.25            June 24, 2011


We have never issued stock appreciation rights.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                          NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED                  IN-THE-MONEY
                              SHARES                          OPTIONS/SARS                       OPTIONS/SARS
                            ACQUIRED ON     VALUE          AT FISCAL YEAR-END                 AT FISCAL YEAR-END
          NAME               EXERCISE     REALIZED      EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
          ----               --------     --------      -------------------------         -------------------------
Richard C. Adamany           1,600,000       --               --/1,000,000                          --/--
Bennett S. Rubin             1,600,000       --               --/1,000,000                          --/--
Brenda K. Brown               46,875         --              40,625/168,750                         --/--


EMPLOYMENT AGREEMENTS

         Richard C. Adamany, the Company's President and Chief Executive Officer works under an employment agreement effective as of September 7, 1999. The stockholders of the Company elected Mr. Adamany as a director in March 2001. Mr. Adamany earned an annualized base salary of $150,000 until December 31, 1999. His annual base salary increased to $180,000 on January 1, 2000 and to $215,000 on January 1, 2001. Mr. Adamany is entitled to participate in an incentive compensation program. If Mr. Adamany is terminated without cause, or, at Mr. Adamany's option, if the Company fails to pay Mr. Adamany's compensation when due, the Company is obligated to provide Mr. Adamany twenty-four months of severance pay, a pro rata portion of his annual bonus and accelerated vesting of options. Mr. Adamany has the option upon termination of accepting a lump sum payment for severance pay, calculated by discounting the stream of payments owed to him using a discount rate of 15%. Mr. Adamany's bonus will be payable no later than ninety days following the close of the fiscal year that he is terminated. Mr. Adamany will also receive a lump sum payment equal to three times his annual compensation for any termination without cause resulting from a change in control of the Company. Mr. Adamany's agreement also contains confidentiality and non-compete covenants. The Company has agreed to indemnify Mr. Adamany for actions taken by him as an officer or director of the Company and this indemnification will survive his termination. We have agreed to continue liability insurance until five years following Mr. Adamany's termination with us.

         In addition, under his employment agreement, Mr. Adamany was granted options to purchase 1.5 million shares of the Company's common stock at an exercise price equal to the fair market value on December 8, 1999. The first option to purchase 50,000 shares of the Company's common stock vested upon execution of the employment agreement. Options to purchase 90,000 shares of the Company's common stock each vested on the last day of each of the second, third, fifth and sixth months following the execution of the employment agreement. Options to purchase 20,000 and 70,000 shares of the Company's common stock vested on the last day of the fourth month and the first day of the fifth month, respectively. The remaining options vested in January 2001 based on the performance of Mr. Adamany and the Company as evaluated by the Board. Mr. Adamany was granted options to purchase 1.1 million shares of the Company's common stock at an exercise price equal to the fair market value of such common stock on January 31, 2001. The first option to purchase 100,000 shares of the Company's common stock vested on the date of grant. Options to purchase 100,000 shares of the Company's common stock each vest annually on January 30, 2002 through January 30, 2005. Finally, options to purchase 600,000 shares of the Company's common stock vest on January 30, 2006. All unvested options are subject to accelerated vesting based on Mr. Adamany's performance as evaluated by the Board. Mr. Adamany's employment agreement provides that options granted to other members of management will vest upon the same performance criteria as the criteria for Mr. Adamany.

         Bennett S. Rubin, the Company's Executive Vice President and Chief Operating Officer, works under an employment agreement effective as of September 7, 1999. The stockholders elected Mr. Rubin as a director of the Company in March 2001. Mr. Rubin earned an annualized base salary of $150,000 until December 31, 1999. His annual base salary increased to $170,000 on January 1, 2000 and to $205,000 on January 1, 2001. Mr. Rubin is entitled to participate in an incentive compensation program. If Mr. Rubin is terminated without cause, or, at Mr. Rubin's option, if the Company fails to pay Mr. Rubin's compensation when due, the Company is obligated to provide Mr. Rubin twenty-four months of severance pay, and a pro rata portion of his annual bonus and accelerated vesting of options. Mr. Rubin has the option upon termination of accepting a lump sum payment for severance pay, calculated by discounting the stream of payments owed to him using a discount rate of 15%. Mr. Rubin will also receive a lump sum payment equal to three times his annual compensation for any termination without cause resulting from a change in control of the Company. Mr. Rubin's bonus will be payable no later than ninety days following the close of the fiscal year that he is terminated. Mr. Rubin's agreement also contains confidentiality and non-compete covenants. The Company has agreed to indemnify Mr. Rubin for actions taken by him as an officer or director of the Company and this indemnification will survive his termination. We have agreed to continue liability insurance until five years following Mr. Rubin's termination of employment.

         In addition, under his employment agreement, Mr. Rubin was granted options to purchase 1.5 million shares of common stock at an exercise price equivalent to the fair market value on December 8, 1999. The first option to purchase 50,000 shares of the Company's common stock vested upon execution of the employment agreement. Options to purchase 90,000 shares of the Company's common stock each vested on the last day of each of the second, third, fifth and sixth months following the execution of the employment agreement. Options to purchase 20,000 and 70,000 shares of the Company's common stock vested on the last day of the fourth month and the first day of the fifth month respectively. The remaining options vested in January 2001 based on the performance of Mr. Rubin and the Company as evaluated by the Board. Mr. Rubin was granted options to purchase 1.1 million shares of the Company's common stock at an exercise price equal to the fair market value of such shares on January 31, 2001. The first option to purchase 100,000 shares of the Company's common stock vested on the date of grant. Options to purchase 100,000 shares of the Company's common stock each vest annually on January 30, 2002 through January 30, 2005. Options to purchase 600,000 shares of the Company's common stock vest on January 30, 2006. All unvested options are subject to accelerated vesting based on Mr. Rubin's performance as evaluated by the Board. Mr. Rubin's employment agreement provides that options granted to other members of management will vest upon the same performance criteria as the criteria for Mr. Rubin.

         Brenda K. Brown, the Company's Vice President and Chief Financial Officer, began her employment with Empyrean on August 1, 2000. Ms. Brown's annualized base salary was $105,000, plus an incentive compensation plan based upon the attainment of specific individual objectives as well as Company performance. Ms. Brown was granted options to purchase 125,000 shares of the Company's common stock at an exercise price equivalent to the fair market value on the date of the grant. A portion of the options will vest over time while the balance of the options will vest according to the same performance criteria for Messrs. Adamany and Rubin. In January 2001, options to purchase 31,250 shares of the Company's common stock vested based on the performance of Ms. Brown and Empyrean as evaluated by the Board. Ms. Brown's base salary increased to $113,250 on January 1, 2001. Ms. Brown was granted options to purchase 31,250 shares of the Company's common stock at an exercise price equal to the fair market value on January 31, 2001. All of the options vest on January 30, 2006 and are subject to accelerated vesting based on Ms. Brown's performance as evaluated by the Board. Ms. Brown was granted options to purchase 100,000 shares of the Company's common stock at an exercise price equal to the fair value on June 25, 2001. The options will vest over time. Effective July 9, 2001, Ms. Brown's employment with Empyrean became subject to an employment agreement. Ms. Brown is entitled to participate in an incentive compensation bonus program. If Ms. Brown is terminated without cause, or, at Ms. Brown's option, if the Company fails to pay Ms. Brown's compensation when due, the Company is obligated to provide Ms. Brown twelve months of severance pay, and a pro rata portion of her annual bonus and accelerated vesting of options. Ms. Brown has the option upon termination of accepting a lump sum payment for severance pay, calculated by discounting the stream of payments owed to her using a discount rate of 15%. Ms. Brown's bonus will be payable no later than ninety days following the close of the fiscal year that she is terminated. Ms. Brown's employment agreement also contains confidentiality and non-compete covenants. We have agreed to indemnify Ms. Brown for actions taken by her as an officer of the Company and this indemnification will survive her termination. We have agreed to continue liability insurance until five years following Ms. Brown's termination of employment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of May 7, 2002 information about the amount and nature of beneficial ownership of the common stock held by:

          - Each person who we know is a beneficial owner of more than 5% of our outstanding common stock;

          -    Each person who is a director or executive officer of Empyrean;
               and

          -    All of our directors and executive officers as a group.

         The business address of each person listed, other than International Bioscience Corporation and Laurus Master Fund, Ltd., is c/o Empyrean Bioscience, Inc., 23800 Commerce Park Road, Suite A, Cleveland, Ohio 44122. The business address of International Bioscience Corporation is 777 South Flagler Drive, Phillips Point Building, East Tower, Suite 909, West Palm Beach, Florida 33401. The business address of Laurus Master Fund, Ltd., is 152 W. 57th Street, 4th Floor, New York, New York 10019.

         Beneficial ownership generally includes voting power and investment power with respect to securities. We believe that each individual named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by him, subject to community property laws, where applicable and except where otherwise noted.

         Beneficial ownership is calculated in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934. As of May 7, 2002, there were 204,885,057 common shares outstanding: (i) 70,661,089 common shares issued and outstanding, and (ii) 134,223,968 common shares subject to outstanding options, warrants, and convertible securities which are convertible or exercisable within 60 days of May 7, 2002. Shares subject to unexercised options, warrants, rights or conversion privileges exercisable within 60 days of May 7, 2002, are deemed outstanding for the purpose of calculating the number and percentage owned by that person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The first column of the following chart represents the total number of actual outstanding shares owned by the named individual, including options, warrants, and convertible securities exercisable within 60 days of May 7, 2002. The second column titled "Portion Represented by Options, Warrants, and Convertible Securities" shows the portion of the column one figure represented by options, warrants, and convertible securities exercisable within 60 days of May 7, 2002.


                                                                             PORTION
                                                                         REPRESENTED BY
                                                                       OPTIONS, WARRANTS,
NAME OF                                           TOTAL AMOUNT OF       AND CONVERTIBLE       PERCENT OF
BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP        SECURITIES           CLASS
----------------                               --------------------        ----------           -----
Lawrence D. Bain (1)                                    9,831,280            2,226,000             13.5%
Richard C. Adamany                                      3,286,052            1,000,000              4.6%
Bennett S. Rubin (2)                                    3,286,052            1,000,000              4.6%
Michael J. Cicak                                        1,138,113                   --              1.6%
Brenda K. Brown                                           383,898              193,750                 *
Robert G. J. Burg II                                      214,401                   --                 *
International Bioscience Corporation (3)                7,226,000            2,226,000              9.9%
Laurus Master Fund, Ltd.                              126,185,173          126,185,173             64.1%
Directors and executive officers
 as a group (six persons)                              18,139,796            4,419,750             24.2%

-----------------
*less than 1%

(1) The total for Mr. Bain includes 2,437,893 shares of the Company's common stock owned beneficially by Uptic Investments Corp., a company owned 100% by Mr. Bain. This amount also includes 144,987 shares held of record by Mr. Bain individually, 22,400 shares owned by Mr. Bain's family, 5,000,000 shares of the Company's common stock owned of record by International Bioscience Corporation ("IBC") and 2,226,000 shares of the Company's common stock under currently exercisable options issued to IBC. All of the IBC shares and options are subject to a voting agreement wherein Mr. Bain has been granted an irrevocable proxy to vote these shares. IBC is free to sell the shares and any shares resulting from the exercise of options in accordance with applicable securities laws. Such shares sold will not be subject to the voting agreement unless a certain volume of sales is exceeded by IBC within a 90-day period. Shares obtained under the exercise of options are also subject to the voting agreement. Should Mr. Bain cease to be a director of Empyrean, he will be succeeded by the then current chairman of the board of directors of Empyrean, provided, however, that Mr. Bain grant an irrevocable proxy to vote his shares to his successor. At the time Mr. Bain ceases to be a director of Empyrean, should he elect not to assign his rights to his successor under an irrevocable proxy or should his total share ownership of Empyrean shares be less than his ownership as of August 9, 2000, the date the agreement was executed, the voting agreement shall be null and void.

(2) Includes 195,000 shares held by Rubin Consulting, Inc., a company wholly-owned by Mr. Rubin.

(3) See footnote 1 above with respect to a proxy to vote the shares owned by IBC.

         As of May 7, 2002, to our knowledge, there are no arrangements that may, at a subsequent date, result in a change in control of Empyrean.

                              SELLING STOCKHOLDERS

         The table below sets forth certain information with respect to each selling stockholder for whom we are registering for resale shares of our common stock. Beneficial ownership of the common stock by the selling stockholders after this offering will depend on the number of shares of common stock sold by each selling stockholder; however, the table assumes that all shares of common stock owned by a beneficial owner are offered and resold pursuant to this prospectus. We will not receive any proceeds from the resale of the common stock by the selling stockholders, however we will receive proceeds upon the exercise of stock options and stock warrants that may be exercised by the selling stockholders. These proceeds, estimated at $22,400, would be used by us for general corporate purposes.



                                              SHARES                                 SHARES
                                           BENEFICIALLY                           BENEFICIALLY
                                          OWNED PRIOR TO       TOTAL SHARES      OWNED AFTER THE
        NAME                               THE OFFERING         REGISTERED          OFFERING
--------------------------------          --------------       ------------      ---------------

Laurus Master Fund, Ltd. (1)                3,711,176(1)        10,000,000                  0
Richard C. Adamany (2)                      2,836,052            1,625,000          1,211,052
Bennett S. Rubin (3)                        2,836,052            1,625,000          1,211,052
Facile, Inc. (4)                            1,214,332            1,164,332             50,000
Uptic Investments Corp. (5)                 9,831,280            1,091,250          8,740,030
Ronald Horner (4)                             471,708              471,708                  0
Connie Dial (4)                               425,705              425,705                  0
Timothy F. Sweeney (6)                        250,000              250,000                  0
Gruntal & Co. LLC (7)                         250,000              250,000                  0
Dian Griesel (8)                              470,000              150,000            320,000
Pin Point Marketing                           125,000              125,000                  0
Jeffrey Kraws (7)                             206,250               81,250            125,000
Richard J. Rapacz                             105,388               60,944             44,444
Joseph Russo (7)                               40,000               40,000                  0
Andy Sadosky (7)                               40,000               40,000                  0
Karen Feinberg (7)                             31,000               31,000                  0
David Bonomo (7)                               25,000               25,000                  0
Robert G.J. Burg II (9)                       214,401               24,493            189,908
Michael J. Cicak (9)                        1,138,113               16,666          1,121,447
Gary Parton (7)                                12,750               12,750                  0
Howard Bochner (7)                             10,000               10,000                  0
Ryan Lane (7)                                   5,000                5,000                  0
Jack Schwartz (7)                               5,000                5,000                  0


         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(1) Laurus Master Fund, Ltd. is presently the holder of six convertible notes and five warrants to purchase common stock issued by the Company. We are registering a portion of the shares issuable upon conversion of the convertible notes. Because the number of shares of common stock issuable upon conversion of the convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time.

     However, Laurus has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

(2)  President and Chief Executive Officer and a director of the Company.

(3) Executive Vice President, Chief Operating Officer, Secretary, and a director of the Company. Includes 195,000 shares held by Rubin Consulting, Inc., a company wholly-owned by Mr. Rubin.

(4) Represents shares issuable under immediately convertible debentures dated April 26, 2001. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(5) Uptic Investments Corp. is wholly-owned by Lawrence D. Bain, Chairman of the Company's Board of Directors. Also includes 114,987 shares held of record by Mr. Bain individually, 22,400 shares owned by Mr. Bain's family, 5,000,000 shares owned by International Bioscience Corp. over which Mr. Bain has voting control, and options to purchase 2,226,000 shares held by International Bioscience Corp. over which shares, upon issuance following exercise, Mr. Bain will have voting control.

(6)  Serves as legal counsel to the Company.

(7) Represents shares issuable under immediately exercisable warrants to purchase common stock to be exercised.

(8) Owner of Investor Relations Group, Inc., which performs investor relations work for the Company. Represents shares issuable under immediately exercisable stock options to be exercised.

(9)  Director of the Company.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

               - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

               - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

               - An exchange distribution following the rules of the applicable exchange.

               -    Privately negotiated transactions.

               - Short sales or sales of shares not previously owned by the seller.

               - A combination of any such methods of sale any other lawful method.

The selling stockholders may also engage in:

               - Short selling against the box, which is making a short sale when the seller already owns the shares.

               - Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholders.

               - Pledging shares to their brokers under the margin provisions of customer agreements. If the selling stockholders default on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Laurus Master Fund, Ltd. is and other selling stockholders may be, and any broker-dealers or agents that are involved in selling the shares may be, considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the Laurus Master Fund, Ltd. is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements. Because other selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify Laurus Master Fund, Ltd. and its officers, directors, employees and agents, and each person who controls such entity, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Laurus Master Fund, Ltd. has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                        DESCRIPTION OF OUR CAPITAL STOCK


COMMON STOCK

         Our authorized common stock consists of 90,000,000 shares of common stock, par value $.0001 per share. The holders of common stock are entitled to dividends, pro rata, as and when declared by the Board of Directors, to one vote per share at a meeting of stockholders and, upon winding up or liquidation, to receive those of our assets that are distributable to the holders of the common stock upon winding up or liquidation. No common stock has been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking funds.

         Because the reduction in the price of our stock has resulted in a significant increase in shares issuable upon the conversion of convertible notes and debentures, our total common stock issued and outstanding and reserved to be issued under stock options and warrants and convertible debt is 204,886,807 shares as of May 7, 2002. In April 2002, the major holder of our convertible notes waived its requirement that we reserve from our authorized but unissued shares of common stock that number of shares which would be necessary to enable the holder to convert each of its notes at the then applicable conversion price and the warrants at their then applicable exercise price, with certain exceptions. This waiver is valid for no more than 90 days from the date of grant of the waiver. At May 7, 2002, 126,184,501 shares of common stock issuable upon the conversion of six convertible notes and the exercise of five common stock warrants are exempted from reservation as a result of this waiver. Approval by the stockholders to increase the number of authorized shares of common stock is required before new investor capital can be raised and this approval will be sought in 2002. If stockholder approval is obtained and additional shares are issued, the holdings of existing shareholders will be diluted.

PREFERRED STOCK

         Our authorized shares of preferred stock consists of 10,000,000 shares, par value of $.0001 per share. Our directors are authorized by our Certificate of Incorporation to issue preferred stock in one or more series and to create and attach special rights and restrictions to a series of shares. No shares of preferred stock have been issued.

WARRANTS

         Set forth below is a table showing the number of warrants to purchase our common stock that are outstanding as of May 7, 2002, the exercise prices payable upon an election to exercise, and the term of each of these warrants:


                                     CURRENTLY      EXERCISE
ORIGINAL ISSUANCE DATE              OUTSTANDING    PRICE/SHARE       EXPIRATION
----------------------              -----------    -----------       ----------
March 17, 1999                          50,000     $    0.75        May 17, 2002
May 3, 2001                              8,000     $    0.36        May 2, 2006
June 11, 2001                          196,333     $    0.005       June 11, 2006
August 23, 2001                         83,333     $    0.236       August 23, 2006
October 9, 2001                         83,333     $    0.123       October 9, 2006
November 13, 2001                       45,333     $    0.224       November 13, 2006
December 18, 2001                       66,666     $    0.101       December 18, 2006
February 28, 2002                      500,000     $    0.031       February 27, 2007
                                     ---------
    Total                            1,032,998
                                     =========

OPTIONS

         Set forth below is a table showing the number of options to purchase our common stock that are outstanding as of May 7, 2002, the range of exercise prices, average remaining contractual lives, and weighted average exercise prices:


                                    OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                       ----------------------------------------------   ------------------------------
                                         WEIGHTED
                                         AVERAGE          WEIGHTED                         WEIGHTED
                                        REMAINING         AVERAGE                          AVERAGE
    EXERCISE             NUMBER        CONTRACTUAL        EXERCISE       WEIGHTED          EXERCISE
      PRICE            OUTSTANDING     LIFE (YEARS)        PRICE        EXERCISABLE         PRICE
-------------------    -------------   -------------    -------------   -------------   --------------
    $0.01 - 0.05        2,343,750          8.5            $  0.01       2,343,750         $  0.01
     0.24 - 0.66        1,067,584          1.2               0.48       1,065,584            0.48
            0.83        2,226,000          8.3               0.83       2,226,000            0.83
                        ---------                                       ---------
                        5,637,334                            0.42       5,635,586            0.42
                        =========                                       =========


REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent of our common stock is Jersey Transfer and Trust Company, 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the last two fiscal years we have entered into the following transactions with our directors, officers, holders of 5% or more of our common stock, or their affiliates:

RICHARD C. ADAMANY

         Mr. Adamany is the Company's President and Chief Executive Officer. Mr. Adamany was elected a director of the Company on March 20, 2001.

         In February 2000, Mr. Adamany made a loan of $50,000 with an annual interest rate of 10% to the Company in exchange for a promissory note issued by the Company as well as options to purchase 25,000 shares of the Company's common stock at a price of $0.50 per share. In February 2000, the indebtedness was extinguished in exchange for 100,000 shares of the Company's common stock and warrants to purchase 25,000 shares of the Company's common stock at a price of $0.50 per share that were issued through the Company's private placement of securities in 2000.

         In November 2000, Mr. Adamany and his spouse guaranteed a one-year $1,000,000 revolving line of credit extended to the Company by The Huntington National Bank. These personal guarantees were required by the lender and were in turn secured by the assets of the Company. In consideration for their guarantees, Mr. Adamany and his spouse were together granted 150,000 shares of the Company's common stock valued at $56,250 in the aggregate.

         In January 2001, the Company made non-recourse loans totaling $766,000 to Mr. Adamany and his spouse to enable the exercise of options and warrants to purchase 1,700,000 shares of the Company's common stock. The loans bear an annual interest rate of 5.78%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006. In December 2001, Mr. Adamany and his spouse surrendered 50,000 shares of the Company's common stock as payment in full for loans in an aggregate principal amount of $25,000. In February 2002, Mr. Adamany and his spouse surrendered 25,000 shares of the Company's common stock as payment in full for loans in an aggregate principal amount of $12,500.

         In June 2001, Mr. Adamany executed a bridge loan facility for $100,000 with the Company. In consideration for entering into this loan facility, Mr. Adamany was granted 45,000 shares of the Company's common stock valued at $9,450 in the aggregate.

         In June 2001, Mr. Adamany pledged 1,625,000 shares of the Company's common stock beneficially owned by him as security for performance of the Company's registration obligations under a Subscription Agreement dated June 11, 2001 with Laurus Master Fund, Ltd. In consideration for his pledge, Mr. Adamany was granted 166,052 shares of the Company's common stock valued at $36,697 in the aggregate.

         In April 2002, Mr. Adamany purchased 1,625,000 shares of common stock at a price of $0.0125 per share from the Company in a private placement of securities.

         In May 2002, the Company granted Mr. Adamany and his spouse cash and common stock with a total value of $267,000 as compensation for the renewal of their personal guarantees as required by the lender of a $1,000,000 revolving line of credit extended to the Company by The Huntington National Bank. These personal guarantees are in turn secured by the assets of the Company. None of the common stock or the cash compensation has yet been paid because the Company presently lacks cash or a sufficient number of authorized but unissued or unreserved common shares with which to make payment. Subsequent to the stockholders approving an increase in authorized common shares or the Company securing sufficient cash to satisfy its obligations, the guarantors will select a date at which to issue and value the shares and fund the cash portion. The guarantors have the right to determine the proportion of stock and cash compensation to be paid.

LAWRENCE D. BAIN

         Mr. Bain was appointed a director of the Company on August 6, 1999 and was appointed the Chairman of the Board of the Company on January 1, 2000. In April 1998, Empyrean entered into an engagement agreement with Uptic Investment Corp. ("Uptic"), a company that is controlled by Mr. Bain. Under the agreement, Uptic provided the Company financial advisory services with respect to obtaining strategic corporate or institutional investors as well as facilitated introductions to key customers and distributors. In consideration for those services, the Company issued to Uptic warrants to purchase 1,000,000 shares of Empyrean's common stock. Uptic exercised warrants to purchase (i) 250,000 shares of common stock of the Company in June 1998 at an exercise price of $0.01 per share, (ii) 250,000 shares of common stock of the Company in August 1999 at an exercise price of $0.01 per share, and (iii) 500,000 shares of the Company's common stock in February 2001 at an exercise price of $0.50 per share.

         In February 2000, Uptic loaned $150,000 with an annual interest rate of 10% to the Company in exchange for a promissory note issued by Empyrean as well as options to purchase 75,000 shares of common stock of the Company at a price of $0.50 per share. The Company repaid the loan in full in March 2000.

         In September 2000, the Company granted Mr. Bain options to purchase 250,000 shares of the Company's common stock at a price of $0.73 per share for his role in negotiating a litigation settlement with IBC. In accordance with SFAS 123, the litigation settlement expense of $178,000 was recorded for the fair value of the options.

         In November 2000, Mr. Bain, his spouse, and Uptic guaranteed a one-year, $1,000,000 revolving line of credit extended to the Company by The Huntington National Bank. These personal guarantees were required by the lender and the guarantees were in turn secured by the assets of the Company. In consideration for their guarantees, Mr. Bain, his spouse, and Uptic were collectively granted 150,000 shares of the Company's common stock value at $56,250 in the aggregate.

         In February 2001, the Company made non-recourse loans totaling $677,875 to Mr. Bain and Uptic to enable exercise of options and warrants to purchase 1,153,750 shares of common stock of the Company. The loans bear an annual interest rate of 5.48%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006. In December 2001, Mr. Bain and Uptic surrendered 118,750 shares of the Company's common stock as payment in full for one of the loans with a principal amount of $59,375.

         In March 2001, Mr. Bain and Uptic guaranteed a 120-day, $250,000 line of credit extended to the Company by The Huntington National Bank. These personal guarantees were required by the lender. In consideration for their guarantees, Mr. Bain and Uptic were collectively granted 112,500 shares of the Company's common stock valued at $39,375 in the aggregate.

         In June 2001, Uptic entered into a bridge loan facility of $100,000 with the Company. In consideration for entering into this loan facility, the Company granted Uptic 45,000 shares of the Company's common stock valued at $9,450 in the aggregate.

         In June 2001, Uptic pledged 1,153,750 shares of the Company's common stock beneficially owned by Uptic as security for performance of the Company's registration obligations under a Subscription Agreement dated June 11, 2001 with Laurus Master Fund, Ltd. In consideration for its pledge, Uptic was granted 117,896 shares of the Company's common stock valued at $26,055 in the aggregate.

         In August 2001, the Company issued 56,250 shares of its common stock valued at $13,500 in the aggregate to Mr. Bain and Uptic in consideration for their guarantees of the renewal of a $250,000 line of credit extended to the Company by The Huntington National Bank.

         In April 2002, Uptic purchased 1,035,000 shares of common stock at a price of $0.0125 per share from the Company in a private placement of securities.

         In May 2002, the Company granted Mr. Bain, his spouse, and Uptic cash and common stock with a total value of $467,000 as compensation for the renewal of their personal guarantees as required by the lender of a $1,000,000 revolving line of credit and a $250,000 line of credit extended to the Company by The Huntington National Bank. These personal guarantees are in turn secured by the assets of the Company. None of the common stock or the cash compensation has yet been paid because the Company presently lacks cash or a sufficient number of authorized but unissued or unreserved common shares with which to make payment. Subsequent to the stockholders approving an increase in authorized common shares or the Company securing sufficient cash to satisfy its obligations, the guarantors will select a date at which to issue and value the shares and fund the cash portion. The guarantors have the right to determine the proportion of stock and cash compensation to be paid.

         The Company and Uptic have an arrangement pursuant to which the Company reimburses Uptic for expenses incurred on behalf of the Company principally for travel and travel-related expenses of its directors and officers. The Company believes that amounts reimbursed to Uptic approximate the cost at which these services could be obtained directly from a non-affiliated third party. The expenses eligible for reimbursement totaled $76,090 in 2000 and $0 in 2001. Of the 2000 expenses, $44,153 was incurred in conjunction with the negotiation and settlement of the litigation with IBC. In December 2000, Mr. Bain agreed to accept, on behalf of Uptic, 113,247 shares of common stock of the Company in lieu of cash reimbursement for $45,299 of the 2000 expenses. These shares were valued at $0.40 per share, which was the market price of the common stock on the date these shares were issued.

BRENDA K. BROWN

         In January and February 2001, the Company made non-recourse loans of $20,625 and $10,313, respectively, to Ms. Brown, the Company's Vice President and Chief Financial Officer, to enable the exercise of options to purchase 31,250 and 15,625 shares, respectively, of the Company's common stock. The loans bear interest at an annual rate of 5.78% and 5.48%, respectively, are secured by the common stock acquired, and have maturities of January and February 2006, respectively.

ROBERT G. J. BURG

         In February 2001, Empyrean made a non-recourse loan of $38,000 to Mr. Burg, a Company director, to enable the exercise of options to purchase 100,000 shares of the Company's common stock. The loan bears an annual interest rate of 5.48%, is secured by the common stock acquired, and matures in February 2006.

ANDREW J. FISHLEDER, M.D.

         In February 1999, Dr. Fishleder, a former director of the Company, made a loan of $50,000 with an annual interest rate of 10% to the Company in exchange for a promissory note issued by the Company and warrants to purchase 20,000 shares of the Company's common stock at a price of $0.10 per share. In September 1999, the indebtedness was reduced by $2,000 when Dr. Fishleder exercised warrants to purchase 20,000 shares of the Company's common stock at a price of $0.10 per share. The $48,000 loan balance was retired in February 2000 in exchange for 96,000 shares of common stock and warrants to purchase 24,000 shares of the Company's common stock at a price of $0.50 per share that were issued through the Company's private placement of securities.

         In February 2001, the Company made non-recourse loans totaling $65,500 to Dr. Fishleder to enable the exercise of options and warrants to purchase 145,000 shares of common stock. The loans bear an annual interest rate of 5.48%, are secured by the common stock acquired, and have maturities ranging from 2002 through 2006. In February 2002, Dr. Fishleder surrendered 25,000 shares of the Company's common stock as payment in full for loans in an aggregate principal amount of $12,500.

BENNETT S. RUBIN

         Mr. Rubin is the Company's Executive Vice President, Chief Operating Officer and Secretary. Mr. Rubin was elected a director of the Company on March 20, 2001. In February 2000, Mr. Rubin made a loan of $50,000 with an annual interest rate of 10% to the Company in exchange for a promissory note issued by the Company as well as options to purchase 25,000 shares of the Company's common stock at a price of $0.50 per share. In February 2000, the indebtedness was extinguished in exchange for 100,000 shares of the Company's common stock as well as warrants to purchase 25,000 shares of the Company's common stock at a price of $0.50 per share that were issued through the Company's private placement of securities.

         In November 2000, Mr. Rubin, his spouse, and a personal trust for the benefit of his family guaranteed a one-year $1,000,000 revolving line of credit extended to the Company by The Huntington National Bank. These guarantees were required by the lender and were in turn secured by the assets of the Company. In consideration for their guarantees, Mr. Rubin, his spouse and the trust were collectively granted 150,000 shares of the Company's common stock valued at $56,250 in the aggregate.

         In January 2001, the Company made non-recourse loans totaling $766,000 to Mr. Rubin and his spouse to enable the exercise of options and warrants to purchase 1,700,000 shares of the Company's common stock. The loans bear an annual interest rate of 5.78%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006. In December 2001, Mr. Rubin and his spouse surrendered 50,000 shares of the Company's common stock as payment in full for loans in an aggregate principal amount of $25,000. In February 2002, Mr. Rubin and his spouse surrendered 25,000 shares of the Company's common stock as payment in full for loans in an aggregate principal amount of $12,500.

         In June 2001, Mr. Rubin executed a bridge loan facility of $100,000 with the Company. In consideration for entering into this loan facility, Mr. Rubin was granted 45,000 shares of the Company's common stock valued at $9,450 in the aggregate.

         In June 2001, Mr. Rubin pledged 1,625,000 shares of the Company's common stock beneficially owned by him as security for performance of the Company's registration obligations under a Subscription Agreement dated June 11, 2001 with Laurus Master Fund, Ltd. In consideration for his pledge, Mr. Rubin was granted 166,052 shares of the Company's common stock valued at $36,697 in the aggregate.

         In April 2002, Mr. Rubin purchased 1,625,000 shares of common stock at a price of $0.0125 per share from the Company in a private placement of securities.

         In May 2002, the Company granted Mr. Rubin, his spouse, and a personal trust for the benefit of his family cash and common stock with a total value of $267,000 as compensation for the renewal of their personal guarantees as required by the lender of a $1,000,000 revolving line of credit extended to the Company by The Huntington National Bank. These personal guarantees are in turn secured by the assets of the Company. None of the common stock or the cash compensation has yet been paid because the Company presently lacks cash or a sufficient number of authorized but unissued or unreserved common shares with which to make payment. Subsequent to the stockholders approving an increase in authorized common shares or the Company securing sufficient cash to satisfy its obligations, the guarantors will select a date at which to issue and value the shares and fund the cash portion. The guarantors have the right to determine the proportion of stock and cash compensation to be paid.

INTERNATIONAL BIOSCIENCE CORPORATION

         In August 2000, as part of the settlement of the Company's litigation with IBC, Empyrean granted IBC 5,000,000 shares of the Company's common stock as well as an option to purchase 2,226,000 shares of the Company's common stock. The options have an exercise price of $0.83 per share and have all vested based upon IBC's completion of critical strategic initiatives.

                         SHARES ELIGIBLE FOR FUTURE SALE


         SHARES OUTSTANDING AND FREELY TRADABLE AFTER OFFERING. Upon completion of this offering, we will have approximately 83,541,376 shares of common stock outstanding, assuming the issuance of common stock being registered for the conversion of convertible notes and debentures and the exercise of warrants and options held by the selling stockholders. The shares to be sold by the selling stockholders in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         RULE 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 835,414 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

            EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

         HOW TO OBTAIN MORE INFORMATION ABOUT EMPYREAN BIOSCIENCE, INC.

            We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional office located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

       We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by its selling stockholders. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling stockholders, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                  LEGAL MATTERS

            The validity of the common stock offered hereby will be passed upon for us by Benesch, Friedlander, Coplan & Aronoff LLP, Cleveland, Ohio.

                                     EXPERTS

         Grant Thornton LLP, independent certified public accountants, have audited our financial statements as of December 31, 2001 and 2000, and for the years then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Registration Statement. These financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE

Report of Independent Certified Public Accountants.....................   F-2

FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 2001 AND 2000

   Balance Sheets......................................................   F-3

   Statements of Operations............................................   F-4

   Statement of Stockholders' Equity (Deficit).........................   F-5

   Statements of Cash Flows............................................   F-6

   Notes to Financial Statements.......................................   F-7

FINANCIAL STATEMENTS FOR THE THREE
MONTH PERIOD ENDED MARCH 31, 2002

   Condensed Balance Sheets............................................   F-22

   Condensed Statements of Operations..................................   F-23

   Condensed Statement of Stockholders' Equity (Deficit)...............   F-24

   Condensed Statements of Cash Flows..................................   F-25

   Notes to Financial Statements.......................................   F-26

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


BOARD OF DIRECTORS AND STOCKHOLDERS
EMPYREAN BIOSCIENCE, INC.

We have audited the accompanying balance sheets of Empyrean Bioscience, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empyrean Bioscience, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Empyrean Bioscience, Inc. will continue as a going concern. As shown in the financial statements, Empyrean Bioscience, Inc. incurred a net loss of $3,839,000 during the year ended December 31, 2001 and, as of that date, Empyrean Bioscience, Inc. has a deficit in stockholders' equity of $3,246,000. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about Empyrean Bioscience, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              /s/ GRANT THORNTON LLP


Cleveland, Ohio
April 9, 2002

                            EMPYREAN BIOSCIENCE, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                          DECEMBER 31,
                                                                             -------------------------------------
                                                                                    2001                2000
                                                                             -----------------    ----------------
                                  ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                   $      106           $       34
   Accounts receivable, net of reserves of $23 in 2001 and $0 in 2000                  77                   76
   Prepaid expenses and other                                                          24                  175
   Inventory, net of reserves of $51 in 2001 and $87 in 2000                          173                  235
                                                                             ------------         ------------

        Total current assets                                                          380                  520

LONG-TERM ASSETS:
Long-term deferred financing costs                                                    149                    -
Equipment                                                                              17                   29
                                                                             ------------         ------------

        Total assets                                                           $      546           $      549
                                                                               ==========           ==========

                   LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable                                                            $      767           $    1,273
   Accrued compensation                                                               516                  328
   Accrued sales promotion and advertising                                             33                  177
   Other accrued liabilities                                                           84                   75
   Deferred revenue                                                                     -                  100
   Short-term debt                                                                  1,250                  424
                                                                             ------------         ------------

        Total current liabilities                                                   2,650                2,377

LONG-TERM LIABILITIES:
   Convertible notes and debentures, net of original issue discount
   of $49                                                                           1,142                    -

STOCKHOLDERS' EQUITY (DEFICIT):
   Par value of common stock, authorized 90,000,000 shares, $.0001 par value;
      issued and outstanding (2001: 57,054,402; 2000: 43,282,986)                       6                    4
   Paid-in capital in excess of par value                                          34,437               29,782
   Notes receivable from officers and directors                                    (2,235)                   -
   Accumulated deficit                                                            (35,454)             (31,614)
                                                                             ------------         ------------

        Total stockholders' deficit                                                (3,246)              (1,828)
                                                                             ------------         ------------

        Total liabilities and stockholders' deficit                            $      546           $      549
                                                                               ==========           ==========


                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                      YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                         2001            2000
                                                   ------------    -----------

Net revenues                                       $      757        $    580
Cost of sales                                             415             398
                                                   ----------      ----------

        Gross profit                                      342             182

Selling, general and administrative                     3,006           3,085
Royalty expense                                           170              80
Restructuring                                               -             (59)
Litigation settlement                                    (371)          5,457
                                                   -----------     ----------

        Operating expenses                              2,805           8,563
                                                   ----------      ----------

        Loss from operations                           (2,463)         (8,381)

Interest expense                                       (1,395)            (90)
Other, net                                                 19              12
                                                   ----------      ----------
        Other income - (expense)                       (1,376)            (78)
                                                   ----------      ----------

        Net loss                                   $   (3,839)       $ (8,459)
                                                   ==========      ==========

Basic and diluted loss per share                   $    (0.08)       $  (0.22)
                                                   ===========     ===========

Weighted average number of shares outstanding          50,601          37,702
                                                   ==========      ==========


                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                 NOTES
                                                                  PAID-IN       RECEIVABLE
                                            COMMON STOCK         CAPITAL IN       FROM
                                       ------------------------  EXCESS OF      OFFICERS/       ACCUMULATED
                                        SHARES     PAR VALUE     PAR VALUE      DIRECTORS         DEFICIT          TOTAL
                                        ------     ---------     ---------      ---------         -------          -----
Balances, January 1, 2000                31,522       $   3        $21,491        $    -          $(23,156)       $ (1,662)

Common stock issued for cash              3,029           -          1,502             -                  -           1,502
Stock options and warrants                  740           -            405             -                  -             405
   exercised for cash
Common stock issued for royalties         1,782           -            760             -                  -             760
   and trade payables
Common stock issued for debt and          1,210           -            542             -                  -             542
   services
Common stock issued for                   5,000           1          3,299             -                  -           3,300
   litigation settlement
Fair value of options granted for             -           -          1,595             -                  -           1,595
   litigation settlement
Fair value of option and warrant              -           -            188             -                  -             188
   grants                                     -           -              -             -            (8,459)         (8,459)
                                      ---------   ---------      ---------     ---------         ----------      ----------
Net loss

Balances, December 31, 2000              43,283       $   4        $29,782         $   -          $(31,614)       $ (1,828)

Common stock issued for cash                169           -             61             -                  -              61
Stock options and warrants                4,845           1          2,385       (2,344)                  -              42
   exercised with notes
Cancellation of shares and notes          (219)           -          (109)           109                  -               -
Common stock issued for services          1,678           -            450             -                  -             450
Common stock issued upon
   conversion of principal and
   interest of convertible notes          6,763           1            634             -                  -             635
   and debentures
Fair value of option and warrant              -           -            319             -                  -             319
   grants
Common stock issued for trade               335           -             75             -                  -              75
   payables
Common stock issued for                     200           -             50             -                  -              50
   litigation settlement
Intrinsic value of conversion
   options in convertible notes               -           -            790             -                  -             790
   and debentures issued
Net loss                                      -           -              -             -            (3,839)         (3,839)
                                      ---------   ---------      ---------     ---------         ----------      ----------

Balances, December 31, 2001              57,054       $   6        $34,437      $(2,235)          $(35,454)        $(3,246)
                                      =========   =========      =========     =========         ==========      ==========

                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------
                                                                               2001               2000
                                                                          ---------------    ---------------
Cash flows from operating activities:
   Net loss                                                                 $  (3,839)         $  (8,459)
     Adjustments to reconcile net loss to net cash used in
      operating activities
        Depreciation                                                               12                 12
        Options and warrants issued for services                                  210                188
        Intrinsic value of conversion options in convertible debt
           issued                                                                 790                  -
        Amortization of deferred financing costs and original issue
        discount                                                                  469                 21
        Issuance of common stock for litigation settlement                          -              3,300
        Options issued for litigation settlement                                    -              1,595
        Gain on litigation settlement                                            (371)                 -
        Issuance of common stock for services                                     237                 76
        Issuance of common stock for interest on convertible debt                  34                  -
        Exercise of options to purchase common stock by affiliates with
           loans from the Company at an interest rate less than market             42                  -
     Changes in operating assets and liabilities:
        Accounts receivable                                                        (1)               (69)
        Prepaid expenses and other                                                 (2)                24
        Inventory                                                                  62                 53
        Accounts payable and accrued liabilities                                   73                586
        Deferred revenue                                                         (100)                 -
                                                                          ------------       -----------

     Net cash used by operating activities                                     (2,384)            (2,673)
                                                                          ------------       -----------

Cash flows from investing activities:
        Proceeds from sales of fixed assets                                         -                  7
        Purchase of fixed assets                                                    -                (17)
                                                                          ------------       -----------

     Net cash used by investing activities                                          -                (10)
                                                                          ------------       -----------

Cash flows from financing activities:
        Issuance of common stock                                                   61              1,907
        Proceeds of short-term debt                                               826                674
        Payment of short-term debt                                                  -               (150)
        Net proceeds of convertible notes and debentures                        1,653                  -
        Payments of convertible notes and debentures                              (84)                 -
                                                                          ------------       -----------

     Net cash provided by financing activities                                  2,456              2,431
                                                                          ------------       -----------

Net increase (decrease) in cash and cash equivalents                               72               (252)

Cash and cash equivalents at beginning of period                                   34                286
                                                                          ------------       -----------

Cash and cash equivalents at end of period                                  $     106          $      34
                                                                          ============       ===========


                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Empyrean Bioscience, Inc. (the "Company"), previously known as Empyrean Diagnostics Ltd., was originally incorporated in Canada in 1986 under the name "Mr. Build Industries Inc." The Company became a Wyoming corporation during 1997. The Company distributed and marketed products designed to prevent infectious diseases through its wholly-owned subsidiary, Empyrean Diagnostics, Inc., until December 31, 2000, when Empyrean Diagnostics, Inc. was merged into the Company. The Company now distributes and markets the products directly.

         On March 20, 2001, the Company's stockholders approved a proposal to reincorporate into the State of Delaware by way of a merger of the existing Wyoming corporation into a newly formed, wholly-owned Delaware subsidiary corporation. The merger and reincorporation were completed on March 21, 2001. Neither the merger of Empyrean Diagnostics, Inc. into the Company nor the reincorporation into the State of Delaware affected the Company's operations or management.

         The Company's summary of significant accounting policies applied in the preparation of these financial statements follows:

         Financial Statement Presentation Changes

         Certain amounts for prior years have been reclassified to conform to the current year reporting presentation.

         Revenue Recognition

         The Company recognizes product sales upon shipment and when collectability of the amount is probable. Consignment sales revenue is recognized when payment is received from the customer. Revenue from distribution rights agreements is recognized when the Company has performed all of its obligations under the agreement and the fee has been received or collectability is probable. In 2001, the Company terminated a distribution rights agreement with a former distributor and recognized deferred distribution rights revenue of $100 upon the termination. No transactions for the sale or licensing of distribution rights are currently in process.

         The Company's product return policy requires either a negotiated return allowance that is applied as a percentage of all sales in lieu of actual returns, or written authorization from the Company. Where allowance agreements are in place, the allowance is recognized upon shipment. Where written authorization is required, returns are recorded on an actual basis due to their infrequency and immateriality.

         Cash Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

         Inventory

         Inventory is recorded at the lower of average cost or market. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to their net realizable value.

         Equipment

         Equipment is stated at cost. Depreciation is provided from the dates the assets are placed in service using the straight-line method, based on the estimated useful lives of the assets (office and computer equipment, 3 - 5 years).

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Advertising

         The Company recognizes advertising expenses as they are incurred.

         Income Taxes

         The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

         Earnings (Loss) Per Share

         Loss per share has been calculated using the weighted average number of shares outstanding. A total of 29,497 and 13,062 options, warrants and shares issuable upon the conversion of debt for 2001 and 2000, respectively, have been excluded from the calculation of loss per share as their inclusion would be anti-dilutive.

         Stock-Based Compensation

         The Company accounts for stock-based compensation to employees and members of the board of directors using the intrinsic value method in accordance with the APB No. 25, "Accounting for Stock Issued to Employees." Stock-based compensation to consultants and others are accounted for using the fair value method of SFAS No. 123 "Stock-based Compensation."

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instruments. These instruments consist of cash, cash equivalents, accounts receivable, accounts payable and short-term debt. The balance sheet carrying amounts of these instruments approximate the estimated fair values based on the short-term nature of such instruments.

         Convertible notes and debentures are carried at values that approximate their fair values because substantially all of these obligations have interest rates equivalent to those currently prevailing for financial instruments with similar characteristics.

         Segment Reporting

         The Company's business is currently conducted in a single operating segment. In the future, the Company expects to operate in several segments based on the type of customer such as commercial, institutional and retail. The Company's chief operating decision maker is the Chief Executive Officer who reviews a single set of financial data that encompasses the Company's entire operation for the purpose of making operating decisions and assessing performance.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 2 - GOING CONCERN

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years and has deficits in both working capital and stockholders' equity.

         As a result, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         The Company does not have existing capital resources or credit lines available that are sufficient to fund its operations and capital requirements as presently planned over the next twelve months. In November 2000, the Company entered into a one-year, $1,000 revolving line of credit from a bank, secured by the guarantees of several officers and directors and their spouses, which in turn are guaranteed by the assets of the Company. In December 2001 and April 2002, this line of credit was renewed for additional terms, with the April 2002 renewal being for a term of nine months.

         In March 2001, the Company obtained an additional 120-day, $250 line of credit from a bank, secured by the guarantee of a director and a company wholly-owned by the director. This line of credit has been renewed several times, with the most recent renewal in April 2002 for an additional nine-month term.

         The Company is actively pursuing additional funds through the issuance of either debt or equity instruments. However, such funds may not be available on favorable terms or at all. In addition, the Company's ability to secure new equity financing is limited by an absence of authorized shares of common stock available for issuance. Stockholder approval to increase the number of authorized shares of common stock is required before any new equity financing can be raised. Given the generally difficult economic climate and the Company's history of losses, management believes that raising the additional equity or debt financing needed to fund ongoing operations will be difficult. The Company has engaged Gruntal & Co. LLC, an investment banking firm, to assist in pursuing a merger, strategic partnership, acquisition or a sale of a portion of all of the Company. Absent these alternatives or an infusion of working capital, it is unlikely that the Company will be able to continue its business.


NOTE 3 - EQUIPMENT

         Equipment is comprised of the following as of December 31:

                                                  2001              2000
                                               ------------      ------------
Office equipment and furniture                   $    65           $    66
Accumulated depreciation                             (48)              (37)
                                               ---------         ---------
                                                 $    17           $    29
                                                 =======           =======

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 4 - DISTRIBUTION AGREEMENT

         In May 1999, the Company executed a distribution agreement with Durstrand International Limited ("Durstrand") granting Durstrand the exclusive right to distribute the Company's licensed products in certain Southeast Asian markets. Durstrand paid a non-refundable fee of $600 for these rights of which $100 was deferred pending shipment of product to Durstrand. The Company recognized $500 of the fee paid as revenue in quarter ended June 30, 1999, as the Company had performed all of its obligations under the agreement. No royalties were payable to IBC as a result of this agreement.

         The agreement with Durstrand required Durstrand to purchase a minimum amount of product in each year of the contract to maintain its exclusive rights. The $100 of deferred revenue was to be applied to minimum annual purchases of $400 required in the contract year ended April 28, 2000. There have been no purchases to date. As a result of Durstrand not satisfying the minimum purchase requirement, the Company served notice in October 2000 of its intent to revoke Durstrand's exclusivity in the defined territory if Durstrand did not purchase at least $200 of product within 60 days. Since no effort was made by Durstrand to cure, in January 2001 the Company served notice that Durstrand's rights were no longer exclusive. In April 2001, Durstrand was given 60-day notice of termination for cause and as a result, the distribution agreement with Durstrand was terminated. The $100 of deferred revenue was recognized upon the termination of the agreement in the quarter ended June 30, 2001.

NOTE 5 - SHORT-TERM DEBT

         In February 2000, the Company entered into promissory note agreements in the aggregate amount of $250 with various officers and directors. The promissory notes were due and payable nine months from the loan date and had a fixed interest rate of 10%, payable monthly. The Company also issued 125 options to purchase common stock to the promissory note holders, exercisable for ten years expiring January 31, 2010 at an exercise price of $0.50 per share. The fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model to be $60 and was recorded as interest expense. On February 23, 2000, promissory notes in the amount of $100 were converted into 200 shares of common stock in conjunction with the Company's private placement of securities. The remaining promissory note of $150 was paid in full in March 2000. No promissory notes were due and payable as of December 31, 2001.

         In November 2000, the Company entered into a one-year, $1,000 revolving line of credit with a bank, secured by the guarantees of several officers and directors of the Company and their spouses, which in turn are secured by the assets of the Company. In return for their guarantees, the Company granted these officers and directors, collectively, 450 shares of the Company's common stock with a fair value of $169, which was amortized over the term of the loan agreement. In December 2001, this line of credit and the guarantees were renewed for additional three-month terms, and in April 2002, this line of credit and the guarantees were renewed for additional nine-month terms. As consideration for the extension of the guarantees, the Company will award the guarantors an as yet undetermined amount of stock and/or cash compensation, which will be amortized over the remaining term of the loan agreement. Borrowings under the line of credit bear interest at a rate equal the bank's prime rate plus 1/2%. As of December 31, 2001, borrowings of $1,000 were outstanding under the line of credit and the applicable interest rate was 5.25%.

         In March 2001, the Company obtained an additional 120-day, $250 line of credit from a bank, secured by the guarantees of a Company director and a company wholly-owned by the director. As consideration for the guarantees, the Company granted the director's wholly-owned company 113 shares of the Company's common stock with a fair value of $39, which was amortized over the term of the loan agreement. In July 2001, September 2001, December 2001, and April 2002, this bank line of credit and the guarantees were extended for additional terms with the April 2002 extension being for a nine-month term. As consideration for the extension of the guarantees in July 2001, the Company granted the director's wholly-owned company 56 shares of the Company's common stock with a fair value of $13, which was amortized over the term of the loan agreement. As consideration for subsequent extensions of the guarantees, the Company will award the guarantors an as yet undetermined amount of stock and/or cash compensation, which will be amortized over the remaining term of the loan agreement. Borrowings under the line of credit bear interest at a rate

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 5 - SHORT-TERM DEBT (CONTINUED)

         equal to the bank's prime rate plus 1%. As of December 31, 2001, borrowings of $250 were outstanding under this line of credit and the applicable interest rate was 5.75%.

         In June 2001, the Company obtained 60-day bridge lines of credit totaling $300 from two officers and directors and a company wholly-owned by a third director. As consideration for the execution of the bridge loan facilities, the Company granted these officers and directors and the director's wholly-owned company an aggregate of 135 shares of the Company's common stock with a fair value of $30, which was amortized over the term of the loan facilities. The interest rate applicable to the bridge lines of credit was equal to the prime rate of a certain bank plus 3.5%. As of December 31, 2001, these bridge lines of credit had expired and no borrowings were outstanding.

NOTE 6 - CONVERTIBLE DEBT

         In April 2001, the Company issued convertible debentures in an aggregate principal amount of $40 to three unrelated investors. The debentures mature in April 2006 and bear interest at a 4% annual rate. At the Company's option, interest on the debentures is payable in cash or common stock at maturity and the debentures are redeemable at any time for 125% of the outstanding principal amount plus unpaid interest. At the option of the holders, the debentures are convertible into common stock at a conversion price equal to the lower of $0.434 or 80% of the average five lowest closing bid prices of the common stock for the twenty trading days immediately preceding the conversion date. In addition, the placement agent for the transaction received a warrant to purchase 8 shares of common stock at an exercise price of $0.468 with a fair value of $3. Issuance expenses of $8 and the fair value of the warrant are being amortized over the term of the debentures. The intrinsic value of the embedded conversion option, valued at $18, was amortized over the three-month period prior to the date that the debentures were first exercisable. In the year ended December 31, 2001, 109 shares of common stock were issued upon the conversion of $8 of the principal of the note. At December 31, 2001, a principal amount of $32 was outstanding under the debentures, which was convertible into 556 shares of common stock.

         In June 2001, the Company issued a two-year, 8% $1,000 convertible note and a warrant to purchase 333 shares of common stock at an exercise price of $0.27 to an unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.1773 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. Two officers and directors of the Company and a company wholly-owned by a third director pledged their beneficially owned holdings of the Company's common stock as security for the Company's registration obligations under a subscription agreement with the investor (which registration obligations were subsequently fulfilled). As consideration for the pledge of their shares, the Company granted the officers and directors and the director's wholly-owned company an aggregate of 450 shares of the Company's common stock with a fair value of $99. The share grants and other issuance expenses totaling $218 and the fair value of the warrant of $71 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $425, was expensed in the quarter in which the note was issued. In the year ended December 31, 2001, 6,654 shares of common stock were issued upon the conversion of $593 of the principal and the payment of $34 of accrued interest on the note. At December 31, 2001, a principal amount of $407 was outstanding under the note, which was convertible into 6,778 shares of common stock.

         In August 2001, the Company issued a two-year, 8% $250 convertible note and a warrant to purchase 83 shares of common stock at an exercise price of $0.236 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.1573 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. Issuance expenses totaling $31 and the fair value of the warrant of $13 are being amortized over the term of the note. The intrinsic value of the embedded

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 6 - CONVERTIBLE DEBT (CONTINUED)

         conversion option, valued at $49, was expensed in the quarter ended September 30, 2001. At December 31, 2001, the note was convertible into 4,167 shares of common stock.

         In October 2001, the Company issued a two-year, 5% $250 convertible note and a warrant to purchase 83 shares of common stock at an exercise price of $0.123 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.08 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. We are also required to use the proceeds of our customer accounts receivable to repay the note. Issuance expenses totaling $29 and the fair value of the warrant of $8 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $86, was expensed in the quarter ended December 31, 2001. During the year ended December 31, 2001, the Company repaid a principal amount of $70 through the remittance of customer accounts receivable collected. At December 31, 2001, a principal amount of $180 was outstanding under the note, which was convertible into 2,993 shares of common stock.

         In November 2001, the Company issued a two-year, 5% $136 convertible note and a warrant to purchase 45 shares of common stock at an exercise price of $0.224 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0813 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. We are also required to use the proceeds of certain customer accounts receivable to repay the note. Issuance expenses totaling $16 and the fair value of the warrant of $7 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $155, was expensed in the quarter ended December 31, 2001. During the year ended December 31, 2001, the Company repaid a principal amount of $14 through the remittance of customer accounts receivable collected. At December 31, 2001, a principal amount of $122 was outstanding under the note, which was convertible into 2,044 shares of common stock.

         In December 2001, the Company issued a two-year, 5% $200 convertible note and a warrant to purchase 67 shares of common stock at an exercise price of $0.101 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0660 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. Issuance expenses totaling $22 and the fair value of the warrant of $5 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $57, was expensed in the quarter ended December 31, 2001. At December 31, 2001, a principal amount of $200 was outstanding under the note, which was convertible into 3,333 shares of common stock.

         The shares issuable upon the conversion of the notes and debentures were not included in the computation of diluted loss per share for the periods presented because to do so would have been antidilutive.

NOTE 7 - STOCKHOLDERS' EQUITY

         The Company's authorized preferred stock consists of 10,000 shares, $0.0001 par value. No preferred stock has been issued.

         On February 23, 2000, the Company completed a private placement of 6,151 shares of common stock that generated gross proceeds of $3,076. Of this amount, cash proceeds of $750 and $1,452 were received in the fourth quarter of 1999 and the first quarter of 2000, respectively, and $874 resulted from the conversion of promissory notes and royalties payable to common stock.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


         NOTE 7 - STOCKHOLDERS' EQUITY (CONTINUED)

         The Company's 1998 Stock Plan, as amended by stockholder approval, provides that up to 8,000 stock options may be granted to employees, board members and persons providing services to the Company. At December 31, 2001, options to purchase approximately 1,694 shares of common stock were available for grant. The stock options generally expire ten years after the grant date. The stock options are exercisable during involvement with the Company and after involvement has ceased, if the Board of Directors so approve. The exercise price of the options is not less than the fair market value of the Company's stock on the date of the grant. Accordingly, no compensation cost has generally been recognized for grants from the plan to employees and directors. Had compensation cost for the option grants been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                      2001             2000
                                                   ------------     ------------
           Net loss
              As reported                          $  (3,839)       $  (8,459)
              Pro forma                               (4,799)          (8,703)

           Basic and diluted loss per share
              As reported                          $  (0.08)        $  (0.22)
              Pro forma                               (0.09)           (0.23)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: dividend yield of 0%; a risk-free interest rate of 4% in 2001 and 6% in 2000, expected lives of 2 years, and volatility of 150% in 200 and 119% in 2000.

         The Company's 1997 Stock Option Plan provided for up to 3,856 stock options to be granted to employees, board members and persons providing services to the Company. No options were issued under the plan subsequent to the adoption of the 1998 Stock Plan. Options granted under the plan remain outstanding according to their terms.

         In addition to the employee stock option plans, the Company may issue stock options to consultants and others for services. These options are accounted for using the fair value method of SFAS No. 123 "Stock-Based Compensation".

         A summary of the status of the Company's stock options as of December 31, 2001 and 2000, and changes during the years ended on those dates is presented below:

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 7 - STOCKHOLDERS' EQUITY (CONTINUED)

                                                       2001                              2000
                                           ------------------------------    ------------------------------
                                                              WEIGHTED                          WEIGHTED
                                                              AVERAGE                           AVERAGE
                                                              EXERCISE                          EXERCISE
                                              SHARES           PRICE            SHARES           PRICE
                                           -------------    -------------    -------------    -------------
Outstanding at beginning of year              9,574,000        $  0.63       6,633,000           $  0.66
Granted                                       3,038,000           0.40       3,430,000              0.74
Exercised                                    (3,921,000)          0.47        (285,000)             0.54
Expired                                      (1,565,000)          0.69        (204,000)             0.78
                                           ------------                      ---------

Outstanding at end of year                    7,126,000           0.61       9,574,000              0.63
                                           ============                      =========

Weighted-average fair value of
   options granted during the year                             $  0.30                           $  0.61

The following table summarizes information concerning options outstanding at December 31, 2001:

                                       OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                        --------------------------------------------------    --------------------------------
                                             WEIGHTED
                                             AVERAGE          WEIGHTED                            WEIGHTED
                                            REMAINING          AVERAGE                             AVERAGE
      EXERCISE              NUMBER         CONTRACTUAL        EXERCISE           NUMBER           EXERCISE
       PRICE             OUTSTANDING       LIFE (YEARS)         PRICE          EXERCISABLE          PRICE
---------------------   ---------------   ---------------   --------------    --------------    --------------
      $0.24 - 0.41        3,120,000            7.2            $  0.38            814,000          $  0.34
       0.45 - 0.66        1,080,000            3.5               0.58            903,000             0.57
       0.83 - 0.95        2,926,000            6.6               0.86          2,926,000             0.86
                          ---------                                            ---------
                          7,126,000                           $  0.61          4,643,000          $  0.71
                          =========                                            =========

     The Company generally has issued warrants for the purchase of common stock with the issuance of common stock for cash, except for shares issued upon exercise of options or warrants. The Company has also issued warrants in conjunction with issuances of convertible debt. The following table summarizes the warrant activity for the years then ended December 31, 2001 and 2000:

                                                                2001                                2000
                                                  ---------------------------------   ---------------------------------
                                                                       WEIGHTED                            WEIGHTED
                                                                        AVERAGE                             AVERAGE
                                                                       EXERCISE                            EXERCISE
                                                     WARRANTS            PRICE           WARRANTS            PRICE
                                                  ---------------    --------------   ----------------   --------------
Outstanding at beginning of year                      3,488,000         $  0.68           2,405,000         $ 0.67
   Issued                                               870,000            0.21           1,538,000           0.50
   Exercised                                           (924,000)           0.54            (455,000)          0.55
   Expired                                           (1,295,000)           0.94                   -               -
                                                  --------------                      -------------

Outstanding at end of year                            2,139,000         $  0.14           3,488,000         $ 0.68
                                                  =============                       =============

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 8 - INCOME TAXES

         Deferred tax assets consist of the following at December 31:

                                                       2001             2000
                                                  --------------   ------------
Net operating loss and tax credit carryforwards     $  13,551        $  11,711
Intangible asset - tax basis                               35              342
Other                                                      16               17
                                                  -----------      -----------
                                                       13,602           12,047
Less valuation allowance                              (13,602)         (12,047)
                                                  -----------      -----------
                                                    $       -        $       -
                                                  ===========      ===========

         The increase in the valuation allowance was $1,555 in 2001 and $3,319 in 2000.

         Cumulative net operating losses of approximately $34,498 in 2001 are being carried forward for Federal income tax purposes. The carryforwards expire in various years from 2007 - 2021. The utilization of the net operating losses may be subject to limitations contained in the Internal Revenue Code.

         The following is a reconciliation between the federal statutory rate and the Company's effective income tax rate:

                                                        2001           2000
                                                   ------------   ------------
Tax benefit at statutory federal income tax rate            34%            34%
State tax rate, net of federal benefit                       5              5
Change in valuation allowance                              (39)           (39)
                                                   -----------    -----------
Effective income tax rate                                    0%             0%
                                                   ===========    ===========


NOTE 9 - LEASES

         The Company conducts its business primarily in leased facilities. On February 1, 2000, the Company entered into a two-year commercial lease for 2,000 square feet at its current facility in Cleveland, Ohio. This lease was renewed for an additional one-year term in February 2002.

         The Company also leases certain office equipment.

         The schedule of minimum future rental payments under all operating leases follows:

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 9 - LEASES (CONTINUED)

                                       FUTURE
                                       MINIMUM
               YEAR ENDING             RENTAL
               DECEMBER 31,           PAYMENTS
            -------------------    ----------------
                   2002                     33
                   2003                     10
                   2004                      4
                   2005                      -
                   2006                      -
                                   -----------

                                       $    47
                                   ===========

         Total rent expense, net of sublease income received, was $35 and $33 for the years ended December 31, 2001 and 2000, respectively.


NOTE 10 - LICENSES AND ROYALTIES

         The Company entered into an agreement on August 9, 2000 with International Bioscience Corporation (IBC), whereby the Company obtained the exclusive marketing and distribution rights in the United States for a 10-year period to a microbicide formulation developed by IBC. The formulation prevents the transmission of infectious diseases through bodily contact. The license agreement provides for royalty payments equal to 5% of net sales of the licensed products in the United States with no annual minimum royalty payment. Rights to the IBC formulation in Brazil are retained by IBC. IBC will pay a royalty of 5% of net sales of the IBC products in Brazil to the Company. Rights to the IBC formulation outside of the United States and Brazil are licensed to a joint venture company owned 50/50 by Empyrean and IBC. No royalty payments are required to be paid by the joint venture to IBC or the Company under the terms of the joint venture agreement.

         The Company's license of the marketing and distribution rights to the IBC formulation is subject to litigation (see Note 16).

         In 1998, the Company obtained license distribution and manufacturing rights from third parties related to the IBC products. In consideration for these rights, the Company paid $50 in cash and issued 325 shares of common stock valued at $223. The Company is required to pay a royalty equal to 5% of the net revenues of certain products that contain the IBC formulation in lotion form or derivative hand or body lotion-type products.

         In 1999, the Company purchased the distribution rights from a third party to sell the IBC products in Canada. In consideration for these rights, the Company issued 100 shares of common stock valued at $70 and is required to pay a royalty equal to 5% of its net sales in Canada for certain products that contain the IBC formulation.

         On October 1, 1999, the Company entered into separate non-exclusive license agreements with Sunbeam Corporation and The Coleman Company, Inc. They allowed the Company to use the Sunbeam(TM) and

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 10 - LICENSES AND ROYALTIES (CONTINUED)

         Coleman(R) trademarks in connection with the sale and distribution, throughout the United States and Canada, of certain of its products, including our hand sanitizer and first aid antiseptic, sanitizing wet wipes, disinfectant surface spray and sanitizing baby wipes. The licenses were to expire on December 31, 2002 and could have been renewed until December 31, 2005 if the Company met the renewal terms under the agreement. For the period October 1, 1999 through December 31, 2000, the Company was required to pay royalties ranging from 5%-6% of net sales of licensed products sold subject to minimum royalty payments of $45. For the period January 1, 2001 through December 31, 2002 the Company was required to pay 7% of net sales subject to minimum royalties of $110 in 2001 and $220 in 2002.

         In April 2001, at the Company's request, the license agreement with Sunbeam was terminated effective December 31, 2000. The Company had made no product sales using the Sunbeam(TM) trademark since the acquisition of the licensing rights in October 1999. Concurrent with the termination of the license agreement with Sunbeam, the Company's license agreement with The Coleman Company, Inc., which is wholly-owned by Sunbeam Corporation, was amended to increase the annual minimum royalties related to the Company's use of the Coleman(R) trademark in the sale and distribution of its products to $110 and $220 in 2001 and 2002, respectively. No other terms of the agreement were amended. The minimum royalties under the amended license agreement with The Coleman Company, Inc. were equal to the combined minimum royalties under the original agreements with Sunbeam Corporation and The Coleman Company, Inc.

         In December 2001, the Company filed a complaint against The Coleman Company, Inc. in the United States District Court for the Northern District of Ohio, Eastern Division, to recover damages caused by Coleman's actions in disparaging the Company's business and tortiously interfering with its current and prospective business relationships and contracts. In its complaint, the Company alleges that Coleman has attempted to take business away from it by directly approaching its customers, making false statements about the Company and the status of its license, and offering to sell directly to those customers, bypassing the Company. In addition, the complaint alleges that Coleman and its agents have unreasonably delayed in providing approvals to the Company for packaging and labeling associated with the products for the 2002 sales program. In light of the damages the Company incurred as a result of Coleman's actions, the Company withheld the final payment of the annual minimum royalties for 2001. In response, Coleman served notice to the Company in January 2002 that the license agreement was being terminated as a result of failure to timely pay the annual minimum royalties. The Company has halted all sales of Coleman(R) branded products while litigation continues (see Note 16).


NOTE 11 - RELATED PARTY TRANSACTIONS

         The Company reimburses a company controlled by a current director who was appointed in August 1999 for expenses incurred on behalf of the Company principally for travel and travel-related expenses of Company directors and officers. The expenses eligible for reimbursement totaled $0 and $76 in 2001 and 2000, respectively.

         During 2001, the Company made non-recourse loans totaling $2,344 to six officers and directors for the exercise of options and warrants to purchase 4,845 shares of common stock. The loans bear interest at rates of 5.48% or 5.78%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006. During 2001, three officers and directors surrendered 219 shares of common stock in full satisfaction of maturing loans totaling $109 principal amount.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 12 - REVENUES

         Net revenues are comprised of the following for the year ending December 31:

                                                     2001           2000
                                               -----------    -----------
              Product sales                       $   657        $   580
              Distribution rights                     100              -
                                               ----------     ----------

              Net revenues                        $   757        $   580
                                               ==========     ==========


         Three customers comprised 53% of total product sales in the year ended December 31, 2001. One customer comprised 56% of total product sales in the year ended December 31, 2000.


NOTE 13 - RESTRUCTURING CHARGES

         The Company recorded a restructuring charge of $345 in 1999 consisting of involuntary termination benefits of $263 and other related reorganization costs of $82. This charge resulted from a business reorganization approved by the Board of Directors in December 1999 that included a facility closure, relocation of the corporate headquarters into a more cost effective location, severance costs for two Arizona based personnel and the write down of abandoned fixed assets to estimated fair value less cost to sell. As of December 31, 2000, reorganization costs of $286, constituting all the reorganization costs, had been paid and $59 of the charge was credited to income in 2000.


NOTE 14 - LITIGATION SETTLEMENT

         In April 2000, the Company filed suit in the U.S. District Court for the Southern District of Florida against IBC alleging breach and default on its exclusive license agreement with us. The Company announced the resolution of all legal disputes with IBC in August 2000. Under the terms of the settlement, Empyrean retains the rights to licensed products in the United States, IBC retains the rights to licensed products in Brazil, and a 50/50 joint venture company formed by Empyrean and IBC obtains rights to licensed products in the rest of the world. The Company intends to account for the joint venture under the equity method of accounting. Empyrean is obligated to use IBC's GEDA(R) trademark on all its products. IBC has the right to use Empyrean's Preventx(R) trademark on its products. In addition, the settlement includes a new product license agreement between Empyrean and IBC that increases the royalty rate from 2% of net sales to 5% of net sales in the United States beginning August 9, 2000 but eliminates the minimum royalties called for under the prior license agreement beginning January 1, 2000. Empyrean will also receive a 5% royalty on IBC's net sales in Brazil. Additionally, IBC has agreed to expend up to $10,000, if necessary, for future clinical trials for a microbicidal contraceptive gel and Empyrean has agreed to expend up to $10,000, if necessary, in the future to market the licensed products.

         In conjunction with this settlement, the Company issued 5,000 shares of common stock and granted 2,226 options to purchase common stock to IBC at an exercise price of $0.83 per share. The market value of the common stock issued was $3,300 and the fair value of the options on the date of grant equaled $1,417. In addition, the Company incurred $562 of legal and other expenses related to the suit and its settlement and awarded stock options with a fair value of $178 to a director for his role in negotiating the settlement.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 14 - LITIGATION SETTLEMENT (CONTINUED)

         These amounts, totaling $5,457, were expensed as litigation settlement expense. In addition, an accrual for minimum royalties to IBC of $358 that was established in the first and second quarters of 2000 was reversed in the third quarter as a result of the elimination of minimum royalties retroactive to January 1, 2000.

         The Company was a defendant in an action that was filed by Integrated Commercialization Solutions, Inc. ("ICS") on November 14, 2000 in the United States District Court, Central District of California, Southern Division. The action alleged that the Company breached a contract and sought damages of at least $445 plus interest and attorneys fees. During June 2001, the Company entered into a settlement agreement and mutual release with ICS and the Company agreed to pay ICS $24 in twelve equal monthly installments of $2 each plus 200 shares of Empyrean common stock valued at $50. A dismissal entry was filed with the court on June 22, 2001. The Company recognized a gain of $371 upon the settlement of the lawsuit at a cost lower than the amount accrued in the quarter ended June 30, 2001.


NOTE 15 - CASH FLOW STATEMENT

         During 2001, the Company entered into the following non-cash transactions:

         - The Company issued 1,677 shares of common stock, valued at $450, to various consultants, employees and other parties as compensation for services, loan and performance guarantees, and lines of credit provided to the Company.
         - The Company issued 6,763 shares of common stock to four investors upon the conversion of $601 of the principal of, and the payment of $34 of accrued interest on, convertible notes and debentures.
         - The Company granted options to purchase 482 shares of common stock, valued at $176, to various consultants and other parties in compensation for services provided to the Company and warrants to purchase 870 shares of common stock, valued at $142, to a lender and a placement agent in conjunction with the issuance of six convertible debt instruments and a consultant as compensation for services.
         - The Company issued 335 shares of common stock, valued at $75, to three vendors for the conversion of trade accounts payable to common stock.
         - The Company issued 200 shares of common stock, valued at $50, to a former vendor as part of the settlement of litigation.
         - The Company recognized $42 of expense related to the exercise of options to purchase common stock by two directors with loans from the Company at an interest rate less than a market rate.
         - The Company recognized $790 of interest expense related to the intrinsic value of conversion options embedded in six convertible debt instruments issued.

         During 2000, the Company entered into the following non-cash transactions:

         - The Company issued 5,000 shares of common stock, valued at $3,300, and granted 2,226 options to purchase common stock, valued at $1,417, to IBC in conjunction with the resolution of all legal claims between the two companies and the establishment of a new 50/50 joint venture by the two companies. The Company also granted 250 options to purchase common stock, valued at $178, to a director for his role in negotiating the settlement with IBC.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 15 - CASH FLOW STATEMENT (CONTINUED)

         - The Company issued 596 shares of common stock, valued at $298, to various parties for the conversion of promissory notes to common stock.
         - The Company issued 1,782 shares of common stock, valued at $760, to various parties for the conversion of royalties and trade accounts payable by the Company to common stock.
         - The Company issued 584 shares of common stock, valued at $244, and granted 408 options to purchase common stock, valued at $160, to various consultants and other parties in compensation for services and loan guarantees provided to the Company. An additional $28 of expense was incurred related to the modification of certain outstanding stock options.

NOTE 16 - LITIGATION

         The Company was the plaintiff in an action filed in the United States District Court, Southern District of Florida Case No. 00-8300. In this action in federal court, the Company brought suit against International Bioscience Corporation ("IBC") and two principals of IBC for fraud in the inducement, tortious interference with a business relationship and breach of contract in connection with the Company's original license from IBC of certain technology. On August 9, 2000, the Company entered into a settlement agreement with IBC. The case against IBC was settled by the filing of a Stipulation of Dismissal with the United States District Court on August 17, 2000.

         In this federal court action, a company called Optima Holding Co. Ltd. intervened, claiming that it had an exclusive prior right to use the same technology by virtue of a joint venture agreement entered into between IBC and Optima. Optima asserted claims against the Company for injunctive relief, conversion and tortious interference with a business relationship. On August 18, 2000, Optima, together with Mercury Technology Corp. (Delaware) and Mercury Technology Corp. (Bahamas) (collectively "Mercury") amended its original intervention complaint to add two counts of patent infringement against both the Company and IBC, alleging willful infringement of U.S. Patent Nos. 3,594,468 and 4,321,277. Empyrean and IBC each filed motions in the federal action seeking the dismissal of Mercury's patent infringement claims. Mercury dropped its claim of infringement of U.S. Patent No. 3,594,468. On April 4, 2001, the court issued a Final Order of Dismissal granting the motions of the Company and IBC to seek dismissal of the patent infringement claims and declining to exercise jurisdiction over the remaining state claims.

         The Company is also a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This state court action alleges that the Company tortiously interfered with Optima and Mercury's contractual relationship with IBC. Optima and Mercury claim that they had prior rights to the IBC formulation and products and that the Company induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against the Company. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with the Company. The state court action was informally abated while the parties pursued their remedies in the federal action. Since the federal court action has been dismissed, it is likely that the state court action will resume. If the Company is not successful in the state court action, it could lose the right to market, sell or manufacture its hand sanitizer and first-aid antiseptic lotion and towelette products and other products currently under development. Should any court judgment

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 16 - LITIGATION (CONTINUED)

         be entered precluding the Company's rights to the products, IBC has agreed as part of the overall litigation settlement to secure its obligations to the Company by granting it the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

         The Company was also a defendant in an action that was filed by Integrated Commercialization Solutions, Inc. ("ICS") on November 14, 2000 in the United States District Court, Central District of California, Southern Division. The action alleged that the Company breached a contract and sought damages of at least $445 plus interest and attorneys fees. During June 2001, the Company entered into a settlement agreement and mutual release with ICS and the Company agreed to pay ICS $24 in twelve equal monthly installments of $2 each plus 200 shares of Empyrean common stock valued at $50. A dismissal entry was filed with the court on June 22, 2001. The Company recognized a gain of $371 upon the settlement of the lawsuit at a cost lower than the amount accrued in the quarter ended June 30, 2001.

         The Company is also a defendant in an action that was filed by Kaye, Scholer LLP, the Company's former legal counsel, on October 24, 2001 in the Supreme Court of the State of New York, County of New York. The action alleges that the Company breached a contract and seeks damages of approximately $93 plus interest and attorneys fees. The Company believes the suit is without merit and is defending itself vigorously.

         The Company is the plaintiff in an action that was filed against The Coleman Company, Inc. on December 27, 2001 in the United States District Court, Northern District of Ohio, Eastern Division to recover damages in an unspecified amount caused by Coleman's actions in disparaging the Company's business and tortiously interfering with its current and prospective business relationships and contracts. In its complaint, the Company alleges that Coleman has attempted to take business away from the Company by directly approaching its customers, making false statements about it and the status of its license, and offering to sell directly to those customers, bypassing the Company. In addition, the complaint alleges that Coleman and its agents have unreasonably delayed in providing approvals to the Company for packaging and labeling associated with the products for the 2002 sales program. In light of the damages the Company incurred as a result of Coleman's actions, the Company withheld final payment of the annual minimum royalty for 2001. In response, Coleman served notice to the Company in January 2002 that the license agreement was being terminated and the Company has halted sales of Coleman(R) branded product. Coleman has filed a motion to dismiss the Company's complaint, which has not yet been ruled upon by the court. In addition, in March 2002, Coleman filed a complaint against the Company in District Court, The Eighteenth Judicial District, Sedgwick County, Kansas, Civil Department, seeking payment of the remaining annual minimum royalty for 2001 and claiming damage to its business relations resulting from alleged false and injurious statements made by the Company to others regarding Coleman.

                            EMPYREAN BIOSCIENCE, INC.

                            CONDENSED BALANCE SHEETS
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                           March 31,       December 31,
                                                                                              2002            2001
                                                                                       ----------------  ---------------
                                                                                          (unaudited)       (audited)
                                                 ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                          $            8   $           106
    Accounts receivable, net of reserves of $1 in 2002 and $23 in 2001                             18                77
    Prepaid expenses and other                                                                     21                24
    Inventory, net of reserves of $53 in 2002 and $51 in 2001                                      75               173
                                                                                       --------------   ---------------

       Total current assets                                                                       122               380

LONG-TERM ASSETS:
    Long-term deferred financing costs                                                            134               149
    Equipment                                                                                      14                17
                                                                                       --------------   ---------------

       Total assets                                                                    $          270   $           546
                                                                                       ==============   ===============

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
    Accounts payable                                                                   $          750   $           767
    Accrued compensation                                                                          697               516
    Accrued sales promotion and advertising                                                        67                67
    Accrued interest                                                                               24                 8
    Other accrued liabilities                                                                      68                42
    Short-term debt                                                                             1,238             1,250
                                                                                       --------------   ---------------

       Total current liabilities                                                                2,844             2,650

LONG-TERM LIABILITIES:
    Convertible notes and debentures, net of original issue discount of $36 in                  1,093             1,142
        2002 and $49 in 2001

STOCKHOLDERS' EQUITY (DEFICIT):
    Preferred stock, authorized 10,000,000 shares, $.0001 par value                                 -                 -
    Par value of common stock, authorized 90,000,000 shares, $.0001 par value;
       issued and outstanding (2002: 66,294,631; 2001: 57,054,402)                                  7                 6
    Paid-in capital in excess of par value                                                     34,597            34,437
    Notes receivable from officers and directors                                               (2,197)           (2,235)
    Accumulated deficit                                                                       (36,074)          (35,454)
                                                                                       ---------------- ---------------

        Total stockholders' deficit                                                            (3,667)           (3,246)
                                                                                       ---------------- ---------------

       Total liabilities and stockholders' deficit                                     $          270   $           546
                                                                                       ==============   ===============


                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)




                                                                       THREE MONTHS ENDED
                                                                MARCH 31,               MARCH 31,
                                                                  2002                    2001
                                                                ----------              ----------
Net revenues                                                    $        3              $      295
Cost of sales                                                           97                     155
                                                                ----------              ----------

   Gross profit                                                        (94)                    140

Selling, general and administrative                                    461                   1,171
                                                                ----------              ----------

   Loss from operations                                               (555)                 (1,031)

Interest expense                                                       (92)                    (66)
Interest income                                                          5                      11
Other, net                                                              22                     (11)
                                                                ----------              -----------

Other income (expense)                                                 (65)                    (66)
                                                                ----------              -----------

Net loss                                                        $     (620)             $   (1,097)
                                                                ==========              ==========

Basic and diluted loss per share                                $    (0.01)             $    (0.02)
                                                                ==========              ==========

Weighted average number of shares outstanding                       59,736                  46,990
                                                                ==========              ==========



                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

              CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                 NOTES
                                                                  PAID-IN       RECEIVABLE
                                            COMMON STOCK         CAPITAL IN       FROM
                                       ------------------------  EXCESS OF      OFFICERS/         ACCUMULATED
                                        SHARES     PAR VALUE     PAR VALUE      DIRECTORS           DEFICIT        TOTAL
                                        ------     ---------     ---------      ---------           -------        -----

Balances, January 1, 2002                57,054        $  6        $34,437        $(2,235)          $(35,454)     $(3,246)


Stock warrants exercised with cash          562           -             31               -                  -           31

Common stock issued upon                  8,692           1            131               -                  -          132
conversion of principal and
interest of convertible notes and
debentures

Fair value of option and warrant              -           -             20               -                  -           20
grants

Common stock issued for trade                61           -              1               -                  -            1
payables

Cancellation of shares and notes           (75)           -           (38)              38                  -            -

Intrinsic value of conversion                 -           -             15               -                  -           15
options in convertible notes and
debentures issued

Net loss                                      -           -              -               -              (620)        (620)
                                         ------        ----        -------        --------          ---------     --------

Balances, March 31, 2002                 66,294        $  7        $34,597        $(2,197)          $(36,074)     $(3,667)
                                         ======        ====        =======        ========          =========     ========



                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                          Three Months Ended
                                                                                  ----------------------------------
                                                                                      March 31,           March 31,
                                                                                        2002                2001
                                                                                   --------------    ---------------
Cash flows from operating activities:
    Net cash used by operating activities                                            $     (176)        $      (819)

Cash flows from financing activities:
    Issuance of common stock                                                                  -                  51
    Exercise of warrants for cash                                                            31                   -
    Proceeds of short-term debt                                                               -                 741
    Payments of short-term debt                                                             (12)                  -
    Net proceeds of convertible notes and debentures                                         65                   -
    Payments of convertible notes and debentures                                             (6)                  -
                                                                                     -----------        -----------

          Net cash provided by financing activities                                          78                 792
                                                                                     ----------         -----------

          Net increase (decrease) in cash and cash equivalents                              (98)                (27)

Cash and cash equivalents at beginning of period                                            106                  34
                                                                                     ----------         -----------

Cash and cash equivalents at end of period                                           $        8         $         7
                                                                                     ==========         ===========


                 See accompanying notes to financial statements

                            EMPYREAN BIOSCIENCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 1 - BASIS OF PRESENTATION

     The financial information included herein for the quarters ended March 31, 2002 and 2001, and the financial information as of March 31, 2002, is unaudited. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for interim financial information and the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. However, such information reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements and the notes thereto should be read in conjunction with the annual audited financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.


NOTE 2 - RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

     On January 1, 2002, the Company adopted the Emerging Issues Task Force Issue No. 00-25. Accordingly, retail discounting and certain sales incentives historically included in selling, general and administrative expenses are now included as reductions to net sales. Prior period amounts have been reclassified for comparative purposes. This change had no impact on the Company's net loss.


NOTE 3 - GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years and has deficits in both working capital and stockholders' equity.

     As a result, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     The Company does not have existing capital resources or credit lines available that are sufficient to fund its operations and capital requirements as presently planned over the next twelve months. In November 2000, the Company entered into a one-year, $1,000 revolving line of credit from a bank, secured by the guarantees of several officers and directors and their spouses, which guarantees in turn are secured by the assets of the Company. In December 2001 and April 2002, this line of credit was renewed for additional terms, with the April 2002 renewal being for a term of nine months.

     In March 2001, the Company obtained an additional 120-day, $250 line of credit from a bank, secured by the guarantee of a director and a company wholly-owned by the director. This line of credit has been renewed several times, with the most recent renewal in April 2002 for an additional nine-month term.

     The Company is actively pursuing additional funds through the issuance of either debt or equity instruments. However, such funds may not be available on favorable terms or at all. In addition, the Company's ability to secure new equity financing is limited by the absence of authorized shares of common stock available for issuance. Stockholder approval to increase the number of authorized shares of common stock is required before any new equity financing can be raised. Given the generally difficult economic climate and the Company's history of losses, management believes that raising

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 3 - GOING CONCERN (CONTINUED)

         the additional equity or debt financing needed to fund ongoing operations will be difficult. The Company has engaged an investment banking firm, Gruntal & Co. LLC, whose assets have been subsequently acquired by Ryan, Beck & Co., LLC, to assist in pursuing a merger, strategic partnership, acquisition or a sale of a portion or all of the Company. Absent these alternatives or an infusion of working capital, it is unlikely that the Company will be able to continue its business.

NOTE 4 - SHORT-TERM DEBT

         In November 2000, the Company entered into a one-year, $1,000 revolving line of credit with a bank, secured by the guarantees of several officers and directors of the Company and their spouses, which in turn are secured by the assets of the Company. In return for their guarantees, the Company granted these officers and directors, collectively, 450 shares of the Company's common stock with a fair value of $169, which was amortized over the term of the loan agreement. In December 2001, this line of credit and the guarantees were renewed for additional three-month terms, and in April 2002, this line of credit and the guarantees were renewed for additional nine-month terms. As consideration for the extension of the guarantees, in May 2002, the Company awarded the guarantors stock and cash compensation totaling $800, all of which remains unpaid, which will be amortized over the remaining term of the loan agreement. Borrowings under the line of credit bear interest at a rate equal to the bank's prime rate plus 1/2%. As of March 31, 2002, borrowings of $988 were outstanding under the line of credit and the applicable interest rate was 5.25%.

         In March 2001, the Company obtained an additional 120-day, $250 line of credit from a bank, secured by the guarantees of a Company director and a company wholly-owned by the director. As consideration for the guarantees, the Company granted the director's wholly-owned company 113 shares of the Company's common stock with a fair value of $39, which was amortized over the term of the loan agreement. In July 2001, September 2001, December 2001, and April 2002, this bank line of credit and the guarantees were extended for additional terms with the April 2002 extension being for a nine-month term. As consideration for the extension of the guarantees in July 2001, the Company granted the director's wholly-owned company 56 shares of the Company's common stock with a fair value of $13, which was amortized over the term of the loan agreement. As consideration for subsequent extensions of the guarantees, in May 2002, the Company awarded the guarantors stock and cash compensation totaling $200, all of which remains unpaid, which will be amortized over the remaining term of the loan agreement. Borrowings under the line of credit bear interest at a rate equal to the bank's prime rate plus 1%. As of March 31, 2002, borrowings of $250 were outstanding under this line of credit and the applicable interest rate was 5.75%.

NOTE 5 - CONVERTIBLE DEBT

         In April 2001, the Company issued convertible debentures in an aggregate principal amount of $40 to three unrelated investors. The debentures mature in April 2006 and bear interest at a 4% annual rate. At the Company's option, interest on the debentures is payable in cash or common stock at maturity and the debentures are redeemable at any time for 125% of the outstanding principal amount plus unpaid interest. At the option of the holders, the debentures are convertible into common stock at a conversion price equal to the lower of $0.434 or 80% of the average five lowest closing bid prices of the common stock for the twenty trading days immediately preceding the conversion date. In addition, the placement agent for the transaction received a warrant to purchase 8 shares of common stock at an exercise price of $0.468 with a fair value of $3. Issuance expenses of $8 and the fair value of the warrant are being amortized over the term of the debentures. The intrinsic value of the embedded conversion option, valued at $18, was amortized over the three-month period prior to the date that the debentures were first exercisable. In the quarter ended March 31, 2002, 466 shares of common stock were issued upon the conversion of $13 of the principal of the note. At March 31, 2002, a principal amount of $20 and accrued interest of $1 were outstanding under the debentures, which were convertible into 1,052 shares of common stock.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 5 - CONVERTIBLE DEBT (CONTINUED)

         In June 2001, the Company issued a two-year, 8% $1,000 convertible note and a warrant to purchase 333 shares of common stock at an exercise price of $0.27 to an unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.1773 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. In March 2002, in conjunction with the issuance of an additional convertible note, the conversion price on $29 of the principal amount of the Note and the exercise price of the warrant were reduced to $0.005. Two officers and directors of the Company and a company wholly-owned by a third director pledged their beneficially owned holdings of the Company's common stock as security for the Company's registration obligations under a subscription agreement with the investor (which registration obligations were subsequently fulfilled). As consideration for the pledge of their shares, the Company granted the officers and directors and one director's wholly-owned company an aggregate of 450 shares of the Company's common stock with a fair value of $99. The share grants and other issuance expenses totaling $218 and the fair value of the warrant of $71 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $425, was expensed in the quarter in which the note was issued. In the quarter ended March 31, 2002, 8,226 shares of common stock were issued upon the conversion of $118 of the principal and the payment of $1 of accrued interest on the note. The Company is presently unable to make cash interest payments and lacks an adequate number of authorized common shares to issue stock in payment of interest. As a result, the Company has not remitted the interest amount due as of March 31, 2002. At March 31, 2002, a principal amount of $289 and accrued interest of $6 were outstanding under the note, which were convertible into 14,518 shares of common stock.

         In August 2001, the Company issued a two-year, 8% $250 convertible note and a warrant to purchase 83 shares of common stock at an exercise price of $0.236 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.1573 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. Issuance expenses totaling $31 and the fair value of the warrant of $13 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $49, was expensed in the quarter ended September 30, 2001. The Company is presently unable to make cash interest payments and lacks an adequate number of authorized common shares to issue stock in payment of interest. As a result, the Company has not remitted the interest amount due as of March 31, 2002. At March 31, 2002, a principal amount of $250 and accrued interest of $12 were outstanding under this note, which were convertible into 12,687 shares of common stock.

         In October 2001, the Company issued a two-year, 5% $250 convertible note and a warrant to purchase 83 shares of common stock at an exercise price of $0.123 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.08 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. The Company is also required to use the proceeds of its customer accounts receivable to repay the note. In February 2002, the Company ceased remitting funds received from its customer accounts receivable and is presently not in compliance with that provision of the note. Issuance expenses totaling $29 and the fair value of the warrant of $8 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $86, was expensed in the quarter ended December 31, 2001. During the quarter ended March 31, 2002, the Company repaid a principal amount of $6 through the remittance of customer accounts receivable collected. The Company is presently unable to make cash interest payments and lacks an adequate number of authorized common shares to issue stock in payment of interest. As a result, the Company has not remitted the interest amount due as of March 31, 2002. At March 31, 2002, a principal amount of $174 and accrued interest of $1 were outstanding under the note, which were convertible into 8,658 shares of common stock.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 5 - CONVERTIBLE DEBT (CONTINUED)

         In November 2001, the Company issued a two-year, 5% $136 convertible note and a warrant to purchase 45 shares of common stock at an exercise price of $0.224 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0813 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. The Company is also required to use the proceeds of certain customer accounts receivable to repay the note. Issuance expenses totaling $16 and the fair value of the warrant of $7 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $155, was expensed in the quarter ended December 31, 2001. The Company is presently unable to make cash interest payments and lacks an adequate number of authorized common shares to issue stock in payment of interest. As a result, the Company has not remitted the interest amount due as of March 31, 2002. At March 31, 2002, a principal amount of $122 and accrued interest of $1 were outstanding under the note, which were convertible into 6,100 shares of common stock.

         In December 2001, the Company issued a two-year, 5% $200 convertible note and a warrant to purchase 67 shares of common stock at an exercise price of $0.101 to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0660 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. Issuance expenses totaling $22 and the fair value of the warrant of $5 are being amortized over the term of the note. The intrinsic value of the embedded conversion option, valued at $57, was expensed in the quarter ended December 31, 2001. The Company is presently unable to make cash interest payments and lacks an adequate number of authorized common shares to issue stock in payment of interest. As a result, the Company has not remitted the interest amount due as of March 31, 2002. At March 31, 2002, a principal amount of $200 and accrued interest of $3 were outstanding under the note, which were convertible into 10,007 shares of common stock.

         In March 2002, the Company issued a two-year, 5% $75 convertible note to the same unrelated investor. Interest on the note is payable quarterly in cash or common stock, at the option of the Company. At the option of the investor, the note is convertible into common stock at a conversion price equal to the lower of $0.0216 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. Issuance expenses totaling $10 and the intrinsic value of the embedded conversion option, valued at $15 are being amortized over the term of the note. The Company is presently unable to make cash interest payments and lacks an adequate number of authorized common shares to issue stock in payment of interest. As a result, the Company has not remitted the interest amount due as of March 31, 2002. At March 31, 2002, a principal amount of $75 and accrued interest of $0 were outstanding under the note, which were convertible into 3,702 shares of common stock.

         The Company presently does not have a sufficient number of authorized but unissued shares of common stock available to reserve for shares it may be required to issue upon the conversion of its outstanding convertible notes and debentures. In February and April 2002, the holder of six of the notes waived its requirement that the Company reserve from its authorized but unissued shares of common stock that number of shares which would be necessary to enable the holder to convert each of its notes at the then applicable conversion price and the warrants at their then applicable exercise price with the exception of those shares that are registered under the Company's Registration Statement on Form SB-2 which was declared effective July 3, 2001 but remain unissued. This waiver was granted solely for the purpose of permitting the Company to issue shares of stock to certain officers and directors to allow them to make further investments in the Company that will help the Company's cash situation. The waiver expires upon the earlier of (i) 90 days from the grant of the waiver, (ii) approval by the Company's stockholders of an increase in the number of authorized shares of common stock, or (iii) a reverse split of the Company's common stock, the effect of which (ii) or (iii) would permit the Company to reserve the required number of shares of common stock. At March 31, 2002, 56,299 shares of common stock issuable

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 5 - CONVERTIBLE DEBT (CONTINUED)

         upon the conversion of principal and interest on convertible notes and warrants were exempted from reservation by this waiver.

         The shares issuable upon the conversion of the notes and debentures were not included in the computation of diluted loss per share for the periods presented because to do so would have been antidilutive.

NOTE 6 - LEGAL PROCEEDINGS

         The Company is a defendant in an action that was filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 28, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This action alleges that the Company tortiously interfered with Optima and Mercury's contractual relationship with International Bioscience Corporation ("IBC"). Optima and Mercury claim that they had prior rights to the IBC formulation and products and that the Company induced IBC to breach that agreement. Optima and Mercury have requested an unspecified amount of damages against the Company. In two separate actions that have now been consolidated with the first action in the same court, IBC has requested a declaratory judgment that IBC properly terminated its development and distribution contract with Optima and Mercury, and IBC sued various individuals of Optima and/or Mercury for fraudulent inducement and civil theft. Optima and Mercury also seek injunctive relief to prevent IBC and its managers and directors from allowing IBC to have further dealings with the Company. If the Company is not successful in this action, it could lose the right to market, sell or manufacture its hand sanitizer and first-aid antiseptic lotion and towelette products and other products currently under development. Should any court judgment be entered precluding the Company's rights to the products, IBC has agreed to secure its obligations to the Company by granting it the highest priority perfected security interest IBC is permitted to assign in IBC's rights in commercializing the products in the United States.

         The Company is also a defendant in an action that was filed by Kaye, Scholer LLP, the Company's former legal counsel, on October 24, 2001 in the Supreme Court of the State of New York, County of New York. The action alleges that the Company breached a contract and seeks damages of approximately $93 plus interest and attorneys fees. The Company believes the suit is without merit and is defending itself vigorously.

         The Company is the plaintiff in an action that was filed against The Coleman Company, Inc. on December 27, 2001 in the United States District Court, Northern District of Ohio, Eastern Division to recover damages in an unspecified amount caused by Coleman's actions in disparaging the Company's business and tortiously interfering with its current and prospective business relationships and contracts. In its complaint, the Company alleges that Coleman has attempted to take business away from the Company by directly approaching its customers, making false statements about it and the status of its license, and offering to sell directly to those customers, bypassing the Company. In addition, the complaint alleges that Coleman and its agents have unreasonably delayed in providing approvals to the Company for packaging and labeling associated with the products for the 2002 sales program. In light of the damages the Company incurred as a result of Coleman's actions, the Company withheld the $80 final payment of the annual minimum royalty for 2001. In response, Coleman served notice to the Company in January 2002 that the license agreement was being terminated and the Company has halted sales of Coleman(R) branded product. Coleman also filed motions to dismiss the Company's complaint and in lieu of dismissal, to transfer the venue of the case to the North District of Kansas. In April 2002, the court refused to dismiss the case but granted the motion to transfer venue. In addition, in March 2002, Coleman filed a complaint against the Company in District Court, The Eighteenth Judicial District, Sedgwick County, Kansas, Civil Department, seeking payment of the remaining annual minimum royalty for 2001 and claiming damage to its business relations resulting from alleged false and injurious statements made by the Company to others regarding Coleman.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 7 - STOCKHOLDERS' EQUITY

         The Company's authorized preferred stock consists of 10,000 shares, $.0001 par value. No preferred stock has been issued.

         The Company has granted options to purchase common stock to employees, officers, directors, lenders, and persons providing services to the Company. The Company has also granted warrants to lenders, investors, and service providers. For options granted to non-employees, the Company recognizes consulting or interest expense equal to the fair value of the options. At March 31, 2002, 5,712 options and warrants were exercisable at a weighted average price of $0.52 per share.

         A summary of the status of stock options and warrants as of March 31, 2002, and changes during the three months ended on that date is presented below.

                                                         OPTIONS                               WARRANTS
                                             ---------------------------------    -----------------------------------
                                                                  WEIGHTED                               WEIGHTED
                                                                  AVERAGE                                 AVERAGE
                                                                  EXERCISE                               EXERCISE
                                                  NUMBER           PRICE                NUMBER             PRICE
                                                  ------           -----                ------             -----
Outstanding at January 1, 2002                       7,126          $  .61                 2,139            $  .14
     Granted                                           150             .05                   500               .03
     Exercised                                           -              -                   (562)              .05
     Expired                                        (1,589)            .66                (1,044)              .42
                                             --------------         ------        ---------------           ------
Outstanding at March 31, 2002                        5,687          $  .58                 1,033            $  .10
                                             =============          ======        ==============            ======

         Stock options and warrants were not included in the computation of diluted loss per share for the periods presented because to do so would have been antidilutive.

NOTE 8 - REVENUES

         Net revenues are comprised of the following:

                                                  Three months ended
                                         ---------------------------------
                                         March 31, 2002     March 31, 2001
                                         --------------     --------------
Product sales                                   3                  295
Distribution rights                             -                    -
                                            -----                -----
Net revenues                                    3                  295

NOTE 9 - LICENSES AND ROYALTIES

         The Company entered into an agreement on August 9, 2000 with International Bioscience Corporation (IBC), whereby the Company obtained the exclusive marketing and distribution rights in the United States for a 10-year period to a microbicide formulation developed by IBC. The formulation prevents the transmission of infectious diseases through bodily contact. The license agreement provides for royalty payments equal to 5% of net sales of the licensed products in the United States with no annual minimum royalty payment. Rights to the IBC formulation in Brazil are retained by IBC. IBC will pay a royalty of 5% of net sales of the IBC products in Brazil to the Company. Rights to the IBC formulation outside of the United States and Brazil are licensed to a joint venture company owned 50/50 by Empyrean and IBC. No royalty payments are required to be paid by the joint venture to IBC or the Company under the terms of the joint venture agreement.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 9 - LICENSES AND ROYALTIES (CONTINUED)

         The Company's license of the marketing and distribution rights to the IBC formulation is subject to litigation (see Note 6).

         In 1998, the Company obtained license distribution and manufacturing rights from third parties related to the IBC products. In consideration for these rights, the Company paid $50 in cash and issued 325 shares of common stock valued at $223. The Company is required to pay a royalty equal to 5% of the net revenues of certain products that contain the IBC formulation in lotion form or derivative hand or body lotion-type products.

         In 1999, the Company purchased the distribution rights from a third party to sell the IBC products in Canada. In consideration for these rights, the Company issued 100 shares of common stock valued at $70 and is required to pay a royalty equal to 5% of its net sales in Canada for certain products that contain the IBC formulation.

         On October 1, 1999, the Company entered into a non-exclusive license agreement with The Coleman Company, Inc. which allowed the Company to use the Coleman(R) trademark in connection with the sale and distribution, throughout the United States and Canada, of certain of its products, including its hand sanitizer and first aid antiseptic, sanitizing wet wipes, disinfectant surface spray and sanitizing baby wipes. The license was to expire on December 31, 2002 and could have been renewed until December 31, 2005 if the Company met the renewal terms under the agreement. For the period January 1, 2001 through December 31, 2002 the Company was required to pay 7% of net sales subject to minimum royalties of $110 in 2001 and $220 in 2002.

         In December 2001, the Company filed a complaint against The Coleman Company, Inc. in the United States District Court for the Northern District of Ohio, Eastern Division, to recover damages caused by Coleman's actions in disparaging the Company's business and tortiously interfering with its current and prospective business relationships and contracts. In April 2002, the court granted a motion by Coleman to transfer the case to the North District of Kansas. In its complaint, the Company alleges that Coleman has attempted to take business away from it by directly approaching its customers, making false statements about the Company and the status of its license, and offering to sell directly to those customers, bypassing the Company. In addition, the complaint alleges that Coleman and its agents have unreasonably delayed in providing approvals to the Company for packaging and labeling associated with the products for the 2002 sales program. In light of the damages the Company incurred as a result of Coleman's actions, the Company withheld the final $80 payment of the annual minimum royalties for 2001. In response, Coleman served notice to the Company in January 2002 that the license agreement was being terminated as a result of failure to timely pay the annual minimum royalties. The Company has halted all sales of Coleman(R) branded products while litigation continues (see Note 6).

NOTE 10 - CASH FLOW STATEMENT

         During the first three months of 2002, the Company entered into the following non-cash transactions:

         - The Company issued 8,692 shares of common stock to investors upon the conversion of $131 of the principal of, and $1 of accrued interest on, convertible notes and debentures.
         - The Company granted options and warrants to purchase 650 shares of common stock, valued at $20, to two consultants in compensation for services provided for the Company.
         - The Company issued 61 shares of common stock, valued at $1, to a vendor for the conversion of trade accounts payable to common stock.

                            EMPYREAN BIOSCIENCE, INC.

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


NOTE 11 - RELATED PARTY TRANSACTIONS

         During 2001, the Company made non-recourse loans totaling $2,344 to six officers and directors for the exercise of options and warrants to purchase 4,845 shares of common stock. The loans bear interest at rates of 5.48% or 5.78%, are secured by the common stock acquired, and have maturities ranging from December 2001 through February 2006. During 2001, three officers and directors surrendered 219 shares of common stock in full satisfaction of maturing loans totaling $109 principal amount. During the first quarter of 2002, three officers and directors surrendered 75 shares of common stock in full satisfaction of maturing loans totaling $38 principal amount.

===============================================================================






                              17,530,098 SHARES OF

                                  COMMON STOCK






                            EMPYREAN BIOSCIENCE, INC.





                                -----------------

                                   PROSPECTUS

                                -----------------












                         THE DATE OF THIS PROSPECTUS IS
                                  MAY 22, 2002



===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICER

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee.......................................$       20
     Accountants' fees and expenses.............................     4,000
     Legal fees.................................................     6,000
     Transfer agent's fees and expenses.........................       500
                                                                -----------
                        Total...................................   $10,520

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS FOR CASH

         We sold common stock for cash at the prices and during the periods provided as follows: during the first quarter of 1999, 360,000 shares at price of $0.50 per share and warrants to purchase 360,000 shares at an exercise price of $0.50 per share were issued to four purchasers; during the second quarter of 1999, 600,000 shares at a price of $0.50 per share and warrants to purchase 600,000 shares at an exercise price of $0.50 per share were issued to three purchasers; and during the fourth quarter of 1999, 1,500,000 shares at an exercise price of $0.50 per share were purchased by 12 purchasers. During the first quarter of 2000, 2,904,000 shares at a price of $0.50 per share were purchased by 18 purchasers. Purchasers of the 1,500,000 shares in the fourth quarter of 1999 and the 2,904,000 shares in the first quarter of 2000 are also entitled to warrants to purchase 1,101,000 shares at $0.50 per share for 24 months. In December 2001, the exercise price of the unexercised warrants in this series was temporarily reduced to $0.07 and the maturity date was extended to no earlier than January 15, 2002, the date the reduction in exercise price expired. During the fourth quarter of 2000, one purchaser bought 125,000 shares at a price of $0.40 per share. During the first quarter of 2001, one purchaser bought 125,000 shares at a price of $0.41 per share. During the third quarter of 2001, one purchaser bought 44,444 shares at a price of $0.225 per share. During the second quarter of 2002, three purchasers bought 4,285,000 shares at a price of $0.0125 per share.

         Of the above purchasers, approximately 11 invested in more than one of the above private placements. The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons, all of whom were business associates or vendors of Empyrean or its executive officers and directors, and transfers of the shares were restricted by Empyrean in accordance with the requirements of the Securities Act of 1933 (the "Securities Act"). All persons represented that they were accredited investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. Proceeds from the above sales of common stock were used for working capital, to retire outstanding indebtedness, and for general corporate purposes. All unregistered shares of common stock issued in the above transactions except the 4,285,000 shares issued in the second quarter of 2002 were registered through our Registration Statement on Form S-4, which was declared effective on January 31, 2001 and our Registration Statement on Form S-3, which was declared effective on August 27, 2001.

SALES OF DEBT AND WARRANTS FOR CASH

         Convertible debentures in an aggregate principal amount of $40,000 were issued to three investors in the second quarter of 2001. The debentures mature in April 2006 and bear interest at a 4% annual rate. The debentures are convertible into common stock at a conversion price equal to the lower of $0.434 or 80% of the average five lowest closing bid prices of the common stock for the twenty trading days immediately preceding the conversion date. In addition, the placement agent for the transaction received 8,000 warrants to purchase common stock at an exercise price of $0.468. The offering of the convertible debentures and warrants was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

         A convertible note in the aggregate principal amount of $1,000,000 was issued to Laurus Master Fund, Ltd. during the second quarter of 2001. The note matures in June 2003 and bears interest at an 8% annual rate. The note is convertible into common stock at a conversion price equal to the lower of $0.1773 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. In March 2002, in conjunction with the issuance of an additional convertible note, the conversion price on $29,315 of the principal amount of the Note was reduced to $0.005. In addition, Laurus received 333,333 warrants to purchase common stock at an exercise price of $0.27. In March 2002, in conjunction with the issuance of an additional convertible note, the exercise price of the warrant was reduced to $0.005. The offering of the convertible note and warrants was exempt from registration under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

         A convertible note in the aggregate principal amount of $250,000 was issued to Laurus Master Fund, Ltd. during the third quarter of 2001. The note matures in June 2003 and bears interest at an 8% annual rate. The note is convertible into common stock at a conversion price equal to the lower of $0.1573 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. In addition, Laurus received 83,333 warrants to purchase common stock at an exercise price of $0.236. The offering of the convertible note and warrants was exempt from registration under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

         Three convertible notes, in the aggregate principal amounts of $250,000, $136,000, and $200,000, respectively, were issued to Laurus Master Fund, Ltd. during the fourth quarter of 2001. The notes bear interest at an annual rate of 5% and mature in October, November, and December 2003, respectively. The notes are convertible into common stock at conversion prices equal to the lower of $0.0800, $0.0813, or $0.0660, respectively, or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. The notes maturing in October and November 2003 are also repayable with the proceeds of customer accounts receivable. In addition, Laurus received 83,333, 45,333, and 66,666 warrants to purchase common stock at exercise prices of $0.123, $0.224, and $0.101, respectively. The offerings of the convertible notes and warrants were exempt from registration under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

         A convertible note in the aggregate principal amount of $75,000 was issued to Laurus Master Fund, Ltd. during the first quarter of 2002. The note matures in March 2004 and bears interest at a 5% annual rate. The note is convertible into common stock at a conversion price equal to the lower of $0.0216 or 80% of the average of the three lowest closing prices of the common stock for the sixty trading days immediately preceding the conversion date. The offering of the convertible note was exempt from registration under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the security.

         Since 1999, convertible debentures, notes, and warrants have been converted into or exercised for an aggregate of 18,883,204 shares of common stock. As of May 7, 2002, we have convertible debt securities in an aggregate principal amount of $1,127,978 outstanding that are eligible for conversion into 124,122,914 shares of common stock. In addition, warrants to purchase 1,032,998 shares of our common stock are outstanding. 14,880,952 shares of our common stock issuable on conversion of the $1,000,000 convertible note and 333,333 share of our common stock issuable on exercise of the warrants to purchase common stock that were issued to Laurus Master Fund, Ltd. during the second quarter of 2001 were registered on our Registration Statement on Form SB-2, which was declared effective July 3, 2001. As of May 7, 2002, 672 of the registered shares underlying this note and 196,333 of the registered shares underlying these warrants remain unissued. 625,000 shares of our common stock issuable on conversion of the $40,000 convertible debentures and 8,000 warrants to purchase common stock that were issued to three purchasers and a placement agent during the second quarter of 2001 were registered on our Registration Statement on Form S-3, which was declared effective August 27, 2001. As of May 7, 2002, none of the registered shares underlying the debentures and all of the registered shares underlying the warrants remain unissued. No shares underlying the remaining five convertible notes have yet been registered with the SEC. On April 17, 2002, Laurus granted us a waiver of the requirement that we reserve from our authorized but unissued shares of common stock that number of shares which would be necessary to enable Laurus to convert each of its notes at the then applicable conversion price and the warrants at their then applicable exercise price except for those shares which are registered under our Registration Statement on Form SB-2 which was declared effective July 3, 2001 but remain unissued. This waiver was granted solely for the purpose of permitting us to issue shares of stock to certain Company officers and directors to allow them to make further investments in the Company that will help the Company's cash situation. The waiver expires upon the earlier of (i) 90 days from the date of grant of the waiver, (ii) approval by our stockholders of an increase in the number of authorized shares of common stock, or (iii) a reverse split of our common stock, the effect of which (ii) or (iii) would permit us to reserve the required number of shares of common stock.

OPTION GRANTS

         From 1999 through 2001, we granted options to purchase an aggregate of 10,917,082 shares of common stock at a weighted average exercise price of $0.53 per share to directors, executive officers, employees, advisors and consultants. The offer of these securities was deemed to be exempt from registration under the Securities Act under Rule 701 of Section 3(b) of the Securities Act and
Section 4(2) of the Securities Act. The options were granted under compensatory benefit plans and contracts relating to compensation. Options issued in the above transactions have been exercised for 4,121,875 shares. As of May 7, 2002, options to purchase 5,637,334 shares remain outstanding. The shares of our common stock underlying 5,487,334 of the outstanding options were registered on our Registration Statements on Form S-4, which was declared effective January 31, 2001, on Form S-8, which was filed and became effective on March 28, 2001, and Form S-3, which was declared effective August 27, 2001.

ISSUANCES OF STOCK FOR SERVICES OR IN SATISFACTION OF OBLIGATIONS

         In January and May 1999, we issued warrants to purchase 250,000 shares of common stock at $.01 per share and 500,000 shares of common stock at $0.50 per share to Uptic Investments Corp. ("Uptic"), a company wholly-owned by Lawrence D. Bain, now the Chairman of the Board of Directors of Empyrean, for financial advisory services and for Uptic's introductions of Empyrean to distributors and customers. Uptic exercised the warrants to purchase 250,000 shares of common stock at $.01 in August 1999 and exercised the warrants to purchase 500,000 shares of common stock at $0.50 in February 2001.

         In March 1999, in exchange for exclusive rights to licensed products in Canada, we issued 100,000 shares of common stock to Farida Darbar.

         In May 1999, in settlement for incurred and assumed debt in the amount of $49,230, we issued 71,660 shares of common stock to one of our creditors.

         In December 1999, we issued 675,000 shares of common stock and warrants to purchase 168,750 additional shares of common stock at $0.50 per share to Uptic and Richard C. Adamany and Bennett S. Rubin, officers and now directors of the Company, in satisfaction of $337,500 in aggregate notes payable indebtedness.

         In January 2000, we issued 50,000 shares of common stock valued at $25,000 to four outside directors of the Company as compensation for their services as board members in 1999.

         In February 2000, we issued 596,000 shares of common stock and warrants to purchase 149,000 additional shares of common stock at $0.50 per share to Messrs. Adamany and Rubin, Dr. Andrew J. Fishleder, a director of the Company, and two unaffiliated creditors, in satisfaction of $298,000 in aggregate notes payable indebtedness.

         In February 2000, we issued 476,050 shares of common stock and warrants to purchase an additional 119,012 shares of common stock at $0.50 per share to IBC in satisfaction of $238,025 of royalties payable. In December 2001, the exercise price of these warrants along with the other unexercised warrants in this series was reduced to $0.07 through January 15, 2002, when it returned to $0.50 per share.

         In February 2000, we issued 16,392 shares of common stock valued at $10,000 to four outside directors as compensation for their services as board members in the first quarter of 2000.

         In June 2000, we issued 21,190 shares of common stock valued at $12,500 to five outside directors as compensation for their services as board members in the second quarter of 2000.

         In August 2000, as part of the settlement of all outstanding legal claims between the two companies and the establishment of a joint venture company, we issued 5,000,000 shares of common stock, valued at $3,300,000, to IBC.

         In September 2000, we issued 20,481 shares of common stock valued at $14,500 to five outside directors as compensation for their service as board members in the third quarter of 2000.

         In November 2000, we issued 450,000 shares of common stock valued at $168,750 to Uptic and Messrs. Adamany and Rubin as consideration for their personal guarantees of a $1,000,000 line of credit extended to the Company by a bank.

         In December 2000, we issued 1,305,617 shares to four vendors to settle outstanding trade accounts payable in the amount of $522,247. Included in this amount is 113,247 shares issued to Uptic to settle $45,299 of trade accounts payable.

         In December 2000, we issued 53,647 shares of common stock valued at $13,500 to five outside directors as compensation for their service as board members in the fourth quarter of 2000.

         In January 2001, we issued 76,015 shares of common stock valued at $31,167 to five employees in lieu of cash payment of a portion of employment bonuses earned in 2000.

         In February 2001, we issued 284,746 shares of common stock valued at $111,051 to Douglas G. Furth as a retainer for consulting services.

         In February 2001, we issued 12,711 shares of common stock valued at $7,500 to three outside directors as compensation for their service as board members in the first quarter of 2001.

         In March 2001, we issued 112,500 shares of common stock valued at $39,375 to Uptic as consideration for the guarantee of a $250,000 line of credit extended to the Company by a bank.

         In March 2001, we issued 1,190 shares of common stock valued at $500 to an outside director as compensation for his service as a board committee member.

         In May 2001, we issued 27,265 shares of common stock valued at $7,156 to three outside directors as compensation for their service as board members in the second quarter of 2001.

         In June 2001, we issued 135,000 shares of common stock valued at $29,835 to Uptic and Messrs. Adamany and Rubin as consideration for the execution of a bridge loan facility by them to the Company totaling $300,000.

         In June 2001, we issued 450,000 shares of common stock valued at $99,450 to Uptic and Messrs. Adamany and Rubin as consideration for their pledges of shares of common stock of the Company beneficially owned by them to Laurus Master Fund, Ltd. as security for performance of the Company's registration obligations under a Subscription Agreement.

         In June 2001, we issued 200,000 shares of common stock valued at $50,000 to ICS as part of the settlement of litigation between the Company and ICS.

         In June 2001, we issued 320,000 shares of common stock valued at $72,000 to Investor Relations Group Inc. as compensation for services.

         In August 2001, we issued 19,295 shares of common stock valued at $4,631 to two outside directors as compensation for their service as board members in the third quarter of 2001.

         In August 2001, we issued 56,250 shares of common stock valued at $13,500 to Uptic as consideration for the guarantee of a $250,000 renewal line of credit extended to the Company by a bank.

         In August 2001, we issued 335,000 shares of common stock to three vendors in payment of outstanding trade accounts payable in the amount of $75,375.

         In October 2001, we issued 141,327 shares of common stock valued at $28,265 to Cale Orosz and Pin Point Marketing for consulting services provided.

         In October 2001, we issued 4,762 shares of common stock valued at $500 to an outside director as compensation for his service as a board committee member in the third quarter of 2001.

         In November 2001, we issued 36,397 shares of common stock valued at $5,475 to two outside directors as compensation for their service as board members in the fourth quarter of 2001.

         In March 2002, we issued 60,944 shares of common stock to one vendor in payment of outstanding trade payable indebtedness in the amount of $914.

         In April 2002, we issued 81,458 shares of common stock to one vendor in payment of outstanding trade payable indebtedness in the amount of $2,444.

         The above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were business associates of Empyrean or executive officers and/or directors of Empyrean, and transfer was restricted by Empyrean in accordance with the requirements of the Securities Act. All persons represented to Empyrean that they were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. 308,561 shares of common stock issued in the above transactions remain unregistered. All other unregistered shares of common stock outstanding were registered through our Registration Statements on Form S-4, which was declared effective on January 31, 2001, Form S-8, which was filed and declared effective on March 28, 2001, Form S-3, which was declared effective on August 27, 2001, and Form S-8, which was filed and declared effective on October 9, 2001.

     ITEM  27.  EXHIBITS

     INDEX TO EXHIBITS

                                                                                                                  PAGE
                                                                                                                  ----
3.1        Certificate of Incorporation of Empyrean. (1)

3.2        Bylaws of Empyrean. (1)

3.3        Plan of Merger dated March 20, 2001 between Empyrean Bioscience, Inc. (Wyoming) and Empyrean
           Bioscience, Inc. (Delaware). (2)

3.4        Plan of Merger dated December 31, 2000 between Empyrean and Empyrean Diagnostics, Inc. (2)

4.1        Form of  "Series K" Warrant Certificate dated March 17, 1999 between Empyrean and the Purchasers thereof. (3)

4.2        Warrant agreement with Uptic Investment Corp. dated May 5, 1999. (1)

4.3        Form of "Series L" Warrant Certificate, dated May 26, 1999, between Empyrean and the Purchasers thereof. (3)

4.4        Form of  "Series M" Warrant Certificate with dates ranging from December 1999 through February
           2000, between Empyrean and the Purchasers thereof. (1)

4.5        Certificate of Empyrean Common Stock. (4)

4.6        Form of Convertible Debenture dated April 26, 2001 by and among Empyrean and the Purchasers thereof. (5)

4.7        Warrant Agreement dated, April 3, 2001, between Empyrean and May Davis Group, Inc. (5)

4.8        Form of Convertible Note issued to Laurus Master Fund with dates ranging from June 11, 2001 through March 26, 2002. (5)

4.9        Form of Common Stock Purchase Warrant with dates ranging from June 11, 2001 through December 18,
           2001, between Empyrean and Laurus Master Fund, Ltd. (5)

4.10       Security Agreement by and among Empyrean, Richard C. Adamany, Bennett S. Rubin, Uptic Investment
           Corp. and Laurus Master Fund dated June 11, 2001. (5)

4.11       Indemnification Agreement by and among Empyrean, Richard C. Adamany, Bennett S. Rubin, and Uptic
           Investment Corp. dated June 11, 2001. (5)

4.12       Form of Warrant Certificate dated February 28, 2002 between Empyrean and the Holders thereof. (6)

5.1        Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.                                                107

9.1        Voting Agreement between Lawrence D. Bain and IBC dated August 9, 2000. (7)

10.1       Sub-license Agreement dated as of July 20, 1998 between Empyrean and Prevent-X, Inc. (3)

10.2       Agreement and Assignment of Distribution Rights, between GEDA International Marketing Co., Ltd.,
           Farida Darbar, Empyrean Diagnostics Inc., and Empyrean Diagnostics, Ltd., dated August 31, 1998.
           (3)

10.3       1998 Stock Option Plan and Form of Stock Option Agreement. (3)

10.4       Employment Agreement for Richard C. Adamany dated September 7, 1999. (3)

10.5       Employment Agreement for Bennett S. Rubin dated September 7, 1999. (3)

10.6       Employment Agreement for Brenda K. Brown dated July 9, 2001. (8)

10.7       First Amendment to Employment Agreement with Richard C. Adamany dated August 1, 2001. (9)

10.8       First Amendment to Employment Agreement with Bennett S. Rubin dated August 1, 2001. (9)

10.9       Second Amendment to Employment Agreement with Richard C. Adamany dated February 1, 2002. (6)

10.10      Second Amendment to Employment Agreement with Bennett S. Rubin dated February 1, 2002. (6)

10.11      First Amendment to Employment Agreement with Brenda K. Brown dated February 1, 2002. (6)

10.12      License Agreement between The Coleman Company, Inc. and Empyrean dated October 1, 1999.(10)

10.13      License Agreement between Sunbeam Corporation and Empyrean dated October 1, 1999.(10)

10.14      Letter dated April 26, 2001 terminating the License Agreement dated October 1, 1999 between
           Empyrean Bioscience, Inc. and Sunbeam Corporation.(11)

10.15      First Amendment to Empyrean Bioscience, Inc. License Agreement with The Coleman Company, Inc.
           dated April 20, 2001.(11)

10.16      Settlement Agreement between Empyrean and IBC dated August 9, 2000.(7)

10.17      Joint Venture Agreement between Empyrean and IBC dated August 9, 2000.(7)

10.18      IBC-Empyrean L.L.C. Operating Agreement dated August 9, 2000.(7)

10.19      Put Agreement between IBC and Empyrean dated August 9, 2000.(7)

10.20      Nonqualified Stock Option Agreement between Empyrean and IBC dated August 9, 2000.(7)

10.21      License Agreement from IBC to Empyrean dated August 9, 2000.(7)

10.22      Trademark License from IBC to Empyrean dated August 9, 2000.(7)

10.23      Trademark License from Empyrean to IBC-Empyrean L.L.C. dated August 9, 2000.(7)

10.24      Trademark License from Empyrean to IBC dated August 9, 2000.(7)

10.25      Restated Reimbursement and Security Agreement dated January 16, 2002 by and among Empyrean,
           Richard C. Adamany, Vicky L. Adamany, Bennett S. Rubin, Jill G. Okun, The Bennett S. Rubin Trust
           Under Trust Agreement dated November 2, 1994 Amended and Restated Under Declaration of Trust
           dated August 11, 2000, Lawrence D. Bain, Kathy Bain, and Uptic Investments Corp. (6)

10.26      Form of Subscription Agreement between Empyrean and Laurus Master Fund, Ltd. with dates ranging from June 11, 2001 through March 26, 2002.(5)

10.27      Corporate Finance Representation Agreement dated November 19, 2001 by and between Empyrean and
           Gruntal & Co. LLC. (6)

10.28      Promissory Note in the principal amount of $1,000,000 dated April 3, 2002 in favor of The
           Huntington National Bank. (12)

10.29      Promissory Note in the principal amount of $250,000 dated April 3, 2002 in favor of The
           Huntington National Bank. (12)

10.30      Letter dated April 10, 2002 between Laurus Master Fund, Ltd. and the Company waiving the requirement for the Company to reserve shares under the Subscription Agreements and Common Stock Purchase Warrants
           dated June 11, 2001, August 23, 2001, October 9, 2001, November 13, 2001, December 18, 2001, and March
           26, 2002 issued in favor of Laurus Master Fund, Ltd. (12)

23.1       Consent of Grant Thornton LLP, independent auditors                                                        108

23.2       Consent of Benesch, Friedlander, Coplan & Aronoff, LLP (included as part of its opinion filed as
           Exhibit 5.1 and incorporated herein by reference).

-----------------------
(1)      Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 3) filed on September 5, 2000
(2)      Incorporated by reference to the Company's Form 10-KSB filed on March 30, 2001
(3)      Incorporated by reference to the Company's Form 10-SB filed on October 27, 1999
(4)      Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 1) filed on October 1, 1999
(5)      Incorporated by reference to the Company's Registration Statement on Form SB-2 filed June 22, 2001
(6)      Incorporated by reference to the Company's Form 10-KSB filed on April 16, 2002
(7)      Incorporated by reference to the Company's current report filed on Form 8-K filed August 17, 2000
(8)      Incorporated by reference to the Company's Form 10-QSB filed on August 14, 2001
(9)      Incorporated by reference to the Company's Form 10-QSB filed on November 9, 2001
(10)     Incorporated by reference to the Company's Form 10-SB (Amendment No. 1) filed on November 16, 1999
(11)     Incorporated by reference to the Company's Form 10-QSB filed on May 14, 2001
(12)     Incorporated by reference to the Company's Form 10-QSB filed on May 10, 2002


ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) to include any additional or changed material information on the plan of distribution.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cleveland, Ohio on May 22, 2002.



EMPYREAN BIOSCIENCE, INC.


By /s/ Richard C. Adamany
----------------------------------------
Richard C. Adamany, President,
     Chief Executive Officer and Director

            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.



By /s/ Lawrence D. Bain                        Chairman of the Board                                   Date: May 22, 2002
------------------------------------------
Lawrence D. Bain


By /s/ Richard C. Adamany                      President, Chief Executive Officer and Director         Date: May 22, 2002
------------------------------------------
Richard C. Adamany


By /s/ Bennett S. Rubin                        Executive Vice President, Chief Operating               Date: May 22, 2002
------------------------------------------     Officer, Secretary and Director
Bennett S. Rubin

By /s/ Brenda K. Brown                         Vice President, Chief Financial Officer, and            Date: May 22, 2002
------------------------------------------     Principal Accounting Officer
Brenda K. Brown


By /s/ Robert G.J. Burg II                     Director                                                Date: May 22, 2002
------------------------------------------
Robert G.J. Burg II


By /s/ Michael J. Cicak                        Director                                                Date: May 22, 2002
------------------------------------------
Michael J. Cicak